As filed with the Securities and Exchange Commission on May 17, 2006
Registration Statement No. 333-132254

______________________________________________________________________________

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCIENTIGO, INC.
(Name of Small Business Issuer in its Charter)

Delaware	7372	59-3562953
(State or other Jurisdiction)	(Primary Standard Industrial Classification code Number)	(I.R.S. Employer Identification No.)

(Address and Telephone Number of Principal Executive Offices)
Clifford A. Clark
6701 Carmel Road, Suite 205
Charlotte, NC 28226
(704) 837-0500

(Name, Address, and Telephone Number of Agent for Service)

Copy to:

Gerald L. Baxter, Esq. Greenberg Traurig, LLP 3290 Northside Parkway NW Suite 400 Atlanta, Georgia 30327 (678) 553-2100

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box.  ☒

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)

Common Stock, $.001 Par Value Per Share (2)	21,985,897	$.90	$19,787,307.30	$2,117.24

Total	21,985,897	$.90	$19,787,307.30	$2,117.24

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) of the Securities Act of 1933 based on the average of the high and low sales prices of the Common Stock, as reported on the Over The Counter Bulletin Board on May 15, 2006. Registration fee previously paid.

(2)
Includes 9,226,754 shares currently held by selling stockholders, 8,631,882 shares issuable on the exercise of warrants to purchase Common Stock held by selling stockholders, 4,000,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock held by a selling stockholder, and 127,261 shares of Common Stock issuable upon conversion of 6.4% Senior Convertible Notes held by selling stockholders. In accordance with Rule 416 under the Securities Act of 1933, also includes an indeterminable number of shares that may become issuable by reason of stock splits, stock dividends, and similar transactions in accordance with the terms of the warrants, Series B Preferred Stock and 6.4% Senior Convertible Notes.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus (Subject to Completion)
Dated May__, 2006

21,985,897 Shares

Scientigo, Inc.

COMMON STOCK

This prospectus relates to 21,985,897 shares of Common Stock of Scientigo, Inc. that may be sold from time to time by the selling stockholders listed in this prospectus in the section entitled “Selling Stockholders.” We will not receive any proceeds from the sales by the selling stockholders, except for funds received from the exercise of warrants held by certain of the selling stockholders, if and when exercised. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

For a description of the plan of distribution of the Common Stock, please see “Plan of Distribution” on page ___ of this prospectus.

Our Common Stock is traded on the OTC Bulletin Board under the symbol “SCNG.OB.” On May __, 2006, the closing bid price for our Common Stock on the OTC Bulletin Board was $___ per share.

INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE  __ OF THIS PROSPECTUS.

_____________________________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May ___, 2006.

PROSPECTUS SUMMARY

Please read this prospectus carefully. It generally describes our business, financial condition and results of operations and the securities that are being offered by the selling stockholders named in this prospectus. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. You must not rely on any unauthorized information or representation. The selling stockholders are offering to sell shares of our Common Stock and seeking offers to buy shares of our Common Stock only under circumstances and in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front of the document, regardless of the time the prospectus is delivered or any Common Stock is sold.

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the Common Stock being sold in this offering, including “Risk Factors” and our financial statements and related notes, included elsewhere in this prospectus.

Scientigo

We are a knowledge management company specializing in solutions that are designed to enable businesses to efficiently store, categorize and retrieve information with state of the art speed and precision. We believe our products are advanced in the market in the areas of information capture, storage and retrieval. We have numerous elemental patents issued and pending in the field of Enterprise Content Management with the use of an artificial intelligence engine which is the basic building block of our platform.

In addition to these elemental patents, we own patents and patent-pending technologies that together comprise a suite of solutions that include software for next-generation search, intelligent document recognition, data capture, cleansing, mining, and integration. We have two subsidiaries, Convey Systems International, Inc., which is inactive, and Tigo Search, Inc., a majority-owned subsidiary that holds certain assets including the Find.com URL. See “ - Recent Developments,” below.

We have not yet generated any material revenues from the sale of our software products or from the sale, licensing or transfer of our intellectual property assets. In addition, we have generated substantial losses from operations. For the year ended August 31, 2005, we incurred $11.2 million in net losses. Accordingly, we continue to require significant cash resources to maintain normal operations and have incurred substantial losses during the last several years.  We are dependent upon raising additional capital to maintain normal business operations. This additional capital will likely dilute current investors, unless they participate in additional capital raises on a pro-rata basis, and we cannot be certain of our ability to raise material capital. On February 28, 2006, we did not have any available cash or cash equivalents to finance our operations. At May 10, 2006, we had approximately $280,000 of available cash. Certain of our executive officers have in the past made working capital advances to us. As of May 10, 2006, our officers have advanced approximately $95,000 to us for working capital. Additionally, certain of our officers have deferred salary in the aggregate gross amount of $150,000. Two executive officers have indicated that they are willing to consider advancing additional working capital to us if necessary to fund operations until additional capital is raised. However, these officers are not obligated to make such advances. We do not have sufficient capital to finance our business without raising additional capital immediately. We are actively seeking additional capital, but there is no assurance that we will be successful in raising such capital. If we cannot raise sufficient capital, we will be forced to take necessary action including seeking protection under the federal bankruptcy laws or ceasing business operations. See “Risk Factors” beginning on page ___ of this prospectus.

We may have violated the federal and state securities laws in connection with the offer and sale of the Notes and Warrants that we issued to investors from May to September in 2005, and with respect to 339,804 shares of our Common Stock that were issued upon the conversion of Notes and the exercise of Warrants by such investors. In June 2005, we began a prior exchange offer to our then existing holders of our Series A Convertible Preferred Stock. At approximately the same time, we began the offer of the Notes and Warrants, initially to the same group of existing investors. With respect to the exchange offer, we filed with the SEC a disclosure document that included both the issuer exchange offer and the offering information regarding the Notes and Warrants. In the course of the review of the filing by the staff of the SEC, we received comments that indicated the SEC’s concern that the filing of the disclosure document on the public EDGAR system constituted “general solicitation” in violation of the requirements of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Because such offer and sale may not have been exempt from the registration requirements under the Securities Act or the qualification requirements under securities laws of certain states, we may have violated Section 5 of the Securities Act and the state securities laws of the states of Alabama, Georgia, Maryland, Mississippi, New Jersey, North Carolina, Ohio, South Carolina, Utah and Virginia.

As a result of such potential violations, investors may have a rescission remedy entitling them to immediate repayment of their aggregate investment plus statutory interest and fines. If such claims were successfully asserted, our obligation to repay the Notes or A Notes exchanged for Notes in our exchange offer completed on March 30, 2006, under their current terms would terminate and would be converted into a short-term obligation to repay the amounts originally invested, plus statutory interest and potential fines which vary from state to state. These unasserted claims will continue until the expiration of the applicable federal and state statute of limitations, which generally vary from one to three years from the date of sale. See “Risk Factors” beginning on page __ of this prospectus. Our obligation under these Notes and A Notes (which are currently due May 31, 2007) would therefore change from long-term indebtedness to current liabilities for financial reporting purposes. The aggregate amount of such unasserted claims is approximately $5.5 million plus any applicable statutory interest and fines.

In order to address this securities law compliance concern of the SEC staff, our Board of Directors considered making a rescission offer registered under the Securities Act to all holders of the Notes and Warrants to rescind the purchase of such securities and sell those securities back to us. However, after discussions with the staff of the SEC, we determined that we were unable to make a rescission offer because we lacked the funding necessary to consummate a rescission offer if more than a limited number of the holders of such securities accepted the rescission offer.

Our principal executive offices are located at 6701 Carmel Road, Suite 205, Charlotte, NC 28226. Our telephone number is (704) 837-0500.

Recent Developments

•
On May 12, 2006, Clifford A. Clark, our Chief Financial Officer, entered into an agreement with the Company pursuant to which he agreed, effective June 5, 2006, to resign as an officer, subject to standard review and rescission rights required under law. Pursuant to the agreement with the Company, Mr. Clark will be available to consult with the Company on financial matters and to provide help to his successor. Effective June 5, 2006, Dennis H. Bunt will become our new Chief Financial Officer. From 1992 until February 2006, Mr. Bunt was CFO at NASDAQ-listed Authentidate Holdings, Inc., a worldwide provider of secure enterprise workflow management solutions. Previously, he held other senior executive positions at The Michaels Group, the second largest home builder and developer in the state of New York; Mechanical Technology, Inc., a public company involved in manufacturing state-of-the-art test and measurement equipment; and General Electric Silicones Division, where as a Business Analyst, Mr. Bunt oversaw financial and business analysis for the $250 Million division. From 1976 through 1979, he served as a Senior Auditor with KPMG, LLC in Boston, MA. A graduate of Bentley College with a B.S. degree in Accounting, Mr. Bunt also earned an MBA from Babson College.

•
On April 20, 2006, we announced that we had signed a letter of intent to acquire an exclusive worldwide license to the next generation directory assistance technology platform owned and developed by Global Directory Solutions, LLC, a company founded and led by the team of an original computerized Directory Assistance system platform that has served as the telecommunications industry standard for the past three decades.

•
On February 28, 2006, we began an exchange offer (the “Exchange Offer”) to our existing holders of our 6.4% Senior Convertible Notes (the “Notes”) and Warrants to Purchase Common Stock (the “Warrants”) to exchange new notes and new warrants in exchange for their outstanding Notes and Warrants. The new notes and warrants have more favorable conversion rates and exercise terms than the currently outstanding Notes and Warrants. The Exchange Offer expired on March 30, 2006. Out of the $6,383,950 in face value of the Notes outstanding, the holders of $6,214,375 face value tendered their Notes for exchange, constituting 97.3% of the outstanding Notes. All tendered Notes were accepted by Scientigo and $4,971,500 face value of its 10% A Notes were issued in exchange. All of such 10% A Notes are convertible into shares of Scientigo Common Stock at $.90 face value per share until August 27, 2006, and mature on May 31, 2007. No B Notes were issued. Additionally, holders of 3,080,000 Warrants tendered their Warrants (97.3% of those outstanding) and received 3,623,558 A Warrants and 3,080,000 B Warrants in exchange. The A Warrants are exercisable at $.85 per share of Scientigo Common Stock until August 27, 2006, and the B Warrants are exercisable at $1.00 per share of Scientigo Common Stock beginning March 31, 2007, and ending June 30, 2010. For each A Warrant that is exercised by a holder, one B Warrant terminates. As of May 10, 2006, $3,951,498 face value of the 10% A Notes have been converted into 4,390,553 shares of Common Stock at the $0.90 per share conversion price. This conversion represents 80% of the 10% A Notes that were issued on March 30, 2006, in exchange for the Notes. As of May 10, 2006, 762,457 A Warrants have been exercised at the exercise price of $.85 per share and 762,457 shares of Common Stock have been issued.

•
In February 2006, we entered into a technology teaming agreement with Critical Technologies, Inc., a company specializing in electronic content management solutions. The collaboration between the companies is intended to join Critical Technologies’ transaction processing solution with Scientigo’s multi-patented intelligent document recognition and search solution to create new applications for some of Criticial’s over 250 customers in the financial, mortgage and compliance areas with a powerful information processing, management and retrieval solution.

•	We changed our name from Market Central, Inc. to Scientigo, Inc. in February 2006. We also changed our symbol from MKTE to SCNG on the Over-The-Counter Bulletin Board.

•
In January 2006, we entered into a joint development, sales and marketing agreement with FatWire Software, a leading provider of content management solutions for deploying Web sites and content-centric applications. Under the terms of the agreement, the companies will jointly integrate our patented tigo|search™ technology with FatWire’s flagship product, Content Server. In addition, the companies will jointly market, sell, and support the integrated solution to FatWire’s established base of over 450 customers.

•
In November 2005, we completed the acquisition of certain assets including the Find.com URL. The new Find.com will have operations and technology located and managed from our Charlotte, N.C. headquarters. As a result of this transaction, Find.com is owned by our majority-owned subsidiary, Tigo Search, Inc. We contributed a Tigo search license to the subsidiary, and paid the seller $250,000 in cash, a $100,00 promissory note, and 112,500 shares of our Common Stock, together with 49% ownership of the subsidiary, for contributing the Find.com URL and related assets. We also have an option to acquire the 49% of Tigo Search, Inc., owned by the seller for a combined value of $700,000 in cash and our Common Stock for six months from the date of the transaction. It is our current intent to exercise such option.

•
In November 2005, we entered into a license agreement with Continental DataGraphics (CDG), a Boeing Company, for the licensing of our `Tigo IDR' technology for intelligent document recognition. Under the terms of the agreement, CDG will utilize our intelligent document recognition technology to support their digital document and content management solutions, enabling CDG's Digital Document Solutions group to provide its clients with faster and more accurate automated document indexing and organization.

•	In August and September 2005, Thomas Gordy and James McGovern resigned as members of our Board of Directors, respectively.

•	In September 2005, Stuart J. Yarbrough was elected a member of our Board of Directors and Chairman of the Board.

•	In September 2005, Cynthia S. White was elected our Chief Operating Officer.

•
In September 2005, we entered into a Software Distribution Agreement with Ribstone Systems, Inc. for the distribution of our patented search, automated coding and indexing applications which will be integrated with Ribstone’s Canon Compatible (TM) document scanning and processing engine. Ribstone products are used in conjunction with most Canon imageRUNNER multifunction office copiers and may be purchased through the Canon USA reseller channel.

The Offering

Common Stock offered by selling stockholders	21,985,897 shares (1)

Common Stock outstanding	19,864,620 shares (2)

Use of Proceeds
We will not receive any proceeds from the Offering. We will, however, receive proceeds from the issuance of Common Stock to the extent warrants are exercised. Such proceeds, if any, will be used for working capital and for potential strategic acquisitions.

Risk Factors	See the “Risk Factors” section and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Common Stock.

OTCBB Symbol	Our Common Stock is traded on the OTC Bulletin Board under the symbol “SCNG.OB.”

(1)
Represents 9,226,754 shares currently held by selling stockholders, 8,631,882 shares issuable on the exercise of warrants to purchase Common Stock held by selling stockholders, 4,000,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock held by a selling stockholder and 127,261 shares of Common Stock issuable upon conversion of 6.4% Senior Convertible Notes held by selling stockholders.

(2)
The number of shares of our Common Stock outstanding as of May 10, 2006 excludes 8,631,882 shares issuable on the exercise of warrants to purchase Common Stock held by selling stockholders, 4,000,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock held by a selling stockholder and 127,261 shares of Common Stock issuable upon conversion of 6.4% Senior Convertible Notes held by selling stockholders, and 10,327,057 shares of our Common Stock issuable upon exercise of outstanding stock options and warrants.

SUMMARY CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of our Financial Statements, which are included in this prospectus. You should read the following data together with “Management’s Discussion and Analysis or Plan of Operation” section of this prospectus as well as with our Financial Statements and the notes therewith. The financial statements as of August 31, 2005 and 2004 and for the years then ended are based on our audited financial statements. The financial statements for the three months and six months ended February 28, 2006, and 2005 are unaudited.

Scientigo, Inc.
Condensed Consolidated Balance Sheet
	Unaudited
	February 28, 2006	August 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents		$2,124,029
Accounts receivable, net of allowance for doubtful accounts of $0 at February 28, 2006 and August 31, 2005	$53,458	10,000
Other receivable related party	120,995	81,090
Notes receivable related parties	208,688	378,003
Prepaid expenses and other current assets	91,128	124,777
Total Current Assets	474,269	2,717,899

Property and Equipment:
Furniture, fixtures and office equipment	98,156	69,526
Leasehold improvements	2,032
Computers and software	263,486	185,985
	363,674	255,511
Less: accumulated depreciation	(135,769)	(120,349)
Property and Equipment, net	227,905	135,162

Other Assets:
Goodwill	745,050	745,050
Deposits and other	—	2,524
Intangible assets, net of accumulated amortization of $105,425 and $64,880 at February 28, 2006 and August 31, 2005, respectively	482,506	32,338

Total Other Assets	1,227,556	779,912
Total Assets	$1,929,730	$3,632,973

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY
Current Liabilities:
Cash disbursed in excess of available funds	$6,726
Accounts payable and accrued liabilities	3,097,436	$2,123,810
Note payable to related parties	558,435	365,148
Unearned income	130,754	181,101
Total Current Liabilities	3,793,351	2,670,059
Senior Convertible Notes Payable	2,786,817	1,354,770
Notes payable long-term	671,347	793,921
Other long-term liabilities	549	546

Deficiency in Stockholders' Equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized;
Series B 350,000 shares issued and outstanding at February 28, 2006 and August 31, 2005	350	350
Common stock, par value $.001 per share; 75,000,000 shares authorized; 14,319,185 and 13,320,992 shares issued and outstanding
at February 28, 2006 and August 31, 2005, respectively	14,319	13,321
Stock subscription payable (Note F)	—	102,064
Additional paid-in-capital	44,451,155	43,278,143
Accumulated deficit	(49,788,158)	(44,580,201)
Total Deficiency in Stockholders' Equity	(5,322,334)	(1,186,323)
Total Liabilities and Deficiency in Stockholders' Equity	$1,929,730	$3,632,973

CONDENSED CONSOLIDATED STATEMENTS OF LOSSES
FOR THE THREE MONTHS ENDED FEBRUARY 28, 2006 AND 2005
(UNAUDITED)
	2006	2005

Revenues, net	$40,933	$5,014
Cost of sales	17,570	—
Gross profit	23,363	5,014

Operating expenses:
Selling, general and administrative	1,634,593	704,802
Depreciation and amortization	38,937	11,432
Total operating expenses	1,673,530	716,234

Loss from operations	(1,650,167)	(711,220)

Other income (expenses)	(151,397)	235,661
Interest income (expenses)	(837,635)	(16,946)
Total other expenses	(989,032)	218,715

Loss from continuing operations, before income taxes and discontinued operations	(2,639,199)	(492,505)

Provision for income taxes	—	—
Loss from continuing operations, before discontinued operations	(2,639,199)	(492,505)

Loss from discontinued operations	—	(251,863)

Net (loss)	$(2,639,199)	$(744,368)

Cumulative convertible preferred stock dividend requirements	—	(45,640)
Net loss attributable to common shareholders	$(2,639,199)	$(790,008)

Net income (loss) per common share (basic and assumed diluted)	$(0.18)	$(0.06)
Continuing operations:	$(0.18)	$(0.04)
Discontinued operations:	—	$(0.02)

Weighted Average Shares Outstanding
Basic and assumed diluted	14,299,068	12,786,954

SCIENTIGO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF LOSSES
FOR THE SIX MONTHS ENDED FEBRUARY 28, 2006 AND 2005
(UNAUDITED)
	2006	2005

Revenues, net	$42,450	$6,784
Cost of sales	17,570	2,455
Gross profit	24,880	4,329

Operating expenses:
Selling, general and administrative	3,169,197	1,592,028
Depreciation and amortization	55,965	22,863
Total operating expenses	3,225,162	1,614,891

Loss from operations	(3,200,282)	(1,610,562)

Other income (expenses)	(91,536)	235,661
Interest income (expenses)	(1,916,139)	(44,499)
Total other expenses	(2,007,675)	191,162

Loss from continuing operations, before income taxes and discontinued operations	(5,207,957)	(1,419,400)

Provision for income taxes	—	—

Loss from continuing operations, before discontinued operations	(5,207,957)	(1,419,400)

Loss from discontinued operations	—	(403,103)

Net (loss)	$(5,207,957)	$(1,822,503)

Cumulative convertible preferred stock dividend requirements	—	(78,189)

Net loss attributable to common shareholders	$(5,207,957)	$(1,900,692)

Net income (loss) per common share (basic and assumed diluted)	$(0.37)	$(0.15)
Continuing operations:	$(0.37)	$(0.11)
Discontinued operations:	—	$(0.04)

Weighted Average Shares Outstanding
Basic and assumed diluted	14,129,547	12,786,954

SCIENTIGO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF LOSSES
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004
	2005	2004

Revenues, net	$32,277	$24,279
Cost of sales	—	7,712
Gross profit	32,277	16,567

Operating expenses:
Selling, general and administrative	9,169,859	3,479,041
Depreciation and amortization	55,028	42,346
Total operating expenses	9,224,888	3,521,387
Loss from operations	(9,192,611)	(3,504,820)

Other income (expenses):	283,178
Interest income (expenses)	(2,319,409)	(131,030)
Total other expenses	(2,036,231)	(131,030)
Loss from continuing operations, before income taxes and discontinued operations	(11,228,842)	(3,635,850)

Provision for income taxes	—	—
Loss from continuing operations, before discontinued operations	(11,228,842)	(3,635,850)
Loss from discontinued operations	(1,196,936)	(6,831,687)
Gain from sales of discontinued operations	1,235,785)	—
Net (loss)	$(11,189,992)	$(10,467,537)

Preferred stock dividend - beneficial conversion feature		(875,000)
Cumulative convertible preferred stock dividend requirements	(427,401)	(61,067)
Net loss attributable to common shareholders	$(11,617,393)	$(11,403,604)

Net income (loss) per common share (basic and assumed diluted)	$(0.90)	$(0.86)
Continuing operations:	(0.90)	(0.34)
Discontinued operations:	0.00	(0.51)

Weighted Average Shares Outstanding
Basic and assumed diluted	12,884,516	13,293,655

RISK FACTORS

An investment in our Common Stock is a risky investment. You should not invest in our Common Stock unless you can afford the complete loss of your investment. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. The following are the material potential risks of an investment in our Common Stock, and you should read them carefully before deciding whether to purchase our Common Stock.

We currently have insufficient resources to finance our business without raising additional capital, and if we are unsuccessful in raising capital we may have to cease operations which could result in the entire loss of your investment.

We currently lack sufficient capital to fund our operations. On February 28, 2006, we did not have any available cash or cash  equivalents to finance our operations, and on May 10, 2006, we only had approximately $280,000 of available cash. In addition, we have generated substantial losses from operations, and therefore we will continue to require significant cash resouces to maintain normal operations. As of May 10, 2006, our officers have advanced approximately $95,000 to us for working capital. Additionally, certain of our officers have deferred salary in the aggregate gross amount of $150,000. Two executive officers have indicated that they are willing to consider advancing additional working capital to us if necessary to fund operations until additional capital is raised. However, these officers are not obligated to make such advances. We do not have sufficient capital to finance our business without raising additional capital immediately. We are actively seeking additional capital, but there is no assurance that we will be successful in raising such capital. If we cannot raise sufficient capital, we will be forced to take necessary action including seeking protection under the federal bankruptcy laws or ceasing business operations. Anticipating the continued exercise of the unexercised warrants related to the Notes, the A Warrants that were issued in the Exchange Offer, those warrants issued in August 2005 in conjunction with our exchange offer of Common Stock and warrants to the former holders of our Series A Convertible Preferred Stock, we expect to be able to fund operations for up to 15 months without generating any significant revenues. At May 10, 2006, we have a total of 7,965,084 unexercised warrants outstanding related to these offerings which if exercised would generate approximately $6,600,000 of net proceeds. However, there can be no assurance that any holders of such warrants will exercise such warrants as none of such holders is contractually obligated to exercise their warrants. If we cannot raise sufficient capital, we will be forced to take necessary action including seeking protection under the federal bankruptcy laws or ceasing business operations. If we are not able to raise additional capital to finance our operations, you could lose your entire investment.

We have potential unasserted claims due to potential rescission rights with respect to the Notes and Warrants.

We may have violated the federal and state securities laws in connection with the offer and sale of the Notes and Warrants that we issued to investors from May to September in 2005, and with respect to 339,804 shares of our Common Stock that were issued upon the conversion of Notes and the exercise of Warrants by such investors. In June 2005, we began a prior exchange offer to our then existing holders of our Series A Convertible Preferred Stock. At approximately the same time, we began the offer of the Notes and Warrants, initially to the same group of existing investors. With respect to the exchange offer, we filed with the SEC a disclosure document that included both the issuer exchange offer and the offering information regarding the Notes and Warrants. In the course of the review of the filing by the staff of the SEC, we received comments that indicated the SEC’s concern that the filing of the disclosure document on the public EDGAR system constituted “general solicitation” in violation of the requirements of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Because such offer and sale may not have been exempt from the registration requirements under the Securities Act or the qualification requirements under securities laws of certain states, we may have violated Section 5 of the Securities Act and the state securities laws of the states of Alabama, Georgia, Maryland, Mississippi, New Jersey, North Carolina, Ohio, South Carolina, Utah and Virginia.

As a result of such potential violations, investors may have a rescission remedy entitling them to immediate repayment of their aggregate investment plus statutory interest and fines. If such claims were successfully asserted, our obligation to repay the Notes under their current terms would terminate and would be converted into a short-term obligation to repay the amounts originally invested, plus statutory interest and potential fines which vary from state to state. These unasserted claims will continue until the expiration of the applicable federal and state statute of limitations, which generally vary from one to three years from the date of sale. Our obligation under these Notes (which are currently due May 31, 2007) would therefore change from long-term indebtedness to current liabilities for financial reporting purposes. The aggregate amount of such unasserted claims is approximately $5.5 million plus any applicable statutory interest and fines.

In order to address this securities law compliance concern of the SEC staff, our Board of Directors considered making a rescission offer registered under the Securities Act to all holders of the Notes and Warrants to rescind the purchase of such securities and sell those securities back to us. However, after discussions with the staff of the SEC, we determined that we were unable to make a rescission offer because we lacked the funding necessary to consummate a rescission offer if more than a limited number of the holders of such securities accepted the rescission offer.

We have been informed orally by the Enforcement Division of the Alabama Securities Commission that they are considering an enforcement action against the Company with respect to the sale of $23,125 Principal Amount of Notes and 11,563 Warrants to one investor in the State of Alabama. Specifically, the Enforcement Division of the Alabama Securities Commission may require us to proceed with a rescission offer to such investor for such investment. We have had no contact from the Enforcement Division of the Alabama Securities Commission in approximately 60 days.

There is no assurance that our Exchange Offer will achieve its desired effect of providing incentives to our holders of Warrants to exercise their Warrants.

One of the important purposes of our Exchange Offer was to provide incentives for our Note and Warrant holders to convert their notes and exercise their warrants, thereby reducing our indebtedness and providing additional capital to us. The decision of a holder to take such actions could be influenced by a number of factors including the market price of our Common Stock, our future business prospects and the personal financial circumstances of a note and warrant holder. While there has been a significant amount of Notes converted to date, there can be no assurance that holders of Warrants will exercise such Warrants.

We may not be successful in our efforts related to the sale, license or other transfer for value of our intelligent business process automation technologies.

Our success or failure will depend to a large extent upon our ability to successfully execute the sale, license or other transfer for value of our intelligent Business Process Automation Technologies including the licensing of intellectual property to partners whose products and services complement our technology for the benefit of our clients. To date, we have not generated any significant revenue with respect to such technologies. There is no assurance that we will be successful in such monetization efforts.

We have incurred significant losses recently.

We have incurred significant losses as a result of our efforts to license, sell or otherwise transfer our intellectual property portfolio. For the fiscal year ended August 31, 2005, we incurred approximately $11.2 million in net losses. There is no assurance that such losses will not continue to occur. We have not yet generated any significant revenues from the sale of our software products or from the sale, licensing or transfer of our intellectual property assets.  Accordingly, we continue to use significant cash resources to maintain normal operations and have incurred substantial losses during the last several years.  We are dependent upon raising additional capital to maintain normal business operations. This additional capital will dilute current investors and we cannot be certain of our ability to raise this capital.  We will not have sufficient capital to finance our business without raising additional capital immediately. At May 10, 2006, we had approximately $280,000 of cash on hand. Certain of our executive officers have in the past made working capital advances to us. As of May 10, 2006, our officers have advanced approximately $95,000 to us for working capital. Additionally, certain of our officers have deferred salary in the aggregate gross amount of $150,000. Two executive officers have indicated that they are willing to consider advancing additional working capital to us if necessary to fund operations until additional capital is raised. However, these officers are not obligated to make such advances.

We will need additional financing to maintain and expand our business, but it may not be available on favorable terms or at all.

We will need to raise additional capital to fund expansion, respond to competitive pressures, acquire other businesses or technologies or meet unanticipated working capital requirements. It is possible that future funding may not be available to us on favorable terms or at all. If we borrow money, we may incur significant interest expense and become subject to covenants that could limit our ability to operate and fund our business. If we need funds and cannot raise them on acceptable terms, we may be unable to realize our current plans or take advantage of unanticipated opportunities and could be required to slow our growth or reduce or shut down our operations.

We do not expect to pay dividends.

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any return on the investment in our Common Stock will be as a result of appreciation, if any, in our stock price.

The market for our Common Stock may be limited.

Our Common Stock is traded on the OTC Bulletin Board under the symbol SCNG.OB. Prior to this offering, there has been a limited public market for our Common Stock and there can be no assurance that an active trading market for our Common Stock will develop. As a result, this could adversely affect our stockholders’ ability to sell our Common Stock in short time periods, or possibly at all. Our Common Stock is thinly traded compared to larger, more widely known companies in the information technology services industry. Thinly traded Common Stock can be more volatile than Common Stock traded in an active public market. Our Common Stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our Common Stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our Common Stock to fluctuate substantially.

Our market for our products is characterized by new products and rapid technological change.

The market for business application software is characterized by rapid technological advancements, changes in customer requirements, frequent new product introductions and enhancements and changing industry standards. The life cycles of our products are difficult to estimate and our current market position could be undermined by rapid technological changes and the introduction of new products and enhancements by new or existing competitors. Our growth and future success will depend, in part, upon our ability to enhance our current products and introduce new products in order to keep pace with products offered by our competitors, adapt to technological advancements and changing industry standards and produce additional functionality to address the increasingly sophisticated requirements of our customers. Our product development efforts are expected to require substantial additional investment by us. There can be no assurance that we will have sufficient resources to make the necessary investment or that we will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new products or enhancements. Any failure by us to anticipate or respond adequately to technological advancements, customer requirements and changing industry standards, or any significant delays in the development, introduction or availability of new products or enhancements, could have a material adverse effect on our business, operating results and financial condition.

We operate in a highly competitive market and our failure to keep our technology up-to-date may prevent us from remaining competitive.

The market for our products is intensely competitive and rapidly changing. We compete primarily with products offered by ABBYY, Datacap, OCE, SWT, ReadSoft and AnyDoc for Intelligent Document Recognition and Google, Yahoo, Microsoft, Autonomy, Convera, FAST Search and Transfer and Verify for Intelligent Search. Some of our existing competitors, as well as a number of potential new competitors, have larger technical staffs, more established and larger sales and marketing organizations and greater financial resources than us. There can be no assurance that we will continue to compete successfully with our existing competitors or will be able to compete successfully with new competitors. In addition, there can be no assurance that competitors will not develop products that are superior to our products or achieve greater market acceptance. Competitive pressures in the form of aggressive price competition could also have a material adverse effect on our business, operating results and financial condition. Our future success will depend significantly upon our ability to increase our share of our target markets, to maintain and increase our renewal revenues from existing customers and to sell additional products, product enhancements, maintenance and support agreements and training services to existing customers and new customers. There can be no assurance that we will continue to compete favorably or that competition will not have a material adverse effect on our business, operating results or financial condition.

The protection of our intellectual property may be inadequate.

Our ability to develop and maintain the proprietary aspects of our technology is critical to the future success of our business. To protect our proprietary technology, we rely primarily on a combination of confidentiality procedures, contractual provisions, trade secrets and patent, copyright and trademark laws. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and, while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem, particularly in international markets and as a result of the growing use of the Internet. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Litigation may be necessary to enforce our intellectual property rights and to protect our trade secrets. Such litigation could result in substantial costs and diversion of resources and could harm our business. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that our competitors will not independently develop products or technologies that are substantially equivalent or superior to our products or technologies.

We may in the future be subject to intellectual property rights claims which are costly to defend, could require us to pay damages and could limit our ability to use certain technology in the future.

We are not aware that any of our products, trademarks or other proprietary rights infringe the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us in the future with respect to current or future products. As the number of software products in the industry increases and the functionality of these products further overlap, we believe that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time-consuming and expensive to defend, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty agreements, if required, may not be available on terms acceptable to us, or at all, which could have a material adverse effect on our business, operating results and financial condition.

We are dependent on key personnel.

We are dependent upon the skills and experience of our key management team especially our CEO, Doyal Bryant, and our Senior Vice President - Software Applications and Solutions, Paul Odom. Each member of the management team brings his or her own unique and distinct skills and long history of business experience to Scientigo, and it may not be possible or reasonably practicable to replace any of them should they cease working with Scientigo. Therefore, a loss of any key members of our management team could cause significant harm to our operations and business.

We may face shortages of highly skilled labor.

We operate in an industry that requires highly technical skilled talent. Competition for highly skilled personnel is intense and there is a shortage of such highly skilled technology talent in the United States. We may fail to retain our existing personnel or to attract, assimilate, manage and retain qualified personnel to fulfill our current or future needs. If we fail to do so, our revenue could decline and our operating expenses could increase. The inability to hire and retain competent technical talent would also jeopardize our growth plans.

We may fail to effectively manage growth.

As with all expanding businesses, the potential exists that growth will occur rapidly. If we are unable to effectively manage this growth, our business and operating results could suffer. Anticipated growth in future operations may place a significant strain on management systems and resources. In addition, the integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force.

Defects or errors within our software products could adversely affect our business, results of operations and financial condition.

Software products such as those licensed by us typically contain undetected errors or failures when first introduced or as new versions are released. Testing of our products is particularly challenging because it is difficult to simulate the wide variety of computing environments in which our customers may deploy these products. Despite extensive testing, we from time to time have discovered defects or errors in our products. Accordingly, there can be no assurance that such defects, errors or difficulties will not cause delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications or decrease market acceptance or customer satisfaction with our products. In addition, there can be no assurance that, despite testing by us and by current and potential customers, errors will not be found after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon our business, operating results and financial condition.

It may also result in financial or other damages to our clients, for which we may be held responsible. Although our agreements with our clients generally contain provisions designed to limit our exposure to potential claims and liabilities arising from client problems, these provisions may not effectively protect us against such claims in all cases and in all jurisdictions.

Claims and liabilities arising from client problems could result in monetary damages to us and could damage our reputation, adversely affecting our business, results of operations and financial condition.

General economic or business conditions could be worse than management expects.

Any factors that adversely affect the economy of our market areas could adversely affect our performance.

We may not be able to successfully identify, manage and integrate future acquisitions, which may harm our operating results and deplete our financial resources.

In the future, we may try to acquire companies or businesses that are complementary to ours. If we do identify an appropriate acquisition candidate, we cannot make an assurance that we would be able to successfully negotiate the terms of an acquisition, finance the acquisition or integrate the acquired business into our existing business. Negotiations of potential acquisitions and the integration of an acquired business could disrupt our business by diverting management away from day-to-day operations. Further, failure to successfully integrate any acquisition may cause significant operating inefficiencies and force us to curtail or cease our business operations.

In the event of any future acquisitions, we may:

•    issue stock that would dilute our current stockholders’ percentage ownership;

•    incur debt;

•    assume liabilities;

•    incur amortization expenses related to goodwill and other intangible assets; or

•    incur large and immediate write-offs.

The use of debt or leverage to finance our future acquisitions should allow us to make acquisitions with an amount of cash in excess of what may be currently available to us. If we use debt to leverage our assets, we may not be able to meet our debt obligations if our internal projections are incorrect or if there is a market downturn. This may result in a default and the loss in foreclosure proceedings of the acquired business and/or the possible bankruptcy of our business.

Our operation of any acquired business will also involve additional risks, including:

•    unanticipated costs;

•    adverse effects on existing business relationships with suppliers and customers;

•    risks associated with entering markets in which we have limited prior experience; and

•    potential loss of key employees, particularly those of the purchased organizations.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We believe that it is important to communicate our future expectations to our security holders and to the public. This prospectus, therefore, contains statements about future events and expectations which are "forward-looking statements" including the statements about our plans, objectives, expectations and prospects under the headings "Business" and "Management's Discussion and Analysis or Plan of Operation." You can expect to identify these statements by forward-looking words such as "may," "might," "could," "would," "anticipate," "believe," "plan," "estimate," "project," "expect," "intend," "seek" and other similar expressions. Any statement contained in this prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements, and we can give no assurance that our plans, objectives, expectations and prospects will be achieved.

Important factors that might cause our actual results to differ materially from the results contemplated by the forward-looking statements are contained in the "Risk Factors" and "Management's Discussion and Analysis or Plan of Operation" sections of this prospectus as well as elsewhere in this prospectus and/or our future filings with the SEC, and include, among others, the following:

•
Our ability to successfully license, sell or otherwise transfer for value our intelligent Business Process Automation technologies including the licensing of intellectual property to partners whose products and services complement our technologies for the benefit of clients;

•	Our ability to raise sufficient capital to carry out our strategic business plan;

•	Increased competition in our markets;

•	The greater financial resources of competitors;

•	Anticipated future losses;

•	Our debt level;

•	Our ability to manage anticipated growth and rapid expansion;

•	Changes or advances in technology;

•	General economic and business conditions; and

•	Other factors and risks discussed herein and in our other filings with the Commission.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders, except for funds received from the exercise of warrants held by certain of the selling stockholders, if and when exercised. We plan to use the net proceeds received from the exercise of any warrants for working capital and for potential strategic acquisitions. The actual allocation of proceeds realized from the exercise of these warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

DILUTION

Since this Offering is being made solely by the selling stockholders and none of the proceeds will be paid to us (except for funds received or indebtedness forgivenfrom the exercise of warrants held by certain of the selling stockholders, if and when exercised), our net tangible book value per share will not be affected by this offering.

SELLING STOCKHOLDERS

During the year ended August 31, 2003, we issued 8,880,739 shares of Common Stock issued to two individuals and one entity in exchange for previously incurred debt and in conjunction with the February 2003 capital restructuring. 5,321,870 of such shares of Common Stock remaining outstanding, and 1,500,000 of such shares are being registered for resale in the registration statement of which this prospectus is a part.

On March 25, 2004, we issued an aggregate of 350,000 shares of our Series B Preferred Stock to Armadillo Investments, Plc. Such shares of Series B Preferred Stock are convertible into up to 4,000,000 shares of our Common Stock, all of which are being registered for resale in the registration statement of which this prospectus is a part.

In May 2005, we issued warrants to purchase 50,000 shares of Common Stock to an affiliate of a lender to the Company, all of which shares are being registered for resale in the registration statement of which this prospectus is a part.

In August 2005, we closed the exchange offer of one (1) share of our Common Stock and one (1) warrant to purchase one (1) share of Common Stock at $.85 per share in exchange for each share of outstanding Series A Preferred Stock. All outstanding shares of our Series A Preferred Stock were tendered for exchange and accepted by us. As a result, we issued 5,923,335 shares of our Common Stock and 5,923,335 warrants to purchase shares of our Common Stock to such former holders of our Series A Preferred Stock. Through May 10, 2006, we issued 904,139 shares of Common Stock upon the exercise of warrants issued in conjunction with the Series A Preferred Stock exchange offer described above. The resale of such 904,139 shares of Common Stock, the 5,010,196 shares of Common Stock underlying the remaining warrants described above as well as all 5,923,335 outstanding shares of Common Stock issued in the exchange offer described above are being registered in the registration statement of which this prospectus is a part. In connection with the original issuance of Series A Preferred Stock, we issued 1,302,171 warrants to purchase shares of Common Stock to our placement agent and dealers with exercise prices from $1.00 to $1.3325. All of the shares of Common Stock underlying such warrants are being registered in the registration statement of which this prospectus is a part.

In September 2005, we completed the sale of $6,663,950 Principal Amount of our 2005 6.4% Senior Convertible Notes (the “Notes”) and 3,331,975 Warrants to Purchase Common Stock at $1.00 per share (the “Warrants”). During the year ended August 31, 2005, we issued 140,625 shares of Common Stock upon the exercise of the Warrants. Subsequent to August 31, 2005, we issued (i) 11,562 shares of Common Stock upon the exercise of Warrants, and (ii) 187,617 shares of Common Stock upon the conversion of Notes. In connection with the issuance of the Notes and Warrants, we issued 530,716 warrants to purchase shares of Common Stock to our placement agent and dealers with exercise price of $1.00. All of such shares of Common Stock and such shares underlying such warrants are being registered in the registration statement of which this prospectus is a part.

On February 28, 2006, we began an exchange offer (the “Exchange Offer”) to our existing holders of the Notes and Warrants to exchange new notes and new warrants in exchange for their outstanding Notes and Warrants. The new notes and warrants have more favorable conversion rates and exercise terms than the currently outstanding Notes and Warrants. The Exchange Offer expired on March 30, 2006. Out of the $6,383,950 in face value of the Notes outstanding, the holders of $6,214,375 face value tendered their Notes for exchange, constituting 97.3% of the outstanding Notes. All tendered Notes were accepted by Scientigo and $4,971,500 face value of its 10% A Notes were issued in exchange. All of such 10% A Notes are convertible into shares of Scientigo Common Stock at $.90 face value per share until August 27, 2006, and mature on May 31, 2007. No B Notes were issued. Additionally, holders of 3,080,000 Warrants tendered their Warrants (97.3% of those outstanding) and received 3,623,558 A Warrants and 3,080,000 B Warrants in exchange. The A Warrants are exercisable at $.85 per share of Scientigo Common Stock until August 27, 2006, and the B Warrants are exercisable at $1.00 per share of Scientigo Common Stock beginning March 31, 2007, and ending June 30, 2010. For each A Warrant that is exercised by a holder, one B Warrant terminates. As a result of the Exchange Offer, $169,575 Principal Amount of the Notes remain outstanding and are convertible into 127,261 shares of our Common Stock, and 84,788 Warrants remain outstanding and can be exercised for 84,788 shares of our Common Stock. The resale of the shares of Common Stock underlying such Notes and Warrants as well as 339,804 outstanding shares of Common Stock that were previously issued in connection with the conversion of Notes and exercise of Warrants described above are being registered in the registration statement of which this prospectus is a part.

Since August 31, 2005, we issued the following unregistered shares:

•	112,570 shares of Common Stock issued to Guideline, Inc. (formerly known as Find/SVP, Inc.) in conjunction with our purchase of the Find.com URL and assets.
•	36,906 shares of Common Stock issued to a creditor of a company officer (constituting compensation to the officer).
•	60,000 shares issued in conjunction with a lawsuit settlement.
•	225,000 shares of Common Stock and warrants to purchase 56,250 shares of Common Stock at an exercise price of $1.25 per share.
•	125,000 shares of Common stock issued in conjunction with a lawsuit settlement.
•
A warrant to purchase 400,000 shares of Common Stock at $1.00 per share issued to one of our law firms. The exercise price of such warrant may be paid in cash, shares of Common Stock in a cashless exercise, forgiveness of indebtedness including  outstanding legal fees, or any combination thereof.

All of such shares of Common Stock are being registered for resale in the registration statement of which this prospectus is a part.

The following table presents information regarding the selling stockholders. The table includes:

•	The name of each selling stockholder;

•	The nature of any material relationship within the last three years between any selling stockholder and us based on information currently available to us;

•	The number of shares of our Common Stock beneficially owned by each selling stockholder prior to this offering.

•	The number of shares of our Common Stock offered hereunder by each selling stockholder; and

•
The number and percent of shares of our Common stock beneficially owned by each selling stockholder after the offering is complete. This calculation assumes that all shares are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the selling stockholders prior to the termination of this offering.

Each of the selling stockholders is offering for sale with this prospectus the number of shares listed below subject to the limitations described in the section of this prospectus entitled “Plan of Distribution.” Except as indicated in the footnotes to this table and subject to applicable community property laws, each of the selling stockholders named in this table has sole voting power with respect to all shares of Common Stock listed as beneficially owned by such selling stockholder.

Name	Shares of Common Stock Beneficially Owned Before the Offering	Shares of Common Stock Registered in this Offering	footnote	Shares of Common Stock Owned After Offering (1)	Percentage of Outstanding Common Stock Beneficially Owned After the Offering (2)
Guideline, Inc.	112,570	112,570	3	-	0.00%
Odyssey Fund, L.P.	36,906	36,906	4	-	0.00%
Armadillo Investments Plc	4,000,000	4,000,000	5	-	0.00%
Robert J. Pommer, Jr.	40,000	40,000		-	0.00%
Howard Prossnitz	20,000	20,000		-	0.00%
James A. Hendrickson Liv.Trust, James A. Hendrickson, TTEE	150,094	150,094		-	0.00%
Steven R. Brady (IRA) FCC (IRA) Custodian	37,523	37,523		-	0.00%
WAG Holdings, LLC	2,622,830	2,622,830	6	-	0.00%
Lowerline Corp.	50,000	50,000	7	-	0.00%
J. Pope Jones	783,228	783,228	8	-	0.00%
Belfield H. Carter, Jr.	50,000	50,000	9	-	0.00%
Carter Terry & Co.	47,219	47,219	10	-	0.00%
K. Brett Thackston	177,973	177,973	11	-	0.00%
Kristin W. Montet	10,000	10,000	12	-	0.00%
Timothy J. Terry	50,000	50,000	13	-	0.00%
James, Kenneth, Taylor, Inc.	10,000	10,000	14	-	0.00%
Wilson Sonsini Goodrich & Rosati Professional Corporation	400,000	400,000	15	-	0.00%
Collin H. Royster	66,549	66,549	16	-	0.00%
MidSouth Capital, Inc.	56,409	56,409	17	-	0.00%
Wayne B. Vaughan	12,043	12,043	18	-	0.00%
Ronald L. Attikisson	872,691	762,691	19	110,000	0.55%
IFS Holdings, Inc.	207,994	207,994	20	-	0.00%
IFS Holdings, Inc. 401(K) FBO Ronald L. Attkisson	75,000	75,000	21	-	0.00%
R. L. Attkisson & Co.	120,537	120,537	22	-	0.00%
Harry Walker	60,037	60,037		-	0.00%
Joanne Kennedy	75,047	75,047		-	0.00%
Ronald Hooten	26,267	26,267		-	0.00%
Charles F. Eichelberger	18,762	18,762		-	0.00%
Rebecca Askew	9,382	9,382		-	0.00%
Wanda Masters	5,115	5,115		-	0.00%
Collin Royster	18,762	18,762		-	0.00%
G. Thomas Lovelace	101,313	101,313		-	0.00%
James Hendrickson	150,100	150,100		-	0.00%
Amy Hendrickson	20,000	20,000		-	0.00%
Hoyt Lowder	260,026	150,026	23	110,000	0.55%
Hoyt G. Lowder & Vivian S. Lowder JT TEN	160,002	160,002	24	-	0.00%
Thomas J. McDonald	26,266	26,266		-	0.00%
George A. Anthony	10,000	10,000		-	0.00%
Charles F. & Cynthia Eichelberger	61,785	15,625		46,160	0.23%
James Henderickson	100,000	100,000		-	0.00%
Steven Brady	25,000	25,000		-	0.00%
David L. & Wanda C. Masters	45,721	11,562		34,159	0.17%
David L Masters & Wanda C Masters JT TEN	4,248	4,248	25	-	0.00%
Gary Lisle	16,000	16,000	26	-	0.00%
Leon Jefferys	21,320	21,320	27	-	0.00%
RBC DAIN RAUSHER, INC. Wanda C. Masters	1,543	1,543	28	-	0.00%
Theresa T. Dorminy	41,572	41,572	29	-	0.00%
Charles F Eichelberger& Cynthia B Eichelberger JT TEN	21,238	21,238	30	-	0.00%
Hoyt G Lowder IRA FCC as IRA Custodian	169,866	169,866	31	-	0.00%

Name	Shares of Common Stock Beneficially Owned Before the Offering	Shares of Common Stock Registered in this Offering	footnote	Shares of Common Stock Owned After Offering (1)	Percentage of Outstanding Common Stock Beneficially Owned After the Offering (2)
RBC DAIN RAUSHER, INC.Lawrence E. Mobley	14,924	14,924	27	-	0.00%
RBC DAIN RAUSHER, INC.Lawrence E. Mobley, III SEP/IRA	16,000	16,000	27	-	0.00%
RBC DAIN RAUSHER, INC. Phillip R. Mason (IRA)	61,541	31,998	27	29,543	0.15%
Ocean Equity	140,284	140,284	27	-	0.00%
A, Cary Cox	3,754	3,754	27	-	0.00%
A. Boardman Co, LLC, John Dickey Boardman, Jr	68,192	12,800	27	55,392	0.28%
Albert H Mullin	16,000	16,000	27	-	0.00%
Charles W. Daniel	252,317	159,996	27	92,321	0.46%
Donnie W. Guy	116,321	24,000	27	92,321	0.46%
E Earl Benson	21,320	21,320	27	-	0.00%
FCC CUST FBO Collin H. Royster, IRA	21,238	21,238	32	-	0.00%
Robert C. Wilson SRW Special	47,968	47,968	33	-	0.00%
FCC CUST FBO George A. Anthony IRA	11,320	11,320	34	-	0.00%
George Parker Swift VI & Paige Martin Swift JT TEN	16,000	16,000		-	0.00%
Glen H. Hammer	1,380,948	559,078	35	821,870	4.14%
H. Carey Barnes Jr.	21,320	21,320	27	-	0.00%
H. Carey Barnes (Simple IRA, FCC IRA Cust)	8,528	8,528	27	-	0.00%
Harry D Walker & Sally H Walker JT TEN	67,957	67,957	36	-	0.00%
J Martin Echols DMD PSP	63,998	63,998	27	-	0.00%
J. Martin Echols	473,886	159,996	27	313,890	1.58%
James R Kelley	115,696	88,000	27	27,696	0.14%
James W. Quinton	15,350	15,350	27	-	0.00%
John O’Donnell Knox Jr	31,998	31,998	27	-	0.00%
Julius F. Bishop	21,320	21,320	27	-	0.00%
Louie C. Cowart & Mara C. Cowart JT TEN WROS	12,792	12,792	27	-	0.00%
Kyle W. Pulliam	17,232	8,000	27	9,232	0.05%
Larry N. Hollington	231,517	139,196	27	92,321	0.46%
Louie C Cowart & Myra C Cowart JT TEN	5,330	5,330	27	-	0.00%
McKinney Wholesale Co.	7,462	7,462	27	-	0.00%
Michael N Weathersby	21,320	21,320	27	-	0.00%
Mulberry Capital Advisors LLC	16,000	16,000	27	-	0.00%
R David Simpson	54,410	54,410	27	-	0.00%
Randall Redmond	40,864	22,400	27	18,464	0.09%
RBC Dain Rauscher CUST FBO Ken Wilson ROTH IRA	76,928	40,000	27	36,928	0.19%
RBC Dain Rauscher CUST FBO I. R. Collier IRA	65,726	28,798	27	36,928	0.19%
RBC Dain Rauscher CUST FBO Charles W. Daniel	79,996	79,996	27	-	0.00%
RBC Dain Rauscher CUST FBO Cynthia Lee McDonald IRA	307,709	159,996	27	147,713	0.74%
RBC Dain Rauscher CUST FBO Dorthy G. Falls IRA	30,157	8,000	27	22,157	0.11%
RBC Dain Rauscher CUST FBO George P. Swift VI	9,600	9,600	27	-	0.00%
RBC Dain Rauscher CUST FBO Geraldine M. Videtto IRA	87,390	31,998	27	55,392	0.28%
RBC Dain Rauscher CUST FBO Henry Alperin IRA	505,884	191,994	27	313,890	1.58%
RBC Dain Rauscher CUST FBO Horace G. Blalock IRA	125,300	73,600	27	51,700	0.26%
RBC Dain Rauscher CUST FBO Jackie Brooks ROTH IRA	40,000	40,000	27	-	0.00%
RBC Dain Rauscher CUST FBO Joanne M. Kennedy IRA	84,949	84,949	37	-	0.00%
RBC Dain Rauscher CUST FBO John R. Velky IRA	300,962	24,000	27	276,962	1.39%
RBC Dain Rauscher CUST FBO Kerry Armbruster IRA	203,090	95,998	27	107,092	0.54%
RBC Dain Rauscher CUST FBO Louis Mulherin Jr. IRA	529,279	159,996	27	369,283	1.86%
RBC Dain Rauscher CUST FBO Mark D. Anderson IRA	26,464	8,000	27	18,464	0.09%
RBC Dain Rauscher CUST FBO Robert F. Heishman IRA	107,196	107,196	27	-	0.00%
RBC Dain Rauscher CUST FBO Robert J. Ferrara IRA	79,760	33,600	27	46,160	0.23%
RBC Dain Rauscher CUST FBO Tom Leonard IRA	252,317	159,996	27	92,321	0.46%
RBC Dain Rauscher CUST FBO Joseph May IRA	43,696	16,000	27	27,696	0.14%
RBC Dain Rauscher IRA c/f Kenneth D Simpson	353,869	159,996	27	193,873	0.98%
RBC DAIN RAUSHER, INC. Barbara Sue Bramlett	50,462	31,998	27	18,464	0.09%
Carolyn H. Byrd	237,939	53,298	27	184,641	0.93%
Christopher W. Harman	31,998	31,998	38	-	0.00%

Name	Shares of Common Stock Beneficially Owned Before the Offering	Shares of Common Stock Registered in this Offering	footnote	Shares of Common Stock Owned After Offering (1)	Percentage of Outstanding Common Stock Beneficially Owned After the Offering (2)
David G. Daniel	10,302	3,840	27	6,462	0.03%
RBC DAIN RAUSHER, INC. Dr. Sean P. Coughlin, SEP IRA	12,000	12,000	27	-	0.00%
Gerry Rhodes	8,000	8,000	27	-	0.00%
RBC DAIN RAUSHER, INC.I Camille Woodruff, ROTH IRA	42,957	20,800	27	22,157	0.11%
J. Dickey Boardman, Jr.	23,264	4,800	27	18,464	0.09%
RBC DAIN RAUSHER, INC. J. Lavern McCullough IRA	89,233	55,998	27	33,235	0.17%
J. Pope Jones TTEE, J P Jones Sole Propr,401 k Plan	168,366	16,960	27	151,406	0.76%
RBC DAIN RAUSHER, INC. Jack T. Williams IRA	177,856	79,996	27	97,860	0.49%
Jana S. Pine	127,998	127,998	27	-	0.00%
RBC DAIN RAUSHER, INC. Jimmy L. Wilcher IRA	59,694	31,998	27	27,696	0.14%
Julian I Murphey	68,926	31,998	27	36,928	0.19%
RBC DAIN RAUSHER, INC. Julian I. Murphey DMD (Simple IRA)	16,000	16,000	27	-	0.00%
K. Brett Thackston	17,766	17,766	27	-	0.00%
RBC DAIN RAUSHER, INC. Kenneth S. Hudson IRA	81,698	44,770	27	36,928	0.19%
Kevin Goldsmith	31,998	31,998	27	-	0.00%
Kimberly S. Sligh, Account 3	257,246	127,998	27	129,248	0.65%
Michael K. Mathews	58,464	40,000	27	18,464	0.09%
RBC DAIN RAUSHER, INC. Michele Coughlin	8,000	8,000	27	-	0.00%
Mike E. Jackson, Jr	15,386	8,000	27	7,386	0.04%
RBC DAIN RAUSHER, INC. Nancy Locklear	70,155	47,998	27	22,157	0.11%
Robert S. Allen	511,668	511,668	27	-	0.00%
Tammy R. Corley	67,694	39,998	27	27,696	0.14%
RBC DAIN RAUSHER, INC. Thomas D. Thompson IRA	16,000	16,000	27	-	0.00%
Tommy J. Duncan	602,607	417,966	27	184,641	0.93%
Valerie Biskey	348,330	159,996	27	188,334	0.95%
RBC DAIN RAUSHER, INC. Verda Elrod IRA	26,464	8,000	27	18,464	0.09%
William D. Corley	95,392	40,000	27	55,392	0.28%
Robert Edmond	183,994	183,994	27	-	0.00%
Roy H Savage	42,640	42,640	27	-	0.00%
T Barrett Trotter	4,000	4,000	27	-	0.00%
Wendel B. Ardrey	34,464	16,000	27	18,464	0.09%
Woulfin Family LLC	6,396	6,396	27	-	0.00%
Michael N. Weathersby	22,476	22,476	27	-	0.00%
RBC DAIN RAUSHER, INC. Kenneth J. Remington IRA	69,543	40,000	27	29,543	0.15%
Nanthan Douget CUST FBO Marcyn Jade Goodeaux Douget	8,102	8,102	27	-	0.00%
Nathan Douget CUST FBO Douglas Drake Douget	8,102	8,102	27	-	0.00%
Nathan J Douget & June Marie Douget JT TEN	29,848	29,848	27	-	0.00%
Furman Terry Richardson	60,928	24,000	27	36,928	0.19%
Ellerslie Investors LLC	159,996	159,996	27	-	0.00%
M Dixon McKay	468,956	191,994	27	276,962	1.39%
Ranson Lee Bush Jr.	6,396	6,396	27	-	0.00%
Robert L. Bower	75,694	47,998	27	27,696	0.14%
Crews Johnston	21,320	21,320	27	-	0.00%
Harold W Purcell	79,996	79,996	27	-	0.00%
Barry S. Bryant	89,851	39,998	27	49,853	0.25%
Bryan Coats	133,550	31,998	27	101,552	0.51%
Dean Durand	17,232	8,000	27	9,232	0.05%
John R. Velky	111,998	111,998	27	-	0.00%
RBC Dain Rauscher CUST FBO Barry Dunn SEP IRA	222,153	199,996	27	22,157	0.11%
RBC Dain Rauscher CUST FBO Barry S. Bryant IRA	63,998	63,998	27	-	0.00%
RBC Dain Rauscher CUST FBO Cynthia A. Abshire IRA	90,224	25,600	27	64,624	0.33%
RBC Dain Rauscher CUST FBO Eugenia Medlock IRA	246,156	199,996	27	46,160	0.23%
RBC Dain Rauscher CUST FBO Faye S. Jennings IRA	52,928	16,000	27	36,928	0.19%
RBC Dain Rauscher CUST FBO Hilton E. Vaughn Sr.	142,782	31,998	27	110,784	0.56%
RBC Dain Rauscher CUST FBO James T. Lewis IRA	307,709	159,996	27	147,713	0.74%
RBC Dain Rauscher CUST FBO Ted A. Poore IRA	60,928	24,000	27	36,928	0.19%

Name	Shares of Common Stock Beneficially Owned Before the Offering	Shares of Common Stock Registered in this Offering	footnote	Shares of Common Stock Owned After Offering (1)	Percentage of Outstanding Common Stock Beneficially Owned After the Offering (2)
RBC Dain Rauscher CUST FBO William A. Dunn IRA	268,939	111,994	27	156,945	0.79%
RBC Dain Rauscher IRA c/f Cynthia S Abshire	20,800	20,800	27	-	0.00%
RBC Dain Rauscher IRA CUST FBO Phoebe Tuten IRA	31,264	12,800	27	18,464	0.09%
RBC DAIN RAUSHER, INC. A. Louis Hook Jr. IRA	52,928	16,000	27	36,928	0.19%
Alice McCoy	44,928	8,000	27	36,928	0.19%
RBC DAIN RAUSHER, INC. Amy Dickson ROTH IRA	40,864	22,400	27	18,464	0.09%
Caroline T. Richardson	224,641	40,000	27	184,641	0.93%
RBC DAIN RAUSHER, INC. Carolyn T. Richardson IRA	119,996	119,996	27	-	0.00%
Dianne H. Lollis	34,464	16,000	27	18,464	0.09%
Franklin D. Hart, Jr.	185,246	55,998	27	129,248	0.65%
RBC DAIN RAUSHER, INC. John William Thurmond III IRA	16,000	16,000	27	-	0.00%
Michael C. Rogers, Pam K. Rogers/JT TEN/WROS	69,792	14,400	27	55,392	0.28%
RBC DAIN RAUSHER, INC. Milton O. Dickson, Sr. ROTH IRA	9,600	9,600	27	-	0.00%
RBC DAIN RAUSHER, INC. Nancy S. Brock IRA	8,000	8,000	27	-	0.00%
Patsy A. Fisher	91,694	63,998	27	27,696	0.14%
RBC DAIN RAUSHER, INC. Sonan L. Ashley ROTH IRA	31,998	31,998	27	-	0.00%
W. Bryan Baughman, Laura A. Baughman/ JT TEN/WROS	43,696	16,000	27	27,696	0.14%
RBC DAIN RAUSHER, INC. William A. Smith IRA	177,852	103,996	27	73,856	0.37%
Richard L Keller	34,464	16,000	27	18,464	0.09%
Sonan L Ashley	368,031	127,998	27	240,033	1.21%
William C. Smith	31,998	31,998	27	-	0.00%
RBC Dain Rauscher CUST FBO Ronald Hooten SEP/IRA	20,000	20,000	27	-	0.00%
Grace A. Patton	134,312	134,312	27	-	0.00%
RBC DAIN RAUSHER, INC. Nancy Kines, IRA	37,598	37,598	27	-	0.00%
Matthew Beckstead & Rod Beckstead TEE	452,958	175,996	27	276,962	1.39%
Kevin Fogarty & Michelle Fogarty JT/TEN WROS	39,389	8,000	27	31,389	0.16%
Rod K. Beckstead	24,000	24,000	27	-	0.00%
Cross Hill Georgetown Capital, L.P.	1,427,639	319,792	27	1,107,847	5.58%
RBC Dain Rauscher CUST FBO Stuart Johnson Yarbrough IRA	35,980	31,980		4,000	0.02%
RBC DAIN RAUSHER, INC. Crystal J. Wilson, ROTH IRA	18,709	10,400	27	8,309	0.04%
David E. Askew, Rebecca J. Askew/JT TEN/WROS	10,620	10,620	39	-	0.00%
James H. Hilt, Jr.	32,026	32,026	40	-	0.00%
Kimberly A. Martin	35,198	35,198	41	-	0.00%
James Hendrickson, Trustee James A. Hendrickson, Living Trust	169,904	169,904	42	-	0.00%
Yvonne A Cox	24,000	24,000	43	-	0.00%
Ronald M Roberts & Mary Ellen Roberts JT TEN	24,000	24,000	43	-	0.00%
RBC DAIN RAUSHER, INC. Thomas J. McDonald IRA	29,732	29,732	44	-	0.00%
RBC Dain Rauscher CUST FBO Ronald Hooten IRA	9,733	9,733	44	-	0.00%
Amy T Hendrickson TEE Amy T. Hendrickson	22,638	22,638	45	-	0.00%
Stuart Yarbrough	299,965	79,948	46	220,017	1.11%
G. Thomas Lovelace, FCC as IRA Custodian	114,681	114,681	47	-	0.00%
Harry Pettit	125,000	125,000	48	-	0.00%
James Hendrickson	156,250	156,250	49	-	0.00%

Name	Shares of Common Stock Beneficially Owned Before the Offering	Shares of Common Stock Registered in this Offering	footnote	Shares of Common Stock Owned After Offering (1)	Percentage of Outstanding Common Stock Beneficially Owned After the Offering (2)
Trinity/Grant, Inc. c/o Harry D. Walker	117,231	117,231	50	-	0.00%
David G. Bell	16,663	16,663	51	-	0.00%
Charles H. Waldo	78,154	78,154	52	-	0.00%
Edward Bohn	125,000	125,000		-	0.00%

(1)	Assumes that all shares of Common Stock offered for resale and shares issued upon the exercise of warrants hereunder have been sold.
(2)
Percentage of outstanding shares of our Common Stock that would be beneficially owned by the selling stockholders following the offering is based upon 19,864,620 shares of our Common Stock outstanding as of May 10, 2006, and assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus and no other shares of Common Stock.

(3)	Guideline, Inc. (fka Find/SVP, Inc.) is a public company with its principal business offices at 625 Avenue of the Americas, New York, NY 10011.
(4)	Odyssey Fund, L.P. is a limited partnership. Don B. Carmichael is the general partner and has sole voting and dispositive power over the shares held by the Partnership.
(5)
Consists entirely of shares of Common Stock issuable upon the conversion of all outstanding shares of Series B Preferred Stock, all of which are currently convertible. Colin William Kingsnorth and Martin Michael Adams share voting and dispositive power over the shares held by Armadillo.

(6)
Includes 561,415 shares of Common Stock issuable upon the exercise of warrants that are currently exercisable. The beneficial owner of WAG Holdings, LLC is William A. Goldstein, a former director of Scientigo, who has sole voting and dispositive power over the shares held by WAG Holdings, LLC.

(7)	Consists entirely of shares of Common Stock issuable upon the exercise of warrants that are currently exercisable.
(8)
Consists entirely of shares of Common Stock issuable upon the exercise of warrants that are currently exercisable. J. Pope Jones is an affiliate of Jones Bryd & Attkisson, Inc. (“JBA”), Scientigo’s placement agent in the issuance of its Series A Preferred Stock and Notes and Warrants. JBA will receive commissions of 6% and 10% on the conversion of 10% A Notes and exercise of A and B Warrants, issued in Scientigo’s recently completed exchange offer, respectively (except where such commissions are prohibited by state law).

(9)
Consists entirely of shares of Common Stock issuable upon the exercise of warrants that are currently exercisable. Belfield H. Carter is an affiliate of Carter, Terry & Co., a registered broker dealer who participated as a dealer in Scientigo’s issuance of its Series A Preferred Stock and Notes and Warrants.

(10)
Consists entirely of shares of Common Stock issuable upon the exercise of warrants that are currently exercisable. Carter, Terry & Co., is a registered broker dealer who participated as a dealer in Scientigo’s issuance of its Series A Preferred Stock and Notes and Warrants.

(11)
Consists entirely of shares of Common Stock issuable upon the exercise of warrants that are currently exercisable. K. Brett Thackston is an affiliate of Carter, Terry & Co., a registered broker dealer who participated as a dealer in Scientigo’s issuance of its Series A Preferred Stock and Notes and Warrants.

(12)
Consists entirely of shares of Common Stock issuable upon the exercise of warrants that are currently exercisable. Kristen W. Montet is an affiliate of Carter, Terry & Co., a registered broker dealer who participated as a dealer in Scientigo’s issuance of its Series A Preferred Stock and Notes and Warrants.

(13)
Consists entirely of shares of Common Stock issuable upon the exercise of warrants that are currently exercisable. Timothy J. Terry is an affiliate of Carter, Terry & Co., a registered broker dealer who participated as a dealer in Scientigo’s issuance of its Series A Preferred Stock and Notes and Warrants.

(14)
Consists entirely of shares of Common Stock issuable upon the exercise of warrants that are currently exercisable. The beneficial owner of James, Kenneth, Taylor, Inc. is Vincent Buczek, who has sole voting and dispositive power over the shares held by James, Kenneth, Taylor, Inc.

(15)
Consist of warrants to purchase 400,000 shares of Common Stock that are currently exercisable. John Roos is the CEO of the professional corporation and has sole voting and dispositive power over the shares held by the professional corporation.

(16)
Consists entirely of shares of Common Stock issuable upon the exercise of warrants that are currently exercisable. Collin H. Royster is an affiliate of MidSouth Capital, Inc., a registered broker dealer who participated as a dealer in Scientigo’s issuance of its Series A Preferred Stock and Notes and Warrants.

(17)
Consists entirely of shares of Common Stock issuable upon the exercise of warrants that are currently exercisable. MidSouth Capital, Inc., is a registered broker dealer who participated as a dealer in Scientigo’s issuance of its Series A Preferred Stock and Notes and Warrants.

(18)
Consists entirely of shares of Common Stock issuable upon the exercise of warrants that are currently exercisable. Wayne B. Vaughan is an affiliate of MidSouth Capital, Inc., a registered broker dealer who participated as a dealer in Scientigo’s issuance of its Series A Preferred Stock and Notes and Warrants.

(19)
Ronald L. Attkisson is a director of Scientigo. Consists of 762,691 shares of Common Stock issuable upon the exercise of warrants that are currently exercisable, options to purchase 100,000 shares of Common Stock and 10,000 shares owned by Mr. Attkissson. The 100,000 shares of Common Stock underlying options and 10,000 shares owned by Mr. Attkissson are not being registered for resale in this registration statement. Ronald L. Attkisson is an affiliate of JBA, Scientigo’s placement agent in the issuance of its Series A Preferred Stock and Notes and Warrants. JBA will receive commissions of 6% and 10% on the conversion of 10% A Notes and exercise of A and B Warrants, issued in Scientigo’s recently completed exchange offer, respectively (except where such commissions are prohibited by state law).

(20)
Consists of 50% shares of Common Stock and 50% shares Common Stock issuable upon the exercise of warrants that are currently exercisable. Ronald L. Attkisson, a director of Scientigo and an affiliate of JBA, and J. Pope Jones, an affiliate of JBA, are the beneficial owners of IFS Holdings, LLC and share voting and dispositive power with respect to such shares and warrants. The shares and warrants were acquired to be resold in the ordinary course of business. At the time of acquisition, IFS Holdings, LLC did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the shares or warrants.

(21)
Consists entirely of shares of Common Stock issuable upon the exercise of warrants that are currently exercisable. Ronald L. Attkisson, a director of Scientigo and an affiliate of JBA, is the sole beneficial owner of the warrants.

(22)
Consists entirely of shares of Common Stock issuable upon the exercise of warrants that are currently exercisable. Ronald L. Attkisson, a director of Scientigo and an affiliate of JBA, is the sole beneficial owner of R. L. Attkisson, Inc.

(23)
Hoyt G. Lowder is a director of Scientigo. Includes options to purchase 100,000 shares of Common Stock and 10,000 shares owned by Mr. Lowder, none or which are being registered for resale in this registration statement. The shares that are being registered for resale were acquired to be resold in the ordinary course of business. At the time of acquisition, Mr. Lowder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the shares.

(24)
Hoyt G. Lowder is a director of Scientigo. The shares that are being registered for resale were acquired to be resold in the ordinary course of business. At the time of acquisition, Mr. Lowder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the shares. Includes warrants to purchase 4,951 shares of Common Stock that are currently exercisable

(25)	Includes warrants to purchase 248 shares of Common Stock that are currently exercisable.
(26)	Includes warrants to purchase 495 shares of Common Stock that are currently exercisable.
(27)	Consists of 50% shares of Common Stock and 50% warrants to purchase shares of Common Stock that are currently exercisable.
(28)	Includes warrants to purchase 90 shares of Common Stock that are currently exercisable.
(29)	Includes warrants to purchase 1,286 shares of Common Stock that are currently exercisable.
(30)	Includes warrants to purchase 1,238 shares of Common Stock that are currently exercisable.
(31)	Includes warrants to purchase 9,920 shares of Common Stock that are currently exercisable.
(32)	Includes warrants to purchase 1,238 shares of Common Stock that are currently exercisable.
(33)	Includes warrants to purchase 1,484 shares of Common Stock that are currently exercisable.
(34)	Includes warrants to purchase 660 shares of Common Stock that are currently exercisable.
(35)	Glen H. Hammer is a former director of Scientigo. Includes warrants to purchase 279,539 shares of Common Stock that are currently exercisable.
(36)	Includes warrants to purchase 3,960 shares of Common Stock that are currently exercisable.
(37)	Includes warrants to purchase 4,951 shares of Common Stock that are currently exercisable.
(38)	Includes warrants to purchase 990 shares of Common Stock that are currently exercisable.
(39)	Includes warrants to purchase 619 shares of Common Stock that are currently exercisable.
(40)	Includes warrants to purchase 991 shares of Common Stock that are currently exercisable.
(41)	Includes warrants to purchase 1,089 shares of Common Stock that are currently exercisable.
(42)	Includes warrants to purchase 9,902 shares of Common Stock that are currently exercisable.

(43)	Includes warrants to purchase 743 shares of Common Stock that are currently exercisable.
(44)	Includes warrants to purchase 1,733 shares of Common Stock that are currently exercisable.
(45)	Includes warrants to purchase 1,319 shares of Common Stock that are currently exercisable.
(46)
Stuart J. Yarbrough is a director of Scientigo. 4,000 shares of Common Stock and options to purchase 100,000 shares of Common Stock owned by Mr. Yarbrough are not being registered for resale in this registration statement.

(47)	Includes warrants to purchase 6,684 shares of Common Stock that are currently exercisable.
(48)	Includes warrants to purchase 25,000 shares of Common Stock that are currently exercisable..
(49)	Includes warrants to purchase 31,250 shares of Common Stock that are currently exercisable.
(50)
Includes 70,356 shares of Common Stock issuable upon the conversion of Scientigo 6.4% Senior Convertible Notes, and 46,875 shares of Common Stock issuable upon the exercise of warrants, all of which are currently convertible or exercisable, respectively.

(51)
Includes 10,000 shares of Common Stock issuable upon the conversion of Scientigo 6.4% Senior Convertible Notes, and 6,663 shares of Common Stock issuable upon the exercise of warrants, all of which are currently convertible or exercisable, respectively.

(52)
Includes 46,904 shares of Common Stock issuable upon the conversion of Scientigo 6.4% Senior Convertible Notes, and 31,250 shares of Common Stock issuable upon the exercise of warrants, all of which are currently convertible or exercisable, respectively. Charles S. Waldo is the spouse of Cynthia S. White who is the Chief Operating Officer of Scientigo.

_______________________________________________________

To our knowledge, none of the selling stockholders has held a position, office or other material relationship within Scientigo or any of our affiliates during the past three years other than as described in the footnotes above.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table above. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of Common Stock set forth opposite such person's name.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling stockholders may be offered hereby. Because the selling stockholders may sell some or all of the securities owned by them, and because there are no agreements or understandings with respect to the sale of any of the Common Stock, no accurate estimate can be given as to the number of shares of Common Stock or the percentage of Common Stock owned after this offering. If all of the shares of Common Stock are sold, the selling shareholders will not own any securities after this offering.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders, except for funds received or indebtedness forgiven upon exercise of the warrants. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the Securities and Exchange Commission registration fee and legal, accounting, printing and other expenses of this offering.

PLAN OF DISTRIBUTION

The selling stockholders have not informed us of how they plan to sell their shares. The selling stockholders, and any of their pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their shares of our Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	privately negotiated transactions;

·	settlement of short sales entered into after the date of this prospectus;

·	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

·	a combination of any such methods of sale;

·	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

·	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders, including any affiliates of the Placement Agent and dealers involved in earlier issuances of stock, notes or warrants, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our Common Stock.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) two years from the date of this prospectus, or (ii) such time that all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL PROCEEDINGS

In September 2004, an order requesting the U.S. Attorney for the Eastern District of North Carolina to prosecute an alleged criminal contempt of court by us, that occurred in the case of Tweddle Litho Corp. vs. Gilbralter Publishing Inc. and Market Central, Inc., (“Tweddle Case”), was entered by a judge in the U.S. District Court, for the Eastern District of North Carolina. The U.S. Attorney for the Eastern District of North Carolina issued a criminal information against us alleging contempt of court by virtue of our violation of a court order entered on May 13, 2004 in the Tweddle Case when we sold our wholly-owned subsidiary, US Convergion, on June 2, 2004 in violation of the provisions of the order of May 13, 2004 enjoining us from transferring any of our assets out of the ordinary course of business. In October 2004, Scientigo and the U.S. Attorney entered into a written plea agreement whereby we agreed to pay $50,000 for the alleged criminal contempt of court. The matter was ruled on and accepted in U.S. District Court for the Eastern District of North Carolina during the three months ended May 31, 2005. We were also placed on probation for one year which was completed on April 25, 2006 and the Company was unconditionally released.

In April 2004, iGate, Inc. (“iGate”) filed a complaint against Gilbralter Publishing, Inc. (“Gilbralter”) and Scientigo in the U.S. District of the Eastern District of North Carolina, Southern Division, claiming that we were liable to iGate in the amount of approximately $725,000. iGate asserted that Gilbralter owed this sum to iGate and that a fraudulent conveyance occurred when Gilbralter forgave $5,000,000 in liabilities of a wholly-owned subsidiary of ours which were guaranteed by us in exchange for our issuing to Gilbralter shares of our Common Stock and warrants to purchase our Common Stock. In May 2004, a default was entered against us. In November 2004, the court vacated the default and granted us leave to answer the complaint. We filed our answer and asserted affirmative defenses alleging absolute defenses to the claims of iGate. We asserted that we had no liability to iGate and had meritorious defenses with respect to all liability asserted in the complaint. On March 2, 2006, Scientigo filed a Motion for Summary Judgment seeking the dismissal of all claims asserted by IGate. Prior to the disposition of the Motion for Summary Judgment, during May 2006, the Company, through a mediation process, reached an agreement with iGate and the Company’s former president who was also president of Gibralter. This agreement resulted in the Company accruing $250,000 related to costs provided for in the agreement. Upon the Company’s satisfactory completion of its obligations under the agreement, the iGate complaint will be dismissed with prejudice.

Edward Arthur Bohn vs.Scientigo, Inc., William Goldstein, Orlando Birbragher and BK Generalli, LLC case number 05 CV 4867

Edward Bohn filed a Complaint in June 2005 to initiate the above-captioned action, This action is pending in the General Court of Justice, Superior Court Division, Onslow County, N.C. Ed Bohn sued Scientigo on a number of causes of action, emanating from his sale of 500,000 shares of Scientigo common stock to BK Generalli and Orland Birbragher for which Scientigo agreed to pay Ed Bohn $150,000.00 in Scientigo stock. Scientigo paid Ed Bohn $30,000.00 of this outstanding sum.

On September 6, 2005, Scientigo filed an Answer to the Complaint denying all liability. During May 2006, the Company reached a settlement with Edward Bohn which provided for the Company to issue 125,000 shares of its common stock to settle all claims of Mr. Bohn, including those claims arising in the complaint and Mr. Bohn’s $120,000 note receivable due from the Company.

In May 2005, the Company was notified by a software license monitoring group that it was not in compliance with certain computer software licensing agreements. The Company believes that it has meritorious defenses to the allegations and intends to vigorously defend itself against the claims.

We have been informed orally by the Enforcement Division of the Alabama Securities Commission that they are considering an enforcement action against the Company with respect to the sale of $23,125 Principal Amount of Notes and 11,563 Warrants to one investor in the State of Alabama. Specifically, the Enforcement Division of the Alabama Securities Commission may require us to proceed with a rescission offer to such investor for such investment. We have had no contact from the Enforcement Division of the Alabama Securities Commission in approximately 60 days.

In the ordinary course of business, we have become subject to additional litigation and claims on various matters. There exists the possibility that we will not prevail in all cases. However, based on anticipated adverse final determination of these litigations and claims, we do not believe that such litigation and claims would have a material adverse effect on our financial condition.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Executive Officers and Directors

As of May 10, 2006, our executive officers and directors were as follows:

Name	Age	Director Since	Position	Term Expires

Doyal G. Bryant	52	2004	Director, CEO	2007

Ronald L. Attkisson#	57	2004	Director	2007
Hoyt G. Lowder*#	63	2004	Director	2007
Stuart J. Yarbrough*#	55	2005	Director, Chairman of the Board	2006
Paul Odom	58		Senior Vice President - Software Applications and Solutions
Cynthia S. White	59		Chief Operating Officer, Secretary
Clifford A. Clark	53		CFO

NOTE: The terms of the directors are divided into three separate three-year classes. Each director holds office until the year in which his term expires.

* member of Audit Committee

# member of Compensation Committee

Our Board of Directors has determined that Mr. Yarbrough qualifies as a financial expert as such term is defined by the SEC.

We do not have a nominating or corporate governance committee.

The business experience of each of the persons listed above during the past five years is as follows:

DOYAL G. BRYANT has served as our President and Chief Executive Officer since April 2004, and as a Director since October 2004. Mr. Bryant has over 25 years experience in senior corporate management, product development, financing, operations and sales in all of Scientigo's combined product areas. He joined Scientigo when we entered into a letter of intent to acquire Convey Systems in which he was an owner and President and CEO. Prior to Convey, from 1991 to 2003 Mr. Bryant held senior management or ownership positions in companies that provided financial and technical due diligence services for major investment banking firms with transactions valued at over $300 million. He played an integral part in the growth and development of major telecommunication companies such as ZTEL, Premiere Technologies, CommSouth, Talk.Com, PrimeTec International, and ATMNet. His companies have developed international joint venture agreements and investment transactions for Voice, VoIP, and Internet related services in Canada, Mexico, Australia, Japan, Hong Kong, as well as several European and South American countries. Mr. Bryant holds a B.S. in business administration from Drury College in Missouri and has performed additional studies at Oxford University in England.

HOYT G. LOWDER is senior vice president of FMI Corporation, a leading consulting company to the construction and contracting industry. Mr. Lowder is managing director of FMI’s southern regional office in Tampa. In addition to directing the management consulting activities for contractor clients, he also maintains primary responsibility for major manufacturers and suppliers of construction materials and equipment in North America. His current focus is on building value for selected major national and international construction-industry firms. As a specialist in strategic planning and marketing implementation, Mr. Lowder has extensive experience with the work acquisition process, in ascertaining the motives of major buyer groups and developing marketing and technology plans to help his clients gain a competitive advantage. Mr. Lowder holds bachelor of science and master of science degrees from North Carolina State University.

RONALD L. ATTKISSON has served as Chairman, Chief Executive Officer and President of Jones, Byrd & Attkisson, Inc. since its organization in 2003. Previously, Mr. Attkisson provided investment banking services through Attkisson, Carter & Company, which he founded in 1988 as Attkisson & Associates. Attkisson & Associates grew to be one of the largest independent securities firms in Atlanta while providing investment brokerage, advisory and banking services to both individual and corporate clients in over 30 states. Mr. Attkisson sold most of his interest in the firm in January 2001, but retained an association with the firm until May 2003, when he resigned from the firm before starting Jones, Byrd & Attkisson, Inc. Prior to founding Attkisson & Associates, Mr. Attkisson was associated with Interstate Securities and Johnson, Lane, Space, Smith & Company, which were predecessor firms to Wachovia Securities. Prior to this, he was a vice president at The Robinson-Humphrey Company from 1978 to 1981. Mr. Attkisson graduated from the University of North Carolina at Chapel Hill in 1970. Mr. Attkisson is a director of Seawright Holdings, Inc., One Travel Holdings, Inc. and REIGNMAKER Communications, Inc.

STUART J. YARBROUGH is currently a principal in CrossHill Financial Group, a private equity funding, mezzanine financing and bridge financing company based in the Washington, D.C. area, which Mr. Yarbrough co-founded in 1994. His experience includes advising clients in the negotiation of mergers and acquisitions, including due diligence, loan restructuring and refinancing, capital raising options and strategies, and strategic planning. Prior to founding CrossHill, he served on the Board of Directors and as the Managing Partner of both the Washington, D.C. and Richmond offices of BDO Seidman, an international accounting and management consulting firm. Mr. Yarbrough serves as a board member of SBR, Inc. Mr. Yarbrough is a graduate of Duke University where he was named to the Atlantic Coast Conference Honor Roll for outstanding academic and athletic achievement. He is a member of the Economic Club of Washington and a member of Leadership Washington.

PAUL S. ODOM was formerly the Founder, President, and Chief Technology Officer of Pliant Technologies Inc. where he created a revolutionary information management technology. He joined Scientigo when the assets of Pliant were acquired by us in 2003. Before forming Pliant Technologies Inc. in 1995, he was Vice President of Magisys Inc. where he led the design and implementation of software applications for oil field operations. As Manager of Process Systems Software for M. W. Kellogg from 1988 to 1994, he had responsibility for the development of software to automate engineering design processes. In addition, Mr. Odom has more than 16 years of experience in leading edge software applications development in the Oil and Gas industry, working with Dixie Corporation, ARCO Chemical Company, and The Standard Oil Company of Ohio. Mr. Odom has a Bachelor's degree in Chemical Engineering from the University of Arizona and currently holds five (5) patents in the area of information management and engineering.

CYNTHIA S. WHITE has served as our Chief Operating Officer since September 2005, and as our Secretary since February 2006. During the last five years, Ms. White has been a consultant with Dover Holdings, LLC, Bisys and Strategic Foundations, LLC, most recently with Strategic Foundations, LLC. From August 2003 to February 2006, Ms. White was the Financial and Operating Principal and CFO for Jones Byrd & Attkisson, Inc. Ms. White has over 25 years of experience in senior corporate management with emphasis on strategic planning, change management and systems/operations engineering. Focusing on the financial services industry including money center banks, investment banking firms, trading firms and brokerage companies she has developed and enhanced existing infrastructures to increase productivity while minimizing risk or regulatory exposure. Ms. White has provided corporate management services to such clients as Preferred Trade, FIMAT, Jones, Byrd & Attkisson, Inc., TradeStation, E-trade, ING, GE Capital, SunTrust, and Bank of America. At Bank of America in San Francisco, California, Ms. White was responsible for the processing of $60 billion in transactions per day as Director of Securities Operations. During her tenure at Bank of America, she designed, implemented and managed self-clearing securities operations, and developed international securities distribution channels for the Capital Markets Section 20 Broker/Dealer with a full range of products including equities, U.S. Treasury securities, corporate debt securities, municipal bonds, commercial paper and repurchase agreements. While at Bank of America, Ms. White refined a “production ready” process to be used for systems rollout that minimizes the risk of implementation. Ms. White holds a Bachelor of Science Degree in Applied Mathematics with a minor in Physics from North Carolina State University and holds the following securities licenses: a Series 7 - General Securities Registered Representative, a Series 24 - General Securities Principal, a Series 27 - Financial and Operations Principal, and a Series 53 - Municipal Securities Principal.

CLIFFORD A. CLARK has been our VP of Finance since February 2001 and was a director from July 2002 through February 2006. Mr. Clark also serves as V.P. of Finance for Insource Business Strategies, Inc., a payroll processing and PEO headquartered in Mooresville, NC. Mr. Clark has held this position since August 2004. Mr. Clark has continued to perform consulting and financial advisory services for a number of companies. From 1999 to 2002, Mr. Clark served as Vice President of Finance for Gilbralter and other entities comprising Gilbralter. Mr. Clark served as President of Kane Realty from 1994 through 2001 and was also President of Parallel Corporation from 1991 through June 2003. Mr. Clark’s experience includes more than 25 years in numerous financial and accounting roles, including 11 years with Price Waterhouse and 5 years in the venture capital arena. Mr. Clark has a bachelor’s degree in Business Administration from the University of North Carolina at Chapel Hill.

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act"), requires our directors and executive officers, and persons who own more than 10% of our Common Stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of our Common Stock. We believe that such reports have been filed by our directors and executive officers, but with respect to all such directors and executive officers, not in a timely manner. We do not believe that certain 10% holders of our Common Stock have filed such reports.

We have adopted a code of ethics that applies to the senior financial officers which includes the CEO, COO, CFO and principal accounting officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMEN
AND RELATED STOCKHOLDER MATTERS

The following table sets forth information, to the best of our knowledge, as of May 10, 2006, with respect to each person known by us to own beneficially more than 5% of the outstanding Common Stock, each director and all directors and executive officers as a group.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)	PERCENT OF CLASS (2)

Doyal G. Bryant*	2,136,246 (3)	9.7%

Paul S. Odom*	466,975 (4)	2.3%

Clifford A. Clark*	323,289 (5)	1.6%

Cynthia S. White*	362,795 (6)	1.8%

Ronald L. Attkisson*	1,276,222 (7)	6.1%

Hoyt G. Lowder*	589,894 (8)	2.9%

Stuart J. Yarbrough*	335,944 (9)	1.7%

Glen H. Hammer	1,380,948 (10)	6.9%

William A. Goldstein	2,562,830 (11)	12.5%

CrossHill Georgetown Capital, LP	1,427,639 (12)	7.0%

Armadillo Investments Plc	4,000,000 (13)	16.8%

All directors and executive officers as a group (7 persons in group)	5,491,365	22.3%

Note:	Unless otherwise noted, all persons address is 6701 Carmel Road, Suite 205 Charlotte, NC 27226

*	Director and/or executive officer

Note:
Unless otherwise indicated in the footnotes below, the Company has been advised that each person above has sole voting and investment power over the shares indicated above. (1) Share amounts include, where indicated, Common Stock issuable upon the exercise of certain stock options and stock warrants which are exercisable or convertible within sixty days from May 10, 2006.

(2)
Based upon 19,864,620 shares of Common Stock outstanding on May 10, 2006. Percentage ownership is calculated separately for each person on the basis of the actual number of outstanding shares as of May 10, 2006, and assumes the exercise of certain stock options and warrants held by such person (but not by anyone else) exercisable within sixty days.

(3)
Includes 2,100,000 shares that may be acquired by Mr. Bryant pursuant to the exercise of stock purchase options exercisable within sixty days at exercise prices of $1.35 to $1.60 and warrants issued for the purchase of 36,247 shares at prices ranging from $.90 to $1.60.

(4)
Includes 36,749 shares owned by Mr. Odom and his spouse and 416,667 shares that may be acquired by Mr. Odom pursuant to the exercise of stock purchase options and warrants exercisable within sixty days at exercise prices of $1.35-$2.35.

(5)
Includes (i) 20,826 shares owned directly and (ii) 273,500 shares that may be acquired by Mr. Clark pursuant to the exercise of stock purchase options and warrants exercisable within sixty days at exercise prices from $.90 to $2.20 per share.

(6)
Includes (i) 111,111 shares that may be obtained upon the conversion of the 10% A Notes owned by Ms. White and the 46,904 shares that may be obtained upon the conversion of the 6.4% Convertible Notes owned by Ms. White’s spouse, which are convertible within sixty days at a conversion price of $.90 and $1.3325 per share, respectively, based upon the principal balance, and (ii) 100,000 options exercisable within sixty days at an exercise price of $1.35, and 104,780 warrants exercisable within sixty days at exercise prices of $.85-$1.00.

(7)
Includes 113,997 shares owned directly by Mr. Attkisson or entities which he controls and 100,000 shares that may be acquired by Mr. Attkisson pursuant to the exercise of stock purchase options and 1,062,225 warrants owned directly by Mr. Attkisson or entities which he controls exercisable within sixty days at exercise prices of $.85 - $1.35.

(8)
Includes (i) 475,023 shares owned directly and (ii) 100,000 shares that may be acquired by Mr. Lowder pursuant to the exercise of stock purchase options and 14,871 warrants exercisable within sixty days at an exercise price of $.85 - $1.35.

(9)
Includes (i) 148,176 shares of the Company’s Common Stock, (ii) warrants to purchase 87,768 shares of Company Common Stock within sixty days at an exercise price of $.85, and (iii) 100,000 shares that may be acquired by Mr. Yarbrough pursuant to the exercise of stock purchase options at $1.35. This does not include (i) 159,896 shares owned directly (ii) $600,000 principal amount of the Company’s 10% A Notes which are convertible within sixty days into 666,667 shares of the Company’s Common Stock, and (iii) 601,076 warrants exercisable within sixty days at exercise price of $.85 per share, all of which are owned by CrossHill Georgetown Capital, L.P. of which Mr. Yarbrough is partial owner of the limited liability company which is the general partner of such investment partnership. Mr. Yarbrough disclaims any beneficial ownership of such shares and warrants.

(10)
Includes 1,101,409 shares owned directly by Mr. Hammer and 279,539 shares that may be acquired by Mr. Hammer pursuant to the exercise of warrants exercisable within sixty days at an exercise price of $.85.

(11)
Includes 2,001,415 shares owned directly by Mr. Goldstein or entities he controls and 561,415 shares that may be acquired by Mr. Goldstein pursuant to the exercise of warrants exercisable within sixty days at an exercise price of $.85 per share.

(12)
Includes (i) 159,896 shares owned directly (ii) $600,000 principal amount of the Company’s 10% A Notes which are convertible within sixty days into 666,667 shares of the Company’s Common Stock, and (iii) 601,076 warrants exercisable within sixty days at exercise price of $.85 per share.

(12)	Consists of 350,000 shares of Series B Preferred Stock currently convertible into 4,000,000 shares of Common Stock.

DESCRIPTION OF SECURITIES

The following description is a summary of our securities and contains the material terms of the Notes, Warrants and our Common Stock into which the Notes are convertible and the Warrants exercisable.

Our authorized capital stock presently consists of 75,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share (“Preferred Stock”), of which 350,000 shares are designated Series B Convertible Preferred Stock (“Series B Preferred Stock”). As of May 10, 2006, 19,864,620 shares of our Common Stock were issued and outstanding and 350,000 shares of our Series B Preferred Stock were issued and outstanding.

Common Stock

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to the vote of stockholders. Cumulative voting for the election of directors is not provided for in our Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Subject to preferences that may apply to shares of Preferred Stock, including the Series B Preferred Stock, outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board of directors may from time to time determine. Currently, our board of directors does not intend to pay any dividends to holders of shares of Common Stock.

The holders of our Common Stock are not entitled to preemptive rights and our Common Stock is not subject to conversion or redemption.

Upon any liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Our Series B Preferred Stock has liquidation preferences that are senior to the liquidation preference of the Common Stock.

Preferred Stock

Our board of directors has the authority, subject to limits imposed by Delaware General Corporation Law, to issue up to 10,000,000 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations and restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that adversely affect the voting power or other rights of our Common Stockholders. The issuance of additional Preferred Stock, while providing flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control and may cause the market price of the Common Stock to decline or impair the voting and other rights of the holders of the Common Stock.

Series B Preferred Stock

On March 25, 2004, Scientigo entered into an agreement to issue to an investment group 350,000 shares of its newly designated Series B Preferred Stock with a stated value of $10.00 per share and an aggregate stated value of $3.5 million.

Except for limited class voting rights required by Delaware law, the holders of Series B Preferred Stock have no voting rights. The Series B Preferred Stock does not accrue dividends and has a liquidation value of $10.00 per share as adjusted for certain reorganizations and reclassifications.

At any time, the holder of the Series B Preferred Stock may elect to convert its shares of Series B Preferred Stock into shares of Common Stock at a conversion price, as applied against the stated value of the Series B Preferred Stock, that is the lesser of (1) $1.75, or (2) 80% of the lowest closing bid price of our Common Stock during the ten (10) days prior to the conversion notice. Such per share conversion price has a floor of $.875 and a ceiling of $1.75. Such conversion price is adjusted for certain reorganizations and reclassifications.

The holder of the Series B Preferred Stock received an option to acquire additional shares of our Common Stock to the extent that the full exercise of its conversion rights described above results in the receipt of less than 4,000,000 shares of Common Stock. Such option will have an exercise price of $1.92, $.10 above the closing bid price on the effective date of the agreement between the parties, and will be exercisable for a 30-day period following the completion of the conversion of all shares of Series B Preferred Stock. The option is exercisable only upon the payment of the cash exercise price.

The holder of the Series B Preferred Stock has the right to request the registration of the Common Stock issued to it upon conversion of its shares of Series B Preferred Stock. Such rights are subject to restrictions based on market conditions, the size of the public offering and the type of offering.

At any time prior to the conversion of all shares of Series B Preferred Stock by the holder, in the event of certain defined transactions which constitute a change of control of Scientigo, we have the right to require the conversion of all remaining outstanding shares of Series B Preferred Stock into shares of Common Stock.

Upon our liquidation or dissolution the holder of the Series B Preferred Stock will be entitled to a liquidation preference in the amount of $10.00 per share of Series B Preferred Stock.

Scientigo 2005 6.4% Senior Convertible Notes

Principal, Maturity and Interest

The Principal Amount and all accrued but unpaid interest of the Notes is due on May 31, 2007.

Interest on the Principal Amount of the Notes accrues at a rate of 6.4% per annum and is payable quarterly in arrears on May 31, August 31, November 30, and February 28 of each year commencing upon issuance. Interest is paid to those persons who were holders of record of the Notes on May 15, August 15, November 15 and February 15 immediately preceding each interest payment date.

The Notes may be prepaid at any time by us without penalty or premium.

Conversion of Notes

From the date of issuance until May 31, 2007, the Notes are convertible in whole or in part into shares of our Common Stock at a conversion rate of one share per $1.3325 of Principal Amount of the Notes (an effective conversion rate of one share of Common Stock for each $1.066 invested as a result of the discounted price of the Notes). Prior to a payment of any Principal Amount of the Notes by us, holders must be provided with thirty (30) days written notice in the event that they wish to convert their Notes into shares of Common Stock prior to such payment.

The conversion of each $1.00 of Principal Amount of the Notes into shares of our Common Stock decreases the Principal Amount of the Notes by $1.00 as of the date of conversion.

Security for Repayment of the Notes

The repayment of the principal and any accrued but unpaid interest pursuant to the Notes is secured by a first priority security interest in Scientigo’s intellectual property (except the XML patents) granted pursuant to a security agreement entered into by us and CrossHill Georgetown Capital, LP, the designated agent of the holders of Notes and the holder of $600,000 Principal Amount of the A Notes (the “Note Agent”).

As of May 7, 2005, $169,575 Principal Amount of Notes is outstanding. Payments of interest under such Notes have been paid through February 28, 2006.

Warrants

In connection with the issuance of the Notes, we issued warrants to purchase shares of our Common Stock.

Exercise Price. The Warrants are exercisable in whole or in part at $1.00 cash per share of our Common Stock.

Term. The Warrants are exercisable until June 30, 2010.

As of May 10, 2006, Warrants to purchase 84,788 shares of our Common Stock are outstanding.

Preferred Stock Warrants

The Preferred Stock Warrants issued in connection with our previous exchange offer to all former holders of our previously outstanding Series A Convertible Preferred Stock provide the holder with the right to purchase one (1) share of our Common Stock at $.85 cash per share. The Preferred Stock Warrants are exercisable through June 30, 2007.

As of May 10, 2006, Preferred Stock Warrants to purchase 5,019,196 shares of Common Stock are outstanding.

Scientigo 10% A Notes

In connection with the Exchange Offer which was consummated on March 30, 2006, we issued $4,971,500 Principal Amount its 10% A Notes. As of May 10, 2006, $1,020,002 Principal Amount remains outstanding.

Principal, Maturity and Interest

The Principal Amount and all accrued but unpaid interest of the A Notes is due on May 31, 2007.

Interest on the Principal Amount of the A Notes accrues at a rate of 10% per annum and is payable quarterly in arrears on May 31, August 31, November 30, and February 28 of each year commencing upon issuance. Interest is paid to those persons who were holders of record of the Notes on May 15, August 15, November 15 and February 15 immediately preceding each interest payment date.

The A Notes may be prepaid at any time by us without penalty or premium.

Conversion of A Notes

From the date of issuance until August 27, 2006, the A Notes are convertible in whole or in part into shares of our Common Stock at a conversion rate of one share per $.90 of Principal Amount of the A Notes. Prior to a payment of any Principal Amount of the A Notes by us, holders must be provided with thirty (30) days written notice in the event that they wish to convert their A Notes into shares of Common Stock prior to such payment.

The conversion of each $.90 of Principal Amount of the A Notes into shares of our Common Stock decreases the Principal Amount of the A Notes by $.90 as of the date of conversion.

As of May 10, 2006, $3,951,498 Principal Amount of the A Notes have been converted into 4,390,553 shares of Common Stock.

Security for Repayment of the Notes

The repayment of the principal and any accrued but unpaid interest pursuant to the A Notes is secured by a first priority security interest in Scientigo’s intellectual property (other than its XML patents) granted pursuant to a security agreement entered into by us and CrossHill Georgetown Capital, LP, the designated agent of the holders of Notes and the holder of $600,000 Principal Amount of the A Notes (the “Note Agent”).

As of May 10, 2005, $1,020,002 Principal Amount of A Notes is outstanding.

A and B Warrants

In the Exchange Offer, we issued A Warrants and B Warrants to purchase 3,623,557 shares and 3,080,000 shares of Common Stock, respectively.

Terms of the A Warrants and B Warrants

Exercise Price

From the date of issuance until the expiration of the Offering Period, the A Warrants will be exercisable in whole or in part at $.85 cash per share of our Common Stock. From 12 months from the date of issuance, through June 30, 2010, the B Warrants will be exercisable in whole or in part at $1.00 cash per share of our Common Stock.

Term

The A Warrants are exercisable until August 27, 2006, at which point they will terminate. The B Warrants will be exercisable from 12 months from date of issuance or such later date as a registration statement in filed with the SEC and declared effective until June 30, 2010.

Termination of B Warrants

For each A Warrant a holder exercises, one B Warrant will terminate. If all A Warrants are exercised, all B Warrants will terminate.

Shares of Common Stock Issued Upon Exercise of A Warrants or B Warrants

Shares of our Common Stock issued upon exercise of the A Warrants will be freely tradable. Shares of our Common Stock issued upon exercise of the B Warrants will be registered by us at or prior to the date upon which such B Warrants become exercisable. We have agreed to use our best efforts to (i) file a registration statement with the SEC with respect to the shares of Common Stock issuable upon the exercise of the B Warrants, and obtain effectiveness of such registration statement not later than 12 months from the Exchange Offer Expiration Date, and (ii) maintain the effectiveness of such registration statement for so long as all or any portion of the B Warrants are outstanding.

As of May 10, 2006, A Warrants to purchase 2,861,100 shares and B Warrants to purchase 2,431,935  shares of our Common Stock are outstanding.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Our financial statements included in this prospectus have been audited by Russell Bedford Stefanou Mirchandani LLP, independent registered public accounting firm, as indicated in their report (included herein). These financial statements have been included in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the authority of the accounting firm as experts in accounting and auditing. No expert or counsel within the meaning of those terms under Item 509 of Regulation S-B will receive a direct or indirect interest in us or was a promoter, underwriter, voting trustee, director, officer, or employee of us. Nor was any such expert hired on a contingent basis or will receive a direct or indirect interest in us.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as well as our By-Laws provide for the indemnification of our directors, officers, employees and agents to the fullest extent provided by the corporate laws of the State of Delaware, as well as is described in our Certificate of Incorporation and our By-Laws. These sections generally provide that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. In addition, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding whether civil, criminal, administrative or investigative, or by or in our right to procure judgment in our favor, by reason of the fact that he is or was a director, officer, employee or agent of Scientigo, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, in accordance with, and to the full extent permitted by statute.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

We are a knowledge management company specializing in solutions that are designed to enable businesses to efficiently store, categorize and retrieve information with state of the art speed and precision. We believe our products are advanced in the market in the areas of information capture, storage and retrieval. We have numerous elemental patents issued and pending in the field of Enterprise Content Management with the use of an artificial intelligence engine which is the basic building block of our platform..

In addition to these elemental patents, we own patents and patent-pending technologies that together comprise a suite of solutions that include software for next-generation search, intelligent document recognition, data capture, cleansing, mining, and integration. We have two subsidiaries, Convey Systems International, Inc., which is inactive, and Tigo Search, Inc., a majority-owned subsidiary that holds certain assets including the Find.com URL.

HISTORY

Scientigo, Inc. (f/k/a Market Central, Inc.) is the surviving company from a March 1999 merger with Synaptx Worldwide, Inc., a Utah corporation. We changed our name from Market Central, Inc. to Scientigo, Inc. in February 2006.

In February 2001, through a wholly-owned subsidiary, we merged (the “Merger”) with E-Commerce Support Centers, Inc., ("E-Commerce"), pursuant to an Agreement and Plan of Merger, dated as of December 21, 2000, as amended (collectively, the “Merger Agreement”). Upon the Merger, E-Commerce became our wholly-owned subsidiary.

In February 2003, at a special meeting of the stockholders, our stockholders approved the following items: 1) a change in the name of the Company from Paladyne Corp. to Market Central, Inc., 2) a one-for-ten reverse split of the Company’s Common Stock and 3) the sale of an aggregate of 8,880,740 post-split shares of

Common Stock to three buyers. This resulted in a change in control of the Company to these three buyers. In connection with this transaction, we converted all classes of our Preferred Stock to our Common Stock.

In April 2003, we consummated the acquisition of U.S. Convergion, Inc. (“Convergion”) pursuant to a Stock Purchase Agreement dated April 3, 2003 entered into by and among us and each of the six shareholders of Convergion. We acquired all of the outstanding capital stock of Convergion in exchange for the issuance of 374,630 restricted shares of our Common Stock and assumption of certain liabilities. We also acquired effective July 31, 2003, substantially all the assets of Pliant Technologies, Inc. in exchange for the issuance of 228,351 restricted shares of our Common Stock and a warrant to purchase an additional 182,681 shares of our Common Stock and assumption of certain liabilities.

In May 2004, we disposed of the U.S. Convergion, Inc. subsidiary by selling the capital stock of Convergion that had been acquired in April 2003. This sale, to Sylvia Holdings, Inc., a New York based corporation, included costs associated with the sale that exceeded any proceeds from the sale. We wrote off approximately $4 million in goodwill, related to the Convergion acquisition, in the second quarter of fiscal 2004 which coincided our decision to divest ourselves of Convergion; during the third quarter of fiscal 2003 the sale to Sylvia Holdings, Inc. was recorded which resulted in a gain of approximately $2.7 million. If the goodwill write off and sale had occurred in the same quarter our financial statements would have reflected a $1.3 million loss on the sale of U.S. Convergion, Inc.

In April 2004, we signed a letter of intent to acquire the assets of Convey Systems, Inc. a wholly owned subsidiary of The TAG Group, Inc. Our CEO is a shareholder of The Tag Group, Inc.; he has agreed to forfeit the shares entitled him to pursuant to the acquisition that represent his ownership interest in The TAG Group, Inc. The letter of intent provides for us to issue approximately 1,180,488 shares of our Common Stock to The TAG Group, Inc. and/or its creditors for the assets which include cash, accounts receivable and certain proprietary products in the areas of web conferencing and collaboration and web-based PC support tools. The TAG Group, Inc., Convey Systems, Inc. and we have executed an agreement whereby we are providing day-to-day management and working capital for Convey Systems, Inc. We will receive the net proceeds from sales of Convey products from April 15, 2004 through closing. All net working capital advances made by us will reduce the shares issued in the final purchase transaction. This transaction is now expected to be completed in our third or fourth fiscal quarter of 2006. Audit issues and stockholder notification requirements at The TAG Group, Inc. resulted in the delays.

In November 2004, we were notified by our two primary shareholders that they were returning, to our treasury, approximately 5,800,000 shares of our Common Stock, which was approximately 45% of the total common shares outstanding at that time. The notification also provided that they, Glen Hammer and Will Goldstein, were resigning from our Board of Directors and would return to us, for cancellation, a warrant to purchase approximately 2,333,000 shares of our Common Stock. In addition, these shareholders were converting a net of approximately $1,050,000 in current debt owed them by us into our Series A Preferred Stock. This amount was net of approximately $428,000 of amounts owed to us by companies controlled by one of these shareholders.

In May 2005, E-Commerce Support Centers, Inc., ("E-Commerce") our wholly-owned subsidiary, entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Customerlinx of North Carolina, Inc., ("Customerlinx NC"), a wholly-owned subsidiary of Customerlinx Corp. ("Customerlinx"), pursuant to which Customerlinx NC agreed to purchase substantially all of the assets of E-Commerce. The purchase price for the assets was the sum of $1,100,000, and the assumption of $85,234 of net liabilities of E-Commerce (the "Liabilities"). E-Commerce owed Customerlinx the sum of $129,000 in management fees pursuant to a management agreement which was paid with a reduction in the selling price and related promissory note (the "Note") to E-Commerce to $971,000, The Note has a maturity date of 39 months, pays simple interest at five percent (5%), and is secured by certain assets of Customerlinx NC. In the event that

Customerlinx NC has not pre-paid the Note in full by May 31, 2006, then Customerlinx NC shall also pay to E-Commerce on or before July 31, 2006 an amount equal to (I) 0.75 multiplied by (II) the amount by which (A) the net income (which calculation shall only include expenses directly attributable to Customerlinx NC's operation of the business in North Carolina and allocable corporate expenses) that Customerlinx NC generates from its operation of the business in North Carolina during the 12 months ending May 31, 2006 (i.e., the period commencing June 1, 2005 and ending May 31, 2006) exceeds (B) the greater of (i) zero or (ii) the net income or loss generated from the operation of the business in North Carolina by E-Commerce and Customerlinx NC in the calendar year ending December 31, 2005. On August 31, 2005, we entered into an agreement to sell all of the outstanding capital stock of E-Commerce to Lion Development Group II, Inc. (the "Agreement"). The transaction was closed on August 31, 2005. The purchase price for the assets was the sum of $1,000, and the assumption of all liabilities of E-Commerce. Additionally, we and the purchaser agreed that on or before one year from the date of the closing, we would in good faith complete a reconciliation of claims against E-Commerce and the payment of such claims in order to compute the deferred portion of the purchase price. Such deferred purchase amount is 70% of the amount by which the cash received from a note owned by E-Commerce and the remaining balance of such note exceeds liabilities paid or agreed to be paid from the proceeds of the note. Such amount is due to us either in the form of cash or assignment of a portion of such note. At closing, the note had a principal balance of $929,004 and is payable over a remaining term of 40 months together with simple interest at an annual rate of five percent (5%), and is secured by certain assets of the obligor.

In November 2005, we completed the acquisition of certain assets including the Find.com URL. The new Find.com will have operations and technology located and managed from our Charlotte, N.C. headquarters. As a result of this transaction, Find.com is owned by our majority-owned subsidiary, Tigo Search, Inc. We contributed a Tigo search license to the subsidiary, and paid the seller $250,000, a $100,000 promissory note, and 112,500 shares of our Common Stock, together with 49% ownership of the subsidiary, for contributing the Find.com URL and related assets. We also have an option to acquire the 49% of Tigo Search, Inc., owned by the seller for a combined value of $700,000 in cash and our Common Stock for six months from the date of the transaction.

EXCHANGE OFFER

On February 28, 2006, we began an exchange offer (the “Exchange Offer”) to our existing holders of our 6.4% Senior Convertible Notes (the “Notes”) and Warrants to Purchase Common Stock (the “Warrants”) to exchange new notes and new warrants in exchange for their outstanding Notes and Warrants. The new notes and warrants have more favorable conversion rates and exercise terms than the currently outstanding Notes and Warrants. The Exchange Offer expired on March 30, 2006. Out of the $6,383,950 in face value of the Notes outstanding, the holders of $6,214,375 face value tendered their Notes for exchange, constituting 97.3% of the outstanding Notes. All tendered Notes were accepted by Scientigo and $4,971,500 face value of its 10% A Notes were issued in exchange. All of such 10% A Notes are convertible into shares of Scientigo Common Stock at $.90 face value per share until August 27, 2006, and mature on May 31, 2007. No B Notes were issued. Additionally, holders of 3,080,000 Warrants tendered their Warrants (97.3% of those outstanding) and received 3,623,558 A Warrants and 3,080,000 B Warrants in exchange. The A Warrants are exercisable at $.85 per share of Scientigo Common Stock until August 27, 2006, and the B Warrants are exercisable at $1.00 per share of Scientigo Common Stock beginning March 31, 2007, and ending June 30, 2010. For each A Warrant that is exercised by a holder, one B Warrant terminates. As of May 10, 2006, $3,951,498 face value of the 10% A Notes have been converted into 4,390,553 shares of Common Stock at the $0.90 per share conversion price. This conversion represents 80% of the 10% A Notes that were issued on March 30, 2006, in exchange for the Notes. As of May 10, 2006, 762,457 A Warrants have been exercised at the exercise price of $.85 per share and 762,457 shares of Common Stock have been issued.

PRODUCTS AND SERVICES

Our current products and services originate from the acquisition of the assets of Pliant Technologies in July 2003. Pliant’s patents and related intellectual property, which we acquired, provided us with a platform to build what we believe is a very powerful suite of software for certain significant market opportunities, generally considered the Enterprise Content Management (ECM) markets by current definitions. We hold multiple patents and patent-pending technologies used to develop a suite of products that we believe provide solutions to the chaos created by the enormous quantities of information available electronically today. Our software includes next generation ECM capabilities. ECM includes intelligent search for the Web and the Enterprise, document classification, and intelligent document recognition. We believe our suite of products offers solutions and products for both Enterprise and Web Search, including the process of identifying and enabling specific content across the web or enterprise to be indexed, searched, and displayed to users. Document classification allows us to search documents for specific content which is we feel particularly useful in the litigation and compliance space. Intelligent document recognition (“IDR”) allows us to determine document type, extract data from documents, validate that data against other sets of data, or classify certain data contained in the document.

Our intellectual property currently includes five patents representing revenue opportunity via product and OEM licensing. To the extent that others are violating any protected rights under these patents, we intend to vigorously pursue our rights. The company has invested significant capital in the continued development of the Intellectual Property portfolio and has retained top specialists to leverage the company’s IP asset in sale or licensing opportunities.

Summary data on the four patents is as follows:

Patent No. Docket No	Issue Date	Expiration Date	Title/Abstract
5,842,213 002-US-002	11/24/1998	11/23/2015
Method for Modeling, Storing, and Transferring Data in Neutral Form/ The present invention simplifies the data modeling process and enables its full dynamic versioning by employing a non-hierarchical, non-integrated structure to the organization of information. This is achieved by expressing data modeling, storage and transfer in a particular non-hierarchical, non-integrated neutral form. The neutral form of the present invention enables complete parallel processing of both data storage and data transfer operations. It also enables the direct integration of separate but related data models and their data without remodeling or reloading. Finally, the present invention enables direct transfer of neutral form information in a manner that includes all of the properties required to independently understand and interpret each transferred data value.

6,393,426 002-US-003	5/21/2002	11/23/2015	Method for Modeling, Storing, and Transferring Data in Neutral Form/Continuation In Part (CIP) of above

6,516,320 002-US-004	2/4/2003	2/3/2020
Tiered Hashing for Data Access/ A memory for access by a program being executed by a programmable control device includes a data access structure stored in the memory, the data access structure including a first and a second index structure (each having a plurality of entries) together forming a tiered index. At least one entry in the first structure indicates an entry in the second structure. The number of entries in the second structure being dynamically changeable. A method for building a tiered index structure includes building a first- level index structure having a predetermined number of entries, building a second-level index structure having a dynamic number of entries, and establishing a link between an entry in the first-level index structure and an entry in the second-level index structure.

6,370,534 002-US-005	4/9/2002	4/8/2019
Blocking Techniques for Data Storage/ Methods to store a first data structure having zero or more fixed-length data items and a reference to a second data structure are described. The second data structure having a variable-length data item (indicated by the reference) may also be stored in the memory. In addition, methods to validate and repair a pointer element having a file identification portion and a file offset portion are described. The methods include determining if the file identification portion indicates an allocated file and indicating an invalid pointer condition if the file identification portion indicates an unallocated file, else determining if the file offset portion indicates an allocated block in the allocated file, and indicating an invalid pointer condition if the file offset portion indicates an unallocated block. The described methods may be stored in any media that is readable and executable by a programmable control device.

We have also continued the marketing of the Convey products that are part of the acquisition that we expect to be completed in late 2005.

Our ECM solutions include a suite of software products and services designed to solve some of the most common and costly problems organizations face today. Our products are marketed under the Scientigo™ and Tigo™ names, which are trademark protected by the Company. These solutions include products for:

•	Intelligent Document Recognition for paper-to-digital conversion and information extraction (IDR)

•	Intelligent Classification and Search for enterprise and web content management

Each of these solutions utilizes artificial intelligence derived from elements of our patented technology platform and consequently we believe has significant advantages over solutions that do not have the benefit of these patents. The highlights of our product offerings include:

ARTIFICIAL INTELLIGENCE HIGHLIGHTS

•	Neutral Form: Artificial Intelligence translator converts to a universal format

•	Zero Latency Index: Single index for all forms of structured and unstructured data that grows automatically and incrementally, never requiring reorganization

•	Minimal Hardware Demands: Storage, retrieval, and processing algorithms that do not depend on structural optimization for performance

•	Petabyte Scalability: Continuous incremental pooling at enterprise scale

•	Peer-to-peer networking capable.

DATA MANAGEMENT

•
The patented Scientigo™ storage schema contains all the organizational power of a database, but without the limitations imposed by database structure. The storage schema is non-hierarchical and the data elements are stored as meta tags allowing greater storage flexibility and zero latency.

Our patented artificial intelligence infrastructure operates continuously and incrementally to update and to process disparate structured and unstructured information “as-is”.

•
We have two patents that address XML (Extensible Machine Language). These are U.S. Patent No. 5,842,213, entitled Method for Modeling, Storing and Transferring Data in Neutral Form, issued on Nov. 24, 1998 (“the ‘213 Patent”) and U.S. Patent No. 6,393,426, also entitled Method for Modeling, Storing and Transferring Data in Neutral Form, issued May 21, 2002 (“the ’426 Patent”).

Tigo™ Intelligent Document Recognition (IDR) Solution

Our multi-patented Intelligent Document Recognition (IDR) software product is part of our suite of Enterprise Content Management solutions. We provide users with the ability to process structured, semi-structured, and unstructured forms and perform data extraction to a 90% plus level of automation with a single-pass, all at accuracy levels on the order of double-key entry manual processes. Tigo™ IDR solution, along with our shared-savings pricing model, produces significant savings for our clients with minimal risk. Tigo™ IDR:

•	Replaces slow, labor intensive document processing with high-speed automation of extraction and validation

•	Artificial intelligence identifies form type and reads labels and content as a human would

•	Artificial intelligence learns correct document interpretation by observing operator corrections

•	Retrieve archived images based on all content within the image using intent-based search

•	Rapid and inexpensive installation of the software

•	Quick and efficient new form set-up with little or no programming

•	>99.99% Accuracy on validated entries

Tigo™ Intelligent Search Solution

We offer a multi-patented Intelligent Search product as part of the suite of Enterprise Content Management solutions. With Scientigo™, users can perform a single, intelligent search on all their structured or unstructured data information regardless of location and type, including documents, databases, and applications such as email, or even scanned paper documents.

Scientigo’s™ innovative solution quickly returns results with a number of sophisticated characteristics such as:

•	Sophisticated Relevancy Ranking w/ Personalization

•	Intent-Based and Context-Sensitive Search

•	Appropriate Topics Automatically Generated with Interactive Drill Down

•	Automated Classification

•	Page Granularity

•	Learning System, So User Preferences Improve Relevancy with Each Use

•	Simple to implement and maintain, yet scalable enough to support unlimited users and volumes of content on inexpensive hardware

•	Automated, Customizable Definition Sets Supported at the Engine Level

•	Natural Language Processing

•	Artificial Intelligence differentiates our search capabilities versus other search engines

The foundation of our Tigo™ Search is a patented artificial intelligence infrastructure that is designed to operate continuously and incrementally to update and to process various structured and unstructured information “as is” from disparate sources throughout the enterprise. Raw content is first converted into neutral form data. Artificial intelligence processes are then performed in real time to index, categorize, and integrate this neutral form data on the basis of the context-sensitive semantic interpretation rather than literal forms of the content.

We currently manage the operations of Convey Systems, Inc. and are receiving the net proceeds from sales of its products. The purchase of Convey is expected to be completed in the third fiscal quarter of 2006. The Convey products include Snap Conferencing, a collaborative an inexpensive, simple-to-use, on-line web conferencing, and Tech Umbrella, a remote technical support software product for desktop computers that enables technicians to support remote desktop computers 7 days a week, 24 hours a day.

This technology offers dynamic and interactive products and services that allow organizations to provide virtual sales presentations, remote desktop support, distance-learning sessions, spontaneous web conferences, and live customer service and desktop support over the Internet. The Convey technology will also be integrated with our suite of products to further complete Scientigo’s Enterprise Content Management suite of software products. Convey's proprietary technology provides e-commerce product support and customer service using a live, video-based portal that supports real-time interactions, and the ability to collaborate upon demand, the product includes  text chat, digital photo, encrypted VOIP, Data, full-motion two way video and voice share, URL sharing features, as well as full collaboration and application-sharing capabilities. The Convey solutions are described below:

•
Snap - Snap Conferencing is designed to be used in a corporate environment as a quick, easy, and inexpensive conferencing solution for multi-user video, voice, and application sharing. We believe Snap has the most advanced application sharing capabilities on the market with the easiest user interface.

•
Tech Umbrella, a part of the Convey product line is designed to provide a Web-based package that encompasses leading edge technology for streamlining PC support and repair services. Tech Umbrella is offered to the IT marketplace, software and hardware developers, providers, integrators and supporters, as a comprehensive suite of online tools. Using Tech Umbrella, the IT technician should be able to efficiently and easily diagnose and repair technical problems on remote terminals without the difficulty of licensing, installing, and pre-configuring a third-party software application. Tech Umbrella is working with corporate affiliate companies and franchisors to penetrate the IT marketplace from the top down. This should enable a quicker presence in the marketplace, as entire groups become armed with Tech Umbrella's product packages. The Company has identified over 100,000 independent affiliates and an additional 3,000 IT franchises.

BUSINESS DEVELOPMENT AND STRATEGY

We have continued to pursue a strategy to divest ourselves of unprofitable and non-core operations that began in the fourth quarter of fiscal 2004. Our Enterprise Content Management (ECM) solutions and related products are being marketed through a series of partnerships with content management OEM’s and integrators. We believe that the OEM’s and integrators in the ECM space provide us with existing relationships and a sales and marketing presence that would take us years to develop. Marketing in this fashion (at the wholesale level), allows us to limit the size of our sales and marketing staff and still achieve economies of scale in the market place. Growth will occur as customer wholesalers increase their sales of our products and as we add new wholesale OEM’s and integrators. We are constantly looking for additional acquisitions and strategic partnerships to increase sales and market share. We believe our patented technologies and corresponding products provide distinctly efficient solutions to numerous significant market niches. Configuring our ECM technologies together will enable us to produce turn-key industry solutions.

The above are our stated future goals. However, there can be no assurance that we will ever achieve our expressed goals.

POTENTIAL NEW ACQUISITIONS AND PRODUCT LINES

We intend to investigate, should opportunities arise, strategic acquisitions or mergers that fit our long-term objectives as financing and business conditions warrant, although there can be no assurance that we will be able to finalize any future acquisitions. Although we occasionally explore additional acquisition and merger opportunities, there can be no assurances that financing for any future acquisitions will be available on terms acceptable to us or at all, or that any future acquisitions or mergers will be consummated.

SALES AND MARKETING

We market and sell our products and services through our employees and through the cooperative efforts of our business partners. We employ an integrated marketing effort designed to establish market presence and generate potential clients. Lead generation and branding efforts are the responsibility of our Marketing Department. Sales Department personnel engage prospects and develop new business from existing clients. Both marketing and sales manage business partner relationships.

COMPETITION

The industries to which we currently offer and intend to offer our products and services are highly competitive and characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions, and rapid changes in customer requirements. We are of the opinion that there are no significant competitors for our integrated software platform; however, competitors exist for the various component “modules” within the platform.

We compete primarily with products offered by ABBYY, Datacap, OCE, SWT, ReadSoft and AnyDoc for Intelligent Document Recognition and Google, Yahoo, MicroSoft, Autonomy, Convera, FAST Search and

Transfer and Verity for Intelligent Search. Many of our existing competitors, as well as a number of potential new competitors, have larger technical staffs, more established and larger sales and marketing organizations and greater financial resources than us. There can be no assurance that we will continue to compete successfully with our existing competitors or will be able to compete successfully with new competitors. In addition, there can be no assurance that competitors will not develop products that are superior to our products or achieve greater market acceptance. Competitive pressures in the form of aggressive price competition could also have a material adverse effect on our business, operating results and financial condition. Our future success will depend significantly upon our ability to increase our share of our target markets, to maintain and increase our renewal revenues from existing customers and to sell additional products, product enhancements, maintenance and support agreements and training services to existing customers and new customers. There can be no assurance that we will continue to compete favorably or that competition will not have a material adverse effect on our business, operating results or financial condition.

EMPLOYEES

As of May 10, 2006, we employed 22 individuals, consisting of four executives and 18 professionals, sales representatives, and office staff. We believe that our relationships with our employees are satisfactory.

BUSINESS SEGMENTS

We currently operate in one business segment which is the knowledge management segment.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

We are a provider of proprietary, patented software for data capture, cleansing, mining, integration, search, and intelligent document recognition and currently are in the early stages of operations as a provider of these services.  As a result of this early stage of operations and without adequate operating capital in our possession or contractually committed to us, our liquid assets and ability to meet current operating expenses is paramount.  Our business lines, as with any business that has recently changed its focus and direction, are in the early stages of commercialization and thus analysis of specifics relating to revenue, margins and segments is either not applicable or not based upon enough data to make meaningful decisions from an analytical standpoint.  Our business remains dependent upon adequate capital and the vision and knowledge of its management team to properly direct our Company.   The company is looking at additional technologies that we can add to our current technology assets.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements; we believe the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments:

•	revenue recognition

•	allowance for doubtful accounts

•	business combinations

•	goodwill and intangible asset impairment

•	legal contingencies

•	income taxes

•	stock-based compensation.

Revenue Recognition

In accordance with generally accepted accounting principles (“GAAP”) in the United States, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility of the resulting receivable is reasonably assured. Noted below are brief descriptions of the product or service revenues that the Company recognizes in the financial statements contained herein.

We recognize revenues from contracts in which the Company provides only consulting services as the services are performed. The contractual terms of the agreements dictate the recognition of revenue by the Company. Payments received in advance are deferred until the service is provided.

We recognize revenues from equipment and implementation contracts on the percentage-of-completion method, measured by the percentage of cost incurred to date to the estimated total cost for each contract. This method is used because management considers total job cost to be the best available measure of progress on these contracts.

Contract costs include all direct equipment, material, and labor costs and those indirect costs related to contract performance, such as indirect labor. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance, contract conditions, and estimated profitability that may result in revisions to costs and income are recognized in the period in which the revisions are determined.

Amounts collected prior to satisfying the above revenue recognition criteria are included in deferred revenue and advance payments in the accompanying consolidated balance sheets.

Allowance for doubtful accounts

We maintain an allowance for doubtful accounts to reduce amounts to their estimated realizable value. A considerable amount of judgment is required when we assess the realization of accounts receivables, including assessing the probability of collection and the current credit-worthiness of each customer. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, an additional provision for doubtful accounts could be required. We initially record a provision for doubtful accounts based on our historical experience, and then adjust this provision at the end of each reporting period based on a detailed assessment of our accounts receivable and allowance for doubtful accounts. In estimating the provision for doubtful accounts, we consider: (i) the aging of the accounts receivable; (ii) trends within and ratios involving the age of the accounts receivable; (iii) the customer mix in each of the aging categories and the nature of the receivable; (iv) our historical provision for doubtful accounts; (v) the credit worthiness of the customer; and (vi) the economic conditions of the customer’s industry as well as general economic conditions, among other factors.

Business combinations

The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, which established accounting and reporting standards for business combinations and requires that all business combinations be accounted for by the purchase method. Under the purchase method of accounting, the cost, including transaction costs, is allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

The judgments made in determining the estimated fair values and expected useful lives assigned to each class of assets and liabilities acquired can significantly impact net income. For example, different classes of assets will have useful lives that differ. Consequently, to the extent a longer-lived asset is ascribed greater value under the purchase method than a shorter-lived asset, there may be less amortization recorded in a given period.

Determining the fair value of certain assets and liabilities acquired is subjective in nature and often involves the use of significant estimates and assumptions. We use a one-year period following the consummation of acquisitions to finalize estimates of the fair values of assets and liabilities acquired. Two areas, in particular, that require significant judgment are estimating the fair values and related useful lives of identifiable intangible assets. While there are a number of different methods used in estimating the value of acquired intangibles, there are two approaches primarily used: the discounted cash flow and market comparison approaches. Some of the more significant estimates and assumptions inherent in the two approaches include: projected future cash flows (including timing); discount rate reflecting the risk inherent in the future cash flows; perpetual growth rate; determination of appropriate market comparables; and the determination of whether a premium or a discount should be applied to comparables. Most of the foregoing assumptions are made based on available historical information.

Goodwill and intangible asset impairment

We adopted Statement of Financial Accounting Standards No. 142-Goodwill and Other Intangible Assets (SFAS 142) on April 1, 2001. Under SFAS 142, goodwill and other intangible assets with indefinite useful lives are no longer amortized, but are tested for impairment on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the asset below its carrying value amount. Events or circumstances which could trigger an impairment review include a significant adverse change in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, or significant negative industry or economic trends.

Our principal consideration in determining impairment includes the strategic benefit to the Company of the particular assets as measured by undiscounted current and future operating income of the specified group of assets and expected undiscounted cash flows. Should impairment be identified, a loss would be reported to the extent that the carrying value of the asset exceeds the fair value as determined by discounted future cash flows.

In fiscal year 2005 we analyzed goodwill for impairment at the Company level. As a result of the ongoing reorganization of our reporting structure, we anticipate that, in the future, we will have sufficiently discrete financial information to conduct a goodwill impairment analysis at the reporting unit level. This change may affect the amounts recorded for goodwill impairment in future periods.

Based on the impairment tests performed by management, there was no impairment of goodwill in fiscal 2005. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings.

Purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed over the estimated useful lives of the respective assets, generally two to five years.

Legal contingencies

We are currently involved in legal proceedings, certain of which are discussed elsewhere in this prospectus. We record liabilities related to pending litigation when an unfavorable outcome is probable and we can reasonably estimate the amount of loss. We have not recorded liabilities for certain pending litigation because of the uncertainties related to assessing both the amount and the probable outcome of those claims. As additional information becomes available, we continually assess the potential liability related to pending litigation. While we currently believe that the liabilities recorded on our balance sheet are sufficient to cover pending litigation for which an unfavorable outcome is probable and the amount of loss can be reasonably estimated, the outcome of litigation is inherently uncertain, and there can be no assurance that such estimates will be accurate or that, in the future, additional reserves will not be required.

Income taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 prescribes the use of the liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we establish a valuation allowance. To the extent we establish a valuation allowance, or increase or decrease this allowance in a period, we increase or decrease our income tax provision in our statement of operations. If any of our estimates of our prior period taxable income or loss prove to be incorrect, material differences could impact the amount and timing of income tax benefits or payments for any period. In addition, as a result of the significant change in the Company’s ownership, the Company's future use of its existing net operating losses may be limited.

Stock-Based Compensation

In December 2002, the FASB issued SFAS No. 148 - Accounting for Stock-Based Compensation - Transition and Disclosure. This statement amends SFAS No. 123 - Accounting for Stock-Based Compensation, providing alternative methods of voluntarily transitioning to the fair market value based method of accounting for stock-based employee compensation. SFAS 148 also requires disclosure of the method used to account for stock-based employee compensation and the effect of the method in both the annual and interim financial statements. The provisions of this statement related to transition methods are effective for fiscal years ending after December 15, 2002, while provisions related to disclosure requirements are effective in financial reports for interim periods beginning after December 31, 2002.

We elected to continue to account for stock-based compensation plans using the intrinsic value-based method of accounting prescribed by APB No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under the provisions of APB No. 25, compensation expense is measured at the grant date for the difference between the fair value of the stock and the exercise price.

RESULTS OF OPERATIONS

The following selected financial information has been derived from our consolidated financial statements. The information set forth below is not necessarily indicative of results of future operations and cash flows and should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this registration statement.

COMPARISON OF THE THREE MONTHS ENDED FEBRUARY 28, 2006 TO THE THREE MONTHS ENDED FEBRUARY 28, 2005

Revenues from continuing operations for the three months ended February 28, 2006 and 2005, respectively, were $40,933 and $5,014, respectively. The sales during 2006 are attributable to professional services that arose as a result of the Company’s Find.com asset. Sales during 2005 related to software products and the related sales of certain preliminary licenses and “proof of concept” work for clients. Increases or decreases from the prior period are not meaningful at this level of activity. Cost of sales during 2006 of $17,570 related directly to third-party vendors engaged in professional services work. The Company's focus on its Find.com asset and the exploitation of its intellectual property and related software products has just begun to provide revenue.

Operating expenses were $1,673,530 and $716,234 during the three-month periods ended February 28, 2006 and 2005, respectively. The increase in operating expenses from 2005 to 2006 is $957,296 or 133% over the prior year period, and relates to growth in expenses in several areas which is consistent with the Company’s increased activities related to commercialization of its products, intellectual property and acquisition of Find.com. Specifically, increases in salaries and related personnel costs from $299,859 to $640,272 from 2005 to 2006 accounts for $340,413 or 35% of the growth in operating expenses since the prior year. This growth is attributable to increases in management and marketing personnel, field engineers and additional development staff needed to exploit the Company’s new Find.com asset and expanded development efforts related to the Company’s software products. Legal expenses increased from $159,098 in 2005 to $405,078 in 2006. This increase of $245,980 is 26% of the increase in operating expenses and is attributable primarily to significant legal work related to the Company's registration statements on Form S-4/SB-2. Growth in expenses related to business and sales consultants and outsourced software development efforts grew from $41,000 in the 2005 period to $205,400 in 2006, this growth of $164,400 represents 17% of the total growth in operating expenses. Growth in administrative costs relating to investor and public relations, director and officers insurance, director compensation and related costs was from $43,200 in 2005 to $184,381 in 2006. This increase of $141,181 from 2005 to 2006 is 15% of the increase in operating expenses from the prior year’s quarter.

Depreciation and amortization were $38,937 and $11,432 for the three month periods ended February 28, 2006 and 2005, respectively. This expense includes $8,010 of amortization expenses related to the Company's patent portfolio during both periods shown and $24,536 related to amortization of the Company’s Find.com URL.

Interest expense increased significantly from $16,946 to $837,635 during the three months ended February 28, 2005 and 2006, respectively. This increase of $820,689 is attributable primarily to the Company's 6.4% Convertible Notes. Interest paid on these notes was $102,143 and $-0- for the three months ended February 28, 2006 and 2005, respectively. The conversion price of these 6.4% Convertible Notes and warrants issued with the Notes resulted in a discount due to beneficial conversion which resulted in an interest charge of $719,427 and $-0- being expensed in the three months ended February 28, 2006 and 2005, respectively.

Other income (expense) was $(151,397) and $235,661 for the three months ended February 28, 2006 and 2005, respectively. In 2006, other income (expense) includes primarily $250,000 of expense related to anticipated costs of litigation or settlement of the iGate litigation and $59,861 of income related entirely to the amortization of the loan discount and related interest on the $400,000 loan to a shareholder over the one-year life of the loan. Also included in 2006 is $50,000 related to Company's settlement of vendor obligations for amounts less than originally agreed to. Due to the Company's financial condition during recent years, certain vendor obligations are in arrears and these vendors have agreed to accept reduced amounts to settle the debts than had been originally agreed to. Other income of $235,661 recognized during the three months ended February 28, 2005 also relates to the Company's settlement of vendor obligations for amounts less than originally agreed to.

COMPARISON OF THE SIX MONTHS ENDED FEBRUARY 28, 2006 TO THE SIX MONTHS ENDED FEBRUARY 28, 2005

Revenues from continuing operations for the six months ended February 28, 2006 and 2005, respectively, were $42,450 and $6,784, respectively. The sales during 2006 are attributable to professional services that arose as a result of the Company’s Find.com asset. Sales during 2005 related to software products and the related sales of certain preliminary licenses and “proof of concept” work for clients. Cost of sales during 2006 of $17,570 related directly to third-party vendors engaged in professional services work. The Company's focus on its Find.com asset and the exploitation of its intellectual property and related software products has just begun to provide revenue.

Operating expenses were $3,225,162 and $1,614,891 during the six-month periods ended February 28, 2006 and 2005, respectively. The increase in operating expenses from 2005 to 2006 is $1,610,271, or 99% over the prior year period, and relates to growth in expenses in several areas which is consistent with the Company’s increased activities related to commercialization of its products, intellectual property and acquisition of Find.com. Specifically, increases in salaries and related personnel costs from $557,861 to $1,253,699 from 2005 to 2006 accounts for $695,838 or 43% of the growth in operating expenses since the prior year. This growth is attributable to increases in management and marketing personnel, field engineers and additional development staff needed to exploit the Company’s new Find.com asset and expanded development efforts related to the Company’s software products. Legal expenses increased from $279,386 in 2005 to $890,010 in 2006. This increase of $610,624 is 38% of the increase in operating expenses and is attributable primarily to significant legal work related to the Company's registration statements on Form S-4/SB-2 and intellectual property related services. Growth in expenses related to business and sales consultants and outsourced software development efforts grew from $79,300 amount in the 2005 period to $302,200 in 2006. Growth in administrative costs relating to investor and public relations, director and officers insurance, director compensation and related costs was from $91,500 in 2005 to $281,238 in 2006. This increase of $189,738 from 2005 to 2006 is 6% of the increase in operating expenses from the prior year’s quarter.

Depreciation and amortization were $55,965 and $22,863 for the six-month periods ended February 28, 2006 and 2005, respectively. This expense includes $16,220 of amortization expenses related to the Company's patent portfolio during both periods shown and $24,536 related to amortization of the Company’s Find.com URL.

Interest expense increased significantly from $44,499 to $1,916,139 during the six months ended February 28, 2006 compared to the six months ended February 28, 2005. This increase of $1,871,640 is attributable to the Company's 6.4% Convertible Notes. Interest paid on these notes was $206,928 and $-0- for the six months ended February 28, 2006 and 2005, respectively. These notes were sold at a 20% discount from face value, which due to the terms permitting the holders to convert these notes into common stock immediately, results in the entire discount of $37,500 for sales during the six months ended February 28, 2006 being expensed as interest expense. In addition, the conversion price and the warrants issued with the Notes resulted in a discount due to beneficial conversion which resulted in an interest charge of $1,457,711 and $-0- being expensed in the six months ended February 28, 2006 and 2005, respectively. During the six months ended February 28, 2006, the write-off of the unamortized debt discount relating to the conversion of $250,000 in convertible notes resulted in an additional $179,147 charge to interest expense.

Other income (expense) was $(91,536) and $235,661 for the six months ended February 28, 2006 and 2005, respectively. In 2006, other income (expense) includes primarily $250,000 of expense related to anticipated costs of litigation or settlement of the iGate litigation and $119,722 of income related entirely to the amortization of the loan discount and related interest on the $400,000 loan to a shareholder over the one-year life of the loan. Also included in 2006 is $50,000 related to Company's settlement of vendor obligations for amounts less than originally agreed to. Due to the Company's financial condition during recent years, certain vendor obligations are in arrears and these vendors have agreed to accept reduced amounts to settle the debts than had been originally agreed to. Other income of $235,661 recognized during the six months ended February 28, 2005 also relates to the Company's settlement of vendor obligations for amounts less than originally agreed to.

Comparison of Years Ended August 31, 2005 and 2004

Revenues

The Company’s revenues from continuing operations of $32,277 and $24,279, for the years ended August 31, 2005 and 2004, respectively reflect an increase of $7,998 or 32.9%. This increase is not significant due to the early stage of our marketing efforts related to our software products. Revenue in fiscal 2005 relate to software license sales and charges for proof of concept with customers evaluating our software. The revenue in fiscal 2004 relates to consulting services provided to a customer that was evaluating our software. After the disposition of the call center operations in May 2005, all revenues related to those operations have been combined into the caption “loss from discontinued operations”.

Cost of revenues

Cost of revenues decreased $7,712 to zero in 2005 as a result of there being no direct costs associated with the revenue generated during the year ended August 31, 2005.

Selling, General and Administrative

Selling, general and administrative expenses (“SG&A”) during the year ended August 31, 2005 and 2004, including depreciation and amortization were $9,224,887 and $3,521,387, respectively. This increase of $5,703,500 from 2004 was the result of several components including a $4,145,521 charge in 2005 relating to the value of the $.85 exercise price warrants issued in August. We issued warrants for 5,923,335 shares of Common Stock in conjunction with the conversion of our Series A Preferred Stock into our Common Stock, the charge to operations was the difference between the $.85 warrant price and the market price of our stock at time of issuance which was $1.44. Legal costs during 2005 totaled $1,092,037 which is an increase of $746,087 over the 2004 total of $345,950. This increase in legal costs was caused by increased litigation defense expenditures relating to our defense in a number of lawsuits many of which have now been settled or dismissed. In addition to legal defense work, we charged to operations approximately $273,026 of legal costs related to our patent filings, preparation and consulting relating to future licensing or sale of our existing patents. Commissions and costs related to the sale of the Senior Convertible Notes of $640,634 and $-0- were charged to expense in 2005 and 2004, respectively.

The additional increase of $171,259 in SG&A is due to increases and declines in several areas, the significant areas of which are discussed below. Personnel costs were $1,499,217 and $1,219,743 in 2005 and 2004, respectively. The decline in personnel costs related to the sale and discontinued operations at the call center was offset by increasing payroll costs related to our software productization activities resulting in a net increase in payroll costs of $279,474 from 2004 to 2005. Rent expense charged to operations was $67,684 and $15,097 in 2005 and 2004, respectively. The increase of $52,587 relates to the expansion and relocation of our Company’s headquarters to Charlotte, NC. Lawsuit settlement costs of $400,000 in 2004 compared to $203,000 in 2005 resulted from fewer matters in litigation. Board of Director compensation was $49,689 and $120,000 in 2005 and 2004, respectively, which was entirely stock grants or options in 2004 resulted from the reduction in number of Board members in 2005 and fewer awards for past and previously unpaid services. Depreciation of equipment and amortization of Patent and Trademark Costs accounted for $55,028 and $42,346 of SG&A in the fiscal year ended August 31, 2005 and 2004, respectively.

Other Income

Other income of $283,178 for the year ended August 31, 2005 was primarily the result of the settlement of a previously recorded accounts payable liability at a discount of approximately $235,000 and the recognition of approximately $59,000 of income related to the amortization of the discount related to the Notes Receivable.

Interest Expense

Interest expense of $2,319,409 and $131,030 during the years ended August 31, 2005 and 2004, respectively represents an increase of $2,188,379 from 2004 to 2005. The primary factor in this dramatic increase in interest expense was the charge related to the 20% discount on the 6.4% Senior Convertible Notes (“Notes”) sold during fiscal 2005. This charge accounted for $1,289,290 of the increase. The sale of these Notes also resulted in discounts related to the underlying value of the warrants which accompanied the Notes and that related to the value of the conversion feature. This discount is charged to Additional Paid in Capital initially and then amortized with a charge to interest expense. The total amount of these amortization charges was $810,205 and $-0- in 2005 and 2004, respectively. Interest expense in 2005 also includes actual interest paid on these Notes of $68,300 and $-0- was expensed in 2005 and 2004, respectively.

NET OPERATING LOSS

The Company has accumulated approximately $11,900,000 of net operating loss carry forwards as of August 31, 2005, which may be offset against taxable income and income taxes in future years. The use of these losses to reduce future income tax liabilities will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carry forwards. The carry forwards expire in the year 2026. The February 2003 transaction with the Company’s new controlling shareholders resulted in a change in control of the Company; there will be an annual limitation on the amount of net operating loss carry forwards that can be used.

LIQUIDITY AND CAPITAL RESOURCES

At May 2006, we are not currently generating positive cash flow and have been able to obtain only enough capital to pay critical operating costs for the last several months. Despite these factors, we believe that plans are in place and a revised capital structure exists that will provide the foundation to stabilize the current situation and provide capital to continue the development of our products, commercialize Find.com and progress with the intellectual property opportunities. The events described in the Subsequent Events footnote to the financial statements for the February 2006 quarter (Note L) describe the steps taken to attract additional capital and some interim steps that have been necessary. Our $.85 warrants which were issued in conjunction with the conversion of its Series A Preferred shares in August 2005 are expected to generate additional capital through exercise after the registration statement of which this prospectus is a part is declared effective. Since August 31, 2006 we have received $393,881 from the exercise of these warrants. In addition, the $.85 warrants issued in conjunction with the Company’s convertible debt exchange offer which concluded on March 30, 2006 have provided $648,093 since their issuance which began on March 31, 2006. Exercise of additional warrants in the future cannot be assured, but we expect that these will be the primary source of its capital needs. During the six months ended February 28, 2006, our cash declined $2,124,029 to zero primarily as a result of operating losses and the $250,000 payment made in conjunction with the Find.com acquisition. During the six-month period, warrants totaling $378,722 were exercised by their holders. We have approximately $280,000 of cash on hand as of May 10, 2006, this will provide us with only one (1) month of operating capital. As of May 10, 2006, we do not have adequate capital resources or commitments for capital to continue operations for the next twelve (12) months.

During the fiscal year ended August 31, 2005, we successfully completed several steps in our long-range plan to stabilize our financial structure. These steps included the raising of significant equity and debt capital during the years ended August 31, 2005, and 2004, and the sale and restructure of certain corporate assets which were significantly contributing to our on-going losses. The first step in our restructuring process was the offering of our Series A Preferred Stock, which raised approximately $3,000,000 in fiscal year 2004, and approximately $3,000,000 in fiscal year 2005. We also issued Series A Preferred Stock in exchange for $1,051,217 of notes payable to related parties during fiscal 2005. With this capital, we were able to substantially reduce vendor payables and generally enable obligations that were in arrears or default to be paid or settled. In the final quarter of fiscal year 2005, we offered an exchange to the holders of our Series A Preferred Stock which provided for their preferred shares to be exchanged for shares of our Common Stock on a one-for-one basis and warrants to purchase shares of our Common Stock exercisable at $.85 per share. In August 2005, all holders of the Series A Preferred Stock accepted the exchange offer and all of such shares of Series A Preferred Stock were exchanged into 5,923,335 shares of Common Stock and 5,923,335 warrants exercisable at $.85 per share. We received $374,678 during the year ended August 31, 2005, respectively, as a result of exercise of these warrants. We thereafter eliminated the Series A Preferred Stock as a designated series of our preferred stock.

In May 2005, we began the offering of a new class of secured debt, our 2005 6.4% Senior Convertible Notes. Through the fourth quarter of fiscal year 2005, we issued $6,446,450 principal amount of these Notes, which were sold at a 20% discount from principal amount, and received proceeds, prior to commissions, of $5,157,160. Additional issuances after fiscal year 2005 resulted in another $150,000 of proceeds, prior to commissions, related to these Notes. The Notes are convertible into one share of our Common Stock for each $1.3325 of principal amount of the Notes (an effective conversion rate of one share of Common Stock for each $1.066 invested as a result of the discounted price of the Notes). In addition, for each $2.00 of principal amount of the Notes issued, the purchasers of the Notes received a warrant to purchase one share of Common Stock at $1.00 per share. At August 31, 2005, we had issued 3,223,225 of these warrants, 140,625 of which have been exercised resulting in $140,625 of proceeds to us during the year. The proceeds from the issuance of the Notes and the exercise of the warrants will be utilized to further implement our marketing plans for the suite of products discussed above and to monetize our intellectual property portfolio. In May 2005, we sold the assets of our E-Commerce subsidiary. Thereafter, we sold the stock in the E-Commerce subsidiary resulting in the complete divestiture of our call center operations and related liabilities. This resulted in the Company’s current liabilities declining $1,746,762 and eliminated a unprofitable business segment. These steps were critical in providing us with a manageable level of current debt and trade payables, and to lay the foundation to enable us to transform ourselves from a call center dominated operation to a technology based company.

These steps resulted in our improved cash position last year, $2,124,029 at August 2005 compared to $344,099 at August 2004 and a current ratio of greater than 1:1. This foundation, together with approximately 5,100,000 unexercised $.85 warrants and 3,070,000 unexercised $1.00 warrants provides us with the proper capital structure to execute our plans.

The Company's principal cash requirements are for selling, general and administrative expenses, employee costs and capital expenditures. Cash used in operating activities was $2,434,615 for the six months ended February 28, 2006. This primarily was as a result of operating losses, caused by the revenue levels that are at less than a breakeven volume. A significant financing, increased revenues or cost cutting which will necessitate an alteration in the Company’s strategic plans will be required in the immediate future. The Company invested cash of $358,163 in the Find.com URL purchase and computers and furniture during this period. The Company met its cash requirements during the six months ended February 28, 2006 mainly through the use of its cash on hand, receipt of $378,722 in warrants and options proceeds, $150,000 in proceeds, net of costs and fees, from its sale of 6.4% Convertible Notes, $93,287 in note proceeds from Lion Development, LLC. and $46,741 of note collections, net of note repayments, to a related party.

Net cash used in operating activities in the years ended August 31, 2005 and 2004, respectively was $5,107,658 and $4,721,885 due to the net loss from continuing and discontinued operations of $12,386,928 and $14,514,854 (excluding gain on sale of discontinued operation of $1,235,785 and $2,784,370, respectively). This was comprised of a net increase (decrease) in working capital items of approximately $446,891 and ($380,934). The effect on cash from operating activities caused by these losses were offset by non-cash write off of the impaired goodwill relating to the our Convergion subsidiary that was sold of $-0- and $4,062,003 and depreciation and amortization expenses of $55,028 and $576,115 during fiscal 2005 and 2004, respectively. Additional non-cash expenses that were an offset to the effect on cash from operating activities include $2,090,495 and $-0- of charges related to the discount of and amortization of beneficial conversion features of the Senior Convertible Notes, respectively. There were also certain expenses with the issuance of the Company’s capital stock. The total of expenses paid with the issuance of capital stock and stock options and warrants was $874,189 and $1,224,270 during fiscal 2005 and 2004, respectively.

Net cash used in investing activities in fiscal 2004 was $287,634. This was due to the purchase of certain fixed assets necessary to the operations of the business. Net cash provided by investing activities in fiscal 2005 includes $129,000 of cash received from sale of ecom, and $112,027 of cash used to purchase certain fixed assets.

Cash provided by financing activities in fiscal 2005 and 2004 was $6,870,615 and $5,015,665 due to sales of Senior Convertible Notes and Series A Preferred Stock in 2005 and the sale of Series A and Series B Preferred Shares in 2004. The Company also entered into an accounts receivable financing agreement and advances (repayments) from lender (factor) amounted to ($483,590) and $496,388 during 2005 and 2004, respectively.

While the Company has continued to raise capital to meet its working capital requirements, additional financing is required in order to meet future needs. The Company can not be certain that additional capital can be attracted or that it will be available, but these or similar circumstances have been encountered by the Company before and it has successfully raised capital. Future offerings, if successful in raising the funds, may be dilutive to existing shareholders who do not participate (pro rata) in these offerings. However, if we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

At May 2006, we had approximately $280,000 of cash on hand. Certain of our executive officers have in the past made working capital advances to us. As of May 10, 2006, our officers have advanced approximately $95,000 to us for working capital. Additionally, certain of our officers have deferred salary in the aggregate gross amount of $150,000. Two executive officers have indicated that they are willing to consider advancing additional working capital to us if necessary to fund operations until additional capital is raised. However, these officers are not obligated to make such advances.

We may have violated the federal and state securities laws in connection with the offer and sale of the Notes and Warrants that we issued to investors from May to September in 2005, and with respect to 339,804 shares of our Common Stock that were issued upon the conversion of Notes and the exercise of Warrants by such investors. In June 2005, we began a prior exchange offer to our then existing holders of our Series A Convertible Preferred Stock. At approximately the same time, we began the offer of the Notes and Warrants, initially to the same group of existing investors. With respect to the exchange offer, we filed with the SEC a disclosure document that included both the issuer exchange offer and the offering information regarding the Notes and Warrants. In the course of the review of the filing by the staff of the SEC, we received comments that indicated the SEC’s concern that the filing of the disclosure document on the public EDGAR system constituted “general solicitation” in violation of the requirements of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Because such offer and sale may not have been exempt from the registration requirements under the Securities Act or the qualification requirements under securities laws of certain states, we may have violated Section 5 of the Securities Act and the state securities laws of the states of Alabama, Georgia, Maryland, Mississippi, New Jersey, North Carolina, Ohio, South Carolina, Utah and Virginia.

As a result of such potential violations, investors may have a rescission remedy entitling them to immediate repayment of their aggregate investment plus statutory interest and fines. If such claims were successfully asserted, our obligation to repay the Notes under their current terms would terminate and would be converted into a short-term obligation to repay the amounts originally invested, plus statutory interest and potential fines which vary from state to state. These unasserted claims will continue until the expiration of the applicable federal and state statute of limitations, which generally vary from one to three years from the date of sale. See “Risk Factors” beginning on page __ of this prospectus. Our obligation under these Notes (which are currently due May 31, 2007) would therefore change from long-term indebtedness to current liabilities for financial reporting purposes. The aggregate amount of such unasserted claims is approximately $5.4 million plus any applicable statutory interest and fines.

In order to address this securities law compliance concern of the SEC staff, our Board of Directors considered making an offer registered under the Securities Act to all holders of the Notes and Warrants to rescind the purchase of such securities and sell those securities back to us. However, after discussions with the staff of the SEC, we determined that we were unable to make a rescission offer because we lacked the funding necessary to consummate a rescission offer if more than a limited number of the holders of such securities accepted the rescission offer.

We have been informed orally by the Enforcement Division of the Alabama Securities Commission that they are considering an enforcement action against the Company with respect to the sale of $23,125 Principal Amount of Notes and 11,563 Warrants to one investor in the State of Alabama. Specifically, the Enforcement Division of the Alabama Securities Commission may require us to proceed with a rescission offer to such investor for such investment. We have had no contact from the Enforcement Division of the Alabama Securities Commission in approximately 60 days.

EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, Inventory Costs - an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “…under some circumstances, items such as idle facility expense excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges…” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact in the Company.

In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and 67” (“SFAS 152) The amendments made by Statement 152 This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective as of the first interim period that begins after June 15, 2005. Accordingly, the Company will implement the revised standard in the third quarter of fiscal year 2005. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact the Company’s results of operations in the third quarter of fiscal year 2005 and thereafter.

On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, Exchanges on Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (“SFAS 153”). This statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Under SFAS 153, if a nonmonetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for nonmonetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

In March 2005, the FASB issued FASB Interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143”, which requires an entity to recognize a liability for the fair value of a conditional asset requirement obligation when incurred of the liability’s fair value can be reasonably estimated. The Company is required to adopt the provisions of FIN 47 no later than the second quarter of its fiscal 2006. The Company does not expect the adoption of this Interpretation to have a material impact on its consolidated financial position, results of operations or cash flows.

In May 2005 the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in non-discretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. The Company does not expect the adoption of this SFAS to have a material impact on its consolidated financial position, results of operations or cash flows.

INFLATION

Our opinion is that inflation has not had a material effect on our operations.

OFF-BALANCE SHEET ARRANGEMENTS

We do not maintain off-balance sheet arrangements, nor do we participate in non-exchange traded contracts requiring fair value accounting treatment.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 6701 Carmel Road Suite 205, Charlotte, NC 28226. This facility is leased through September 2010 and covers approximately 5,000 square feet at an approximate annual rental rate of $85,000. We believe our current premises are adequate for current purposes and if necessary that we would be able to obtain alternative or additional space.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Placement Agent Commissions

The firm of Jones Byrd & Attkisson, Inc. has acted as Placement Agent for our prior offerings of Notes and Warrants and the Series A Preferred Stock. In connection with such offerings, the Placement Agent has received $803,207 in cash commissions and warrants to purchase 1,817,887 shares of our Common Stock at cashless exercise prices ranging from $1.00 to $1.3325. Additionally, we have agreed to pay fees to the Placement Agent, if allowed by applicable state law, in the event that holders convert certain notes or exercise certain warrants. Ronald L. Attkisson, one of our directors, is a principal of the Placement Agent. Cynthia White, our Chief Operating Officer, was the Financial and Operating Principal and CFO for the Placement Agent from August 2003 to February 2006.

On May 2, 2006, J. Pope Jones, a principal of Jones Bryd & Attkisson, Inc., and the company entered into an agreement providing for Mr. Jones to provide investor relations services to us. Pursuant to the agreement, we will issue a warrant to Mr. Jones for 300,000 shares for a term expiring May 1, 2011 at an exercise price of $1.35 per share. Such warrants vest 25,000 per month during each month that such agreement remains in effect, beginning June 1, 2006. The agreement is terminable by either party at their sole discretion upon one day’s notice.

TAG/Convey Transaction

Scientigo has entered into a non-binding letter of intent to purchase substantially all of the assets of The Tag Group, Inc., or TAG. These assets consist of cash, accounts receivable and certain proprietary products in the areas of web conferencing and collaboration and web-based PC support tools. Subject to the execution of definitive agreements, this transaction is now expected to be completed in the third or fourth quarter of fiscal year 2006. Audit issues relating to TAG caused the delays. TAG and its wholly-owned subsidiary, Convey Systems, Inc., or Convey, and Scientigo have executed an agreement whereby Scientigo is providing day-to-day management for Convey. Scientigo has received the net proceeds from sales of Convey products since April 15, 2004, and will continue to do so through the closing. The purchase price of these assets plus related expenses is expected to be up to approximately 1,180,488 shares of Scientigo’s Common Stock. Doyal Bryant, President and Chief Executive Officer of Scientigo, is the beneficial owner of approximately 49% of the outstanding Common Stock of TAG. In such capacity, Mr. Bryant would have received a significant number of shares of our Common Stock in the event that the TAG/Convey transaction is consummated. Mr. Bryant has agreed to forego the receipt of any such shares and has no financial interest in the consummation of the TAG/Convey transaction. Mr. Thomas Gordy, a former director of Scientigo, received 300,000 warrants to purchase shares of Common Stock of Scientigo at $1.60 per share for providing services to Scientigo in connection with the transaction.

Recapitalization Transactions

In November 2004, after discussions with management regarding the capital structure of Scientigo, Scientigo’s two largest beneficial stockholders (William A. Goldstein and Glen Hammer) notified Scientigo that they would return 5,880,740 shares of Common Stock to Scientigo’s treasury, cancel warrants that they owned which provided them with the right to purchase approximately 2,300,000 shares of Common Stock in Scientigo, resign from Scientigo’s Board of Directors and seek to convert approximately $1,000,000 in demand notes due from Scientigo into shares of Scientigo’s Series A Preferred Stock. The purpose of the proposed transactions was to restructure the capitalization of Scientigo so that it could more readily raise additional capital needed to continue management’s efforts to monetize the value of Scientigo’s intellectual property portfolio. Mr. Goldstein returned 2,940,370 shares of Common Stock, cancelled warrants to purchase 2,300,000 shares of Common Stock (held jointly by Messrs. Goldstein and Hammer) and converted $701,786 of indebtedness into shares of Scientigo’s Series A Preferred Stock effective April 22, 2005. Mr. Hammer was unable to return his shares of Common Stock to Scientigo because they were pledged as collateral for the repayment of his indebtedness. Therefore, Scientigo’s bank debt of approximately $1,250,000 was assumed by Mr. Hammer in exchange for a note payable from Scientigo effective December 2004. At that time, Scientigo was released from such bank debt. This new note provided for interest only, at LIBOR plus 2.75%, through the earlier of when Mr. Hammer returned 2,940,370 shares of Common Stock to Scientigo, but no later than April 30, 2005. Effective April 20, 2005, Scientigo and Mr. Hammer entered into an agreement which terminated earlier agreements and provided for the contribution of 3,100,000 shares of Common Stock to Scientigo by Mr. Hammer. In return, Scientigo agreed to lend Mr. Hammer $400,000 of the proceeds of the Note Offering for the purpose of discharging indebtedness of Mr. Hammer, enter into a loan agreement with Mr. Hammer as previously agreed to including the payment of approximately $150,000 of the $1,250,000 principal of such indebtedness and issue Mr. Hammer 262,238 shares of the Series A Preferred Stock in payment of all other outstanding indebtedness of Scientigo to such stockholder. The $400,000 loan is being repaid out of the proceeds of the sale of a portion of the remaining shares of the Common Stock owned by Mr. Hammer and in any event is due not later than one (1) year from the date of such loan. All of such transactions were completed on May 31, 2005. In connection with these transactions, Mr. Hammer provided management with a proxy to vote his shares of Common Stock at the 2005 annual meeting of our stockholders. Neither Mr. Goldstein nor Mr. Hammer have any continuing interest in Scientigo other than as holders of Common Stock and warrants to purchase Common Stock.

During the years ended August 31, 2005 and 2004, we provided services through our E-commerce subsidiary to three companies owned by former directors and/or officers of the Company. All of the revenue from these services are now included in the loss from discontinued operations. The amount of revenue included in this loss from discontinued operations is $-0- and $1,162,691 from Gibraltar Publishing, Inc., for the years ended August 31, 2005 and 2004, respectively. J&C Nationwide, Inc. and Cheapseats, Inc. revenues of $151,616 and $613,774 were also included in this loss from discontinued operations for the years ended August 31, 2005 and 2004, respectively.

At August 31, 2005, we had made payments totaling $81,090 on behalf of The Tag Group, Inc. in anticipation of the purchase of substantially all of their assets. These payments to various vendors will be deducted from the purchase price paid to The Tag Group, Inc. at the closing of the purchase transaction.

We previously leased office space to Gilbralter, owned by a former officer and director of Scientigo, in our former facility in Jacksonville, North Carolina. We no longer occupy the space and therefore no longer lease the space to Gilbralter.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s Common Stock has been traded on a limited basis in the over-the-counter market and quotations are published on the OTC Bulletin Board under the symbol “SCNG.OB”, and in the National Quotation Bureau, Inc. “pink sheets” under Market Central, Inc.

The following table sets forth the range of high and low bid prices of the Common Stock for each fiscal quarter in the last two fiscal years and the first two quarters of fiscal year 2006. Prices reported represent prices between dealers, do not include retail markups, markdowns or commissions and may not represent actual transactions.

	Fiscal Year
	2006		2005		2004
	High	Low	High	Low	High	Low
First Quarter	$1.57	$.85	$1.85	$1.25	$3.30	$1.91
Second Quarter	1.30	.90	1.56	1.15	2.19	1.60
Third Quarter			2.13	1.25	1.85	1.05
Fourth Quarter			1.80	1.35	1.96	.95

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer’s securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, the Company has no plans to register its securities in any particular state. Further, most likely the Company’s shares will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The Commission generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the Commission; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer’s net tangible assets (at least $2 million); or exempted from the definition by the Commission. If the Company’s shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements of broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in the Company’s Common Stock and may affect the ability of stockholders to sell their shares.

As of May 10, 2005, there were 350 holders of record of the Company’s Common Stock. This amount does not take into account those stockholders whose certificates are held in the name of broker-dealers or otherwise in street or nominee name.

DIVIDEND POLICY

The Company has not declared or paid cash dividends on its Common Stock or made distributions in the past, and the Company does not anticipate that it will pay cash dividends in the foreseeable future. In addition, the Company has a deficit stockholders’ equity, which would restrict payment of cash dividends. The Company currently intends to retain and invest future earnings to finance its operations.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth as of August 31, 2005, the number of common shares to be issued upon the exercise of outstanding warrants, options and rights related to those arrangements and transactions as defined in §201(d) of Regulation S-B.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	551,424	$2.03	2,198,576
Equity compensation plans not approved by security holders	8,151,958	$1.26	43,250,555
Total	8,703,382	$1.31	45,449,131

[a]
Includes shares of Common Stock issuable upon the exercise of stock options and warrants issued pursuant to individual compensation arrangements (as such term is defined in under Regulation S-B §201(d) promulgated under the Exchange Act) in consideration for goods and services provided by certain of our employees, consultants, vendors, customers, suppliers and lenders. Generally, the warrants and options that are granted pursuant to individual compensation arrangements are generally exercisable for a term of four years and have exercise price equal to the fair market value of our Common Stock at the time of the warrant/option issuance.

[b]
As these shares of Common Stock are issued pursuant to individual compensation arrangements, there is no reserve for future issuances other than the total number of authorized shares of Common Stock available to us under our Certificate of Incorporation.

TRANSFER AGENT

The Company has designated American Stock Transfer and Trust Company, 59 Maiden Lane, New York, NY as its transfer agent for the Common Stock.

During the fiscal year ended August 31, 2005, the Company issued 6,769,669 shares of Common Stock and cancelled 6,840,370 shares of Common Stock upon the contribution of such shares by two major stockholders and the completion of the agreement with our former President. The issuances included 83,000 shares for services rendered by vendors, 31,064 to employees for compensation, 35,000 to Board of Director members as compensation, 235,970 upon exercises of options, 461,300 upon exercises of warrants and 5,923,335 issued as a result of the conversion of all of our Series A Preferred Stock into common shares. The cancellations related to the return of shares reflected as Common Stock receivable in the 2004 financial statements. These shares were issued pursuant to exemptions from the registration requirements of the Securities Act of 1933 under Sections 3 (a) (9) and 4(2) thereof.

EXECUTIVE COMPENSATION

Our directors who are not our employees (“outside directors”) receive an annual director’s fee of $20,000 ($25,000 for the Chairman of our Audit Committee). In addition, each outside director upon his first election as a member of our board receives a grant of nonqualified stock options with an exercise price of the fair market value of our Common Stock at the time of grant. These options vest one-third immediately, one third on the first anniversary of grant and one-third on the second anniversary of grant provided that such outside director remains a director on such anniversaries. Directors who are employed by us do not receive additional consideration for serving as directors, except that all directors are entitled to reimbursement for travel and out-of-pocket expenses in connection with their attendance at board and committee meetings.

On September 22, 2005, we granted each of our three outside directors, Messrs. Yarbrough, Attkisson and Lowder options to purchase 300,000 shares of our Common Stock at an exercise price of $1.35 per share for a term of five years.

The following Summary Compensation Table sets forth all compensation actually paid or accrued by us for services rendered to us for the years ended August 31, 2003, 2004 and 2005. to our Chief Executive Officer and former Chief Executive Officer and two other executive officers in fiscal 2005:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options
Doyal G. Bryant, CEO (1)	2005		$180,000	None	$13,026	________
	2004		$-0-	None	None	________
	2003		$-0-

Paul S.Odom, Senior Vice President - Software Apps and Solutions (2)	2005		$120,000	None	None	________
	2004		$120,000	None	None	________

Clifford A. Clark, CFO (3)	2005		$120,000	None	$8,097	________
	2004 2003	$ $	55,000 55,000	None None	None None	________

(1)
Mr. Bryant became our CEO in April 2004 but was not compensated directly by us until October 2004. Payments to The  Tag Group, Inc. during fiscal 2004 which then compensated Mr. Bryant were $40,000. Mr. Bryant also received warrants in exchange for salary deferrals from October 2004 through April 2005 that were priced below market at the time of issuance, the amount by which market value at issuance exceeded exercise price is included as compensation and shown as Other Annual Compensation of $13,026.

(2)	Mr. Odom has been an employee since July 2004 and his title was changed in fiscal 2005 to Senior Vice President - Software Applications and Solutions.
(3)
Mr. Clark became our CFO in 2001. Mr. Clark also received warrants in exchange for salary deferrals from September 2004 through April 2005 that were priced below market at the time of issuance, the amount by which market value at issuance exceeded exercise price is included as compensation and shown as Other Annual Compensation of $8,097.

Employee Stock Option Plan

Our 2003 Amended and Restated Stock Plan (the “Plan”), assumed the 1996 Stock Option Plan, which was adopted in 1996 and amended in October 1997, July 2001, October 2003, December 2003 and February 2006 to increase the number of issuable shares under the Plan to 10,000,000 shares of Common Stock. The purpose of the Plan is to encourage stock ownership by our management and employees, to provide an additional incentive for those employees to contribute to our success and to provide us with the opportunity to use stock options as a means of recruiting new managerial personnel where appropriate.

The Plan authorizes the grant of options which qualify as incentive stock options under Section 422A of the Internal Revenue Code (“qualified options”), as well as stock options which do not qualify under that section of the Code (“nonqualified options”). The Plan is administered by our Board of Directors who may delegate these duties to the Compensation Committee. The Board is authorized to select the individual employees to receive options under the Plan, the number of shares subject to each option, the option term and other matters specified in the Plan.

The Plan provides that the exercise price of any option may not be less than 100% of the fair market value of our stock at the date of grant, defined as the average bid and ask price over the prior five days’ trading in which at least 1,000 shares have traded. Options must be granted within ten years from the date the Plan was approved by our shareholders.

A maximum of 10,000,000 shares of our Common Stock are authorized for issuance pursuant to options granted under the Plan, subject to adjustments to prevent dilution or enlargement of rights of participants in certain circumstances. As of August 31, 2005, 5,801,424 options were outstanding, 551,424 of which were issued inside the Plan. As of August 31, 2005, 518,092 shares are exercisable at an option price per share ranging from $.01 to $3.16 per share and with expiration dates from February 2005 through February 2009.

Profit Sharing Plan

We sponsor a qualified employee savings plan (commonly referred to as a “401K plan”) for all eligible employees, including all of our officers. Participants may make contributions from their gross pay (limited to 15% of the employee’s compensation, as defined up to $14,000 annually). We do not match any contributions. No other deferred compensation plan is currently in place.

Employment Agreements

We have employment agreements with three of our executive officers: Doyal G. Bryant, CEO, Clifford A. Clark, CFO and Paul S. Odom, Senior Vice President. At May 10, 2006, the Company is in default under the terms of these employment agreements.

On November 17, 2005, each of these executive officers executed new employment agreements which provide for the following common terms:

1)	effective date of September 22, 2005;
2)	term of one year and one month, expiring on October 21, 2006 and;
3)	after October 21, 2006, we may terminate the executive officer without cause with 30 days notice.

Base salaries for Messrs. Bryant, Odom and Clark are $180,000, $150,000 and $120,000, respectively. Mr. Bryant’s employment agreement provides for 4,300,000 options at prices ranging from $1.35 to $2.50. 2,100,000 of these options have vested and 1,100,000 will vest on each of September 22, 2006 and 2007. Mr. Odom’s employment agreement provides for 1,000,000 options at prices ranging from $1.35 to $3.30. 400,000 of these options have vested and 250,000 and 350,000 will vest on each of September 22, 2006 and 2007, respectively. Mr. Clark’s employment agreement provides for 600,000 options at prices ranging from $1.35 to $2.25. 262,500 of these options have vested and 168,750 will vest on each of September 22, 2006 and 2007.

In connection with Mr. Odom’s employment by us, we orally agreed to provide additional compensation to Mr. Odom by paying cash and issuing shares of our Common Stock to a creditor of Mr. Odom. Mr. Odom’s obligation arose in connection with his involvement with Pliant Technologies, Inc. which we acquired in 2003. Mr. Odom, who was one of the founders of Pliant Technologies, agreed at that time to guarantee certain indebtedness of Pliant Technologies. In November 2005, Mr. Odom entered into an agreement with the creditor to discharge such obligation. In connection with such agreement, we orally agreed to satisfy the cash payments and stock issuance requirements of such agreement for so long as Mr. Odom remained an executive officer of Scientigo. The agreement requires the payment of $115,000 in cash and the issuance of shares of our Common Stock with a market value (based on the average of the closing bid of the five days prior to issuance of such shares) of approximately $75,000 over a twelve month period. Any payments made by us on behalf of Mr. Odom will be additional compensation to Mr. Odom.

LEGAL MATTERS

The legality of the securities being offered hereby will be passed upon for us by Greenberg Traurig, LLP, Atlanta, Georgia.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. Prior to our name change to Scientigo, our filings were made under our prior legal name “Market Central, Inc.”

SCIENTIGO, INC.

INDEX TO
FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets February 28, 2006, and February 28, 2005	__

Unaudited Consolidated Statements of Losses for The Three Months Ended February 28, 2006 and 2005	__

Unaudited Condensed Consolidated Statements of Cash Flows for The Three Months Ended February 28, 2006 and 2005	__

Notes to Unaudited Condensed Consolidated Financial Statements February 28, 2006	__

Report of Independent Registered Certified Public Accounting Firm	F-3

Consolidated Balance Sheets at August 31, 2005 and 2004	F-4

Consolidated Statements of Losses for The Years Ended August 31, 2005 and 2004	F-5

Consolidated Statements of Deficiency in Stockholders’ Equity for The Years Ended August 31, 2005 and 2004	F-6 - F-7

Consolidated Statements of Cash Flows for The Years Ended August 31, 2005 and 2004	F-8 - F-9

Notes to Consolidated Financial Statements	F-10 - F-36

F-1

Scientigo, Inc.
Condensed Consolidated Balance Sheet

	Unaudited
	February 28, 2006	August 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents		$2,124,029
Accounts receivable, net of allowance for doubtful accounts of $0 at February 28, 2006 and August 31, 2005	$53,458	10,000
Other receivable related party (Note H)	120,995	81,090
Notes receivable related parties (Notes C )	208,688	378,003
Prepaid expenses and other current assets	91,128	124,777
Total Current Assets	474,269	2,717,899

Property and Equipment:
Furniture, fixtures and office equipment	98,156	69,526
Leasehold improvements	2,032
Computers and software	263,486	185,985
	363,674	255,511
Less: accumulated depreciation	(135,769)	(120,349)
Property and Equipment, net	227,905	135,162

Other Assets:
Goodwill	745,050	745,050
Deposits and other	—	2,524
Intangible assets, net of accumulated amortization of $105,425 and $64,880 at February 28, 2006 and August 31, 2005, respectively (Note J)	482,506	32,338

Total Other Assets	1,227,556	779,912
Total Assets	$1,929,730	$3,632,973

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY
Current Liabilities:
Cash disbursed in excess of available funds	$6,726
Accounts payable and accrued liabilities	3,097,436	$2,123,810
Note payable to related parties (Note D)	558,435	365,148
Unearned income	130,754	181,101
Total Current Liabilities	3,793,351	2,670,059
Senior Convertible Notes Payable (Note E)	2,786,817	1,354,770
Notes payable long-term (Note D)	671,347	793,921
Other long-term liabilities	549	546

Deficiency in Stockholders' Equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized;
Series B 350,000 shares issued and outstanding at February 28, 2006 and August 31, 2005 (Note F)	350	350
Common stock, par value $.001 per share; 75,000,000 shares authorized; 14,319,185 and 13,320,992 shares issued and outstanding
at February 28, 2006 and August 31, 2005, respectively (Note F)	14,319	13,321
Stock subscription payable (Note F)	—	102,064
Additional paid-in-capital	44,451,155	43,278,143
Accumulated deficit	(49,788,158)	(44,580,201)
Total Deficiency in Stockholders' Equity	(5,322,334)	(1,186,323)
Total Liabilities and Deficiency in Stockholders' Equity	$1,929,730	$3,632,973

See accompanying footnotes to the unaudited condensed consolidated financial statements.

F-2

SCIENTIGO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF LOSSES
FOR THE THREE MONTHS ENDED FEBRUARY 28, 2006 AND 2005
(UNAUDITED)

	2006	2005

Revenues, net	$40,933	$5,014
Cost of sales	17,570	—
Gross profit	23,363	5,014

Operating expenses:
Selling, general and administrative	1,634,593	704,802
Depreciation and amortization	38,937	11,432
Total operating expenses	1,673,530	716,234

Loss from operations	(1,650,167)	(711,220)

Other income (expenses)	(151,397)	235,661
Interest income (expenses)	(837,635)	(16,946)
Total other expenses	(989,032)	218,715

Loss from continuing operations, before income taxes and discontinued operations	(2,639,199)	(492,505)

Provision for income taxes	—	—
Loss from continuing operations, before discontinued operations	(2,639,199)	(492,505)

Loss from discontinued operations (Note B)	—	(251,863)

Net (loss)	$(2,639,199)	$(744,368)

Cumulative convertible preferred stock dividend requirements	—	(45,640)
Net loss attributable to common shareholders	$(2,639,199)	$(790,008)

Net income (loss) per common share (basic and assumed diluted)	$(0.18)	$(0.06)
Continuing operations:	$(0.17)	$(0.04)
Discontinued operations:	—	$(0.02)

Weighted Average Shares Outstanding
Basic and assumed diluted	14,299,068	12,786,954

See accompanying footnotes to the unaudited condensed consolidated financial statements.

F-3

SCIENTIGO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF LOSSES
FOR THE SIX MONTHS ENDED FEBRUARY 28, 2006 AND 2005
(UNAUDITED)

	2006	2005

Revenues, net	$42,450	$6,784
Cost of sales	17,570	2,455
Gross profit	24,880	4,329

Operating expenses:
Selling, general and administrative	3,169,197	1,592,028
Depreciation and amortization	55,965	22,863
Total operating expenses	3,225,162	1,614,891

Loss from operations	(3,200,282)	(1,610,562)

Other income (expenses)	(91,536)	235,661
Interest income (expenses)	(1,916,139)	(44,499)
Total other expenses	(2,007,675)	191,162

Loss from continuing operations, before income taxes and discontinued operations	(5,207,957)	(1,419,400)

Provision for income taxes	—	—

Loss from continuing operations, before discontinued operations	(5,207,957)	(1,419,400)

Loss from discontinued operations (Note B)	—	(403,103)

Net (loss)	$(5,207,957)	$(1,822,503)

Cumulative convertible preferred stock dividend requirements	—	(78,189)

Net loss attributable to common shareholders	$(5,207,957)	$(1,900,692)

Net income (loss) per common share (basic and assumed diluted)	$(0.37)	$(0.15)
Continuing operations:	$(0.37)	$(0.11)
Discontinued operations:	—	$(0.04)

Weighted Average Shares Outstanding
Basic and assumed diluted	14,129,547	12,786,954

See accompanying footnotes to the unaudited condensed consolidated financial statements.

F-4

SCIENTIGO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED FEBRUARY 28, 2006 AND 2005
(UNAUDITED)

	2006	2005

Net cash used in operating activities	$(2,434,615)	$(2,204,379)

Net cash used in investing activities	(358,163)	(10,801)

Net cash used in financing activities	668,749	1,871,081

Net decrease in cash and cash equivalents	(2,124,029)	(344,099)
Cash and cash equivalents at beginning of period	2,124,029	344,099
Cash and cash equivalents at end of period	$—	$—

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	$240,168	$47,553
Common stock issued in exchange for services rendered	48,000
Common stock issued in exchange for conversion of notes payable	250,000
Common stock issued in exchange for accrued liabilities	79,950
Common stock issued in connection with acquisition of intangible assets	140,713
Common stock issued in exchange for officer compensation	28,000
Warrants issued in exchange for services rendered	4,250	167,955
Beneficial conversion feature on convertible notes payable	66,751
Value of warrants attached to convertible notes	75,560
Notes payable issued in connection with acquisition of intangible assets	100,000
Note payable discount charged to interest expense	37,500
Amortization and write-off of debt discount - beneficial conversion feature of convertible notes	944,656
Amortization and write-off of debt discount - value of warrants attributable to convertible notes	692,203
Accrual of preferred stock dividend	—	78,189

See accompanying footnotes to the unaudited condensed consolidated financial statements.

F-5

SCIENTIGO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2006

NOTE A - SUMMARY OF ACCOUNTING POLICIES

General

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and, therefore, do not include all the information necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Accordingly, the results from operations for the three and six-month period ending February 28, 2006 are not necessarily indicative of the results that may be expected for the year ended August 31, 2006. The unaudited consolidated financial statements should be read in conjunction with the consolidated August 31, 2005 financial statements and footnotes thereto included in the Company's SEC Form 10-KSB.

Business and Basis of Presentation

Scientigo, Inc. (the "Company") is a software and intellectual property enterprise with products which provide a platform to build a suite of software for Enterprise Content Management (ECM) needs. The Company holds multiple patents and patent-pending technologies and has developed the suite of products that provides solutions for managing the significant quantities of electronic information available today. The Company’s software includes next generation ECM capabilities. ECM includes: intelligent search for the internet and each enterprise, classification and intelligent document recognition.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Convey Systems International, Inc. (“CSI”), and majority-owned subsidiary, Tigo Search, Inc. (“TSI”). TSI was a wholly-owned subsidiary until November 28, 2005 when the Company acquired the Find.com URL and related intangible assets in a transaction which included issuing the seller 49% of TSI’s common stock. This transaction resulted in the Company being the majority owner, owning 51% of the issued shares of TSI (Note B). The TSI subsidiary was established for the acquisition and development of the Find.com URL and business related to that URL. The business became active in November, 2005.

The Company sold its ecom subsidiary in August, 2005. The ecom business segment is accounted for as discontinued operations, and accordingly, amounts in the financial statements and related notes for the six months ended February 28, 2005 have been restated to reflect discontinued operations accounting (Note B). All significant inter-company transactions and balances have been eliminated in consolidation.

Minority Interest in Subsidiaries

Minority interest in results of operations of consolidated subsidiaries represents the minority shareholders' share of the income or loss of various consolidated subsidiaries. The minority interest in the consolidated balance sheet reflects the original investment by these minority shareholders in these consolidated subsidiaries, along with their proportional share of the earnings or losses of these subsidiaries. The minority interest in Tigo Search, Inc. is a deficit and, in accordance with Accounting Research Bulletin No. 51, subsidiary losses should not be charged against the minority interest to the extent of reducing it to a negative amount. As such, any losses will be charged against the Company’s operations, as majority owner.

Stock-based Compensation

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the exercise price of the related option.

F-6

The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the years ended August 31, 2005 and 2004 and will adopt the interim disclosure provisions for its financial reports for the subsequent periods. The Company used the Black-Scholes pricing model prior to August 31, 2005. Effective September 1, 2005, the Company adopted the Binomial pricing model. Had compensation costs for the Company’s stock options been determined based on the fair value at the grant dates for the awards, the Company’s net loss and losses per share would have been as follows (transactions involving stock options issued to employees and Black-Scholes and Binomial pricing model assumptions are presented in Note G):

	For the Three Months Ended February 28,		For the Six Months Ended February 28,
	2006	2005	2006	2005
Net loss - as reported	$(2,639,199)	$(744,368)	$(5,207,957)	$(1,822,503)
Add: Total stock-based employee compensation expense as reported under intrinsic value method (APB. No. 25)
Deduct: Total stock-based employee compensation expense as reported under fair value-based method (SFAS No. 123)	(807,751)	(16,770)	(2,184,026)	(309,145)
Net loss - Pro forma	$(3,446,950)	$(761,138)	$(7,391,983)	$(2,131,648)
Net loss attributable to common stockholders - Pro forma	$(3,446,950)	$(806,778)	$(7,391,983)	$(2,209,837)
Basic (and assuming dilution) loss per share - as reported	$(0.18)	$(0.06)	$(0.37)	$(0.15)
Basic (and assuming dilution) loss per share - Pro forma	$(0.24)	$(0.06)	$(0.52)	$(0.18)

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123R (revised 2004), "Share-Based Payment" which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation". Statement 123R supersedes APB opinion No. 25, "Accounting for Stock Issued to Employees", and amends FASB Statement No. 95, "Statement of Cash Flows". Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. On April 14, 2005, the SEC amended the effective date of the provisions of this statement. The effect of this amendment by the SEC is that the Company will have to comply with Statement 123R and use the Fair Value based method of accounting no later than its third quarter of 2006. The Company has previously issued employee stock options for which no expense has been recognized, and which will not be fully vested as of the effective date of SFAS No. 123R.

Reclassifications

Certain reclassifications have been made in prior years' financial statements to conform to classifications used in the current year.

NOTE B - ACQUISITIONS, DIVESTITURES AND DISCONTINUED OPERATIONS

Tigo Search, Inc.

Tigo Search, Inc. was formed as a wholly-owned subsidiary of the Company during the year ended August 31, 2005. On November 28, 2005, the Company entered into a transaction whereby in exchange for 49% of Tigo Search, Inc. and $250,000 in cash, issuance of a promissory note in the amount of $100,000 (Note D) and 112,570 shares of the Company’s common stock, valued at $140,713 (Note F), the Find.com URL and certain other related intangible assets would be owned by Tigo Search, Inc. Tigo Search, Inc. had no assets or liabilities prior to this transaction.

For the three and six month periods ended February 28, 2006, the minority interest in Tigo Search, Inc. is a deficit and, in accordance with Accounting Research Bulletin No. 51, the Company’s consolidated net loss, as majority owner, included the net loss from Tigo Search, Inc. This net loss attributable to Tigo Search Inc. was $49,646 and $77,987 for the three and six month periods ended February 28, 2006, respectively.

ecommerce support centers, inc.

On May 23, 2005, the Company sold substantially all the assets that comprise its call center operations (“ecom”). On August 31, 2005, the Company entered into an agreement to sell all of the outstanding capital stock of ecom to Lion Development Group II, Inc. The financial statements for the six months ended February 28, 2005 reflect the operating results of the discontinued operations separately from continuing operations.

Operating results for the ecommerce support centers, inc. discontinued operations for the three and six months ended February 28, 2005 were:

	Three Months Ended Six Months Ended
	February 28, 2005
Revenues	$1,444,326	$2,877,012
Costs and Expenses	(1,696,189)	(3,280,115)
Net loss before tax	(251,863)	(403,103)
Income tax provision (benefit)	—	—
Net loss	$(251,863)	$(403,103)

NOTE C - NOTES RECEIVABLE - RELATED PARTIES

At February 28, 2006 and August 31, 2005, the Company has a note receivable from one of its largest shareholders with a balance of $208,688 and $378,003, respectively. This note, which had an original balance of $400,000, matures on May 31, 2006 and is secured by approximately 1,100,000 shares of the Company’s common stock owned by the shareholder. The note does not provide for interest except that the Company received 159,630 shares of its common stock as an inducement to make this loan. These shares were valued at $239,445 and this amount is being amortized over the one-year life of the note. Unearned income includes $59,861 and $181,101 of unamortized value of these shares at February 28, 2006 and August 31, 2005, respectively. Other income includes $119,723 and $-0- related to this share value for the six months ended February 28, 2006 and 2005, respectively.

F-7

NOTE D - NOTES PAYABLE TO RELATED PARTIES

Notes Payable at February 28, 2006 and August 31, 2005 are as follows:

	February 28, 2006	August 31, 2005
Note payable to a related party in monthly installments of $20,429 plus interest at LIBOR monthly floating rate plus 2.75%; unsecured; all remaining unpaid amount becomes due in May 2008 (Note H)	$916,495	$1,039,069
Note payable due sixty days after the exchange period (Note L) specified in the Company’s registration statement on Form S-4, with interest at 4.75% secured by a portion of the common stock of Tigo Search, Inc. The expiration date of the exchange offer was March 30, 2006 which results in a maturity date of this note of May 29, 2006.	100,000	—
Note payable on demand to a related party, non-interest bearing; unsecured; maturity date was in May 2004; the Company shall repay the note with Company common stock. The Company is currently in default under the terms of the note agreement. (Note H)	120,000	120,000
Note payable with interest at 6% due June 8, 2006, secured by the Company’s portion, if any, of note receivable from CustomerLinx of NC held by Lion Development, LLC which was part of the Company’s sale of its call center operations and subsequent sale of the stock in the subsidiary which had contained the call center operations	93,287
	1,229,782	1,159,069
Less: current portion	(558,435)	(365,148)
	$671,347	$793,921

Aggregate maturities of long-term debt as of February 28, 2006 are as follows:

2006	$558,435
2007	245,148
2008	426,199
2009	—
2010	—
Total	$1,229,782

F-8

NOTE E - SENIOR CONVERTIBLE NOTES PAYABLE

The Company began offering a 6.4% convertible note (“Convertible Note”) in April 2005 with an aggregate face value of $6,250,000 and a maturity of May 2007. Subsequent to April 2005, the Company authorized offering up to $7,187,500 aggregate face value of the notes. The Convertible Notes were offered with a 20% discount, resulting in net proceeds before commissions of $5,000,000 to the Company of the initial offering amount and up to $5,750,000 if fully subscribed. The Convertible Notes were initially offered only to holders of the Company’s Series A Preferred Stock. Included with the Convertible Notes were warrants to purchase one share of the Company’s common stock for each $2 of face value of Convertible Notes sold at an exercise price of $1.00 per share and a term which expires in June 2010. The Convertible Notes provide for conversion of the face amount of the notes into the Company’s common stock at $1.3325 per share and they provide for interest to be paid quarterly. The repayment of the Convertible Notes is secured by a first priority security interest in the Company’s intellectual property granted pursuant to a security agreement to be entered into by the Company. Upon the payment or conversion of $5,000,000 of the total Principal Amount of the Notes, the XML patents owned by Scientigo will be released from such security interest.

During the six months ended February 28, 2006, the Company sold an additional $187,500 of notes, and two note holders of the outstanding Convertible Notes elected to convert $250,000 of the notes into 187,716 shares of the Company’s common stock. As of February 28, 2006 and August 31, 2005, the Company sold Convertible Notes with a face value of $6,633,950 and $6,446,450 and received net proceeds of $5,307,160 and $5,157,160, respectively. In connection with issuance of the Convertible Notes, the Company issued warrants to its placement agent in exchange for services and commissions. The exercise prices of these warrants were below the fair market value of the Company's common stock. The Company has charged an aggregate of $4,250 and $-0- to operations during the six months ended February 28, 2006 and 2005, respectively in connection with the warrants issued to its placement agent and $7,500 and $-0- in cash payments of commissions on sales of convertible notes during the six months ended February 28, 2006 and 2005, respectively. Additionally, the Company accounted for and charged to interest expense $37,500 and $-0- during the six months ended February 28, 2006 and 2005, respectively, in connection with the original 20% discount on Convertible Notes issued during the period.

As described in Note L to these financial statements, after February 28, 2006, holders of $6,214,375 of the 6.4% convertible notes exchanged their notes for a new 10% convertible note with a face amount which did not include the 20% discount that was part of the 6.4% convertible notes. Holders of $3,932,997 of the new 10% convertible notes elected to convert these notes into the Company’s common stock.

A summary of convertible notes payable at February 28, 2006 and August 31, 2005 is as follows:

	February 28, 2006	August 31, 2005
Convertible notes payable; 6.4% per annum payable quarterly; due May 2007; note holders have the option to convert unpaid note principal into the Company’s common stock at $1.3325 per share. The note holders are secured by a first priority security interest in the Company’s intellectual property.	$6,383,950	$6,446,450
Debt Discount - beneficial conversion feature, net of accumulated amortization and write-off of $1,416,095 and $471,439 at February 28, 2006 and August 31, 2005, respectively.	(2,070,454)	(2,948,358)
Debt Discount - value attributable to warrants attached to notes, net of accumulated amortization and write-off of $1,030,969 and $338,766 at February 28, 2006 and August 31, 2005, respectively.	(1,526,679)	(2,143,322)
Total	$2,786,817	$1,354,770
Less: current portion	—	—
	$2,786,817	$1,354,770

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an imbedded beneficial conversion feature present in the Convertible Note. The Company allocated to additional paid-in capital a portion of the proceeds equal to the intrinsic value of the beneficial conversion feature. The Company recognized and measured an aggregate of $3,486,549 of the proceeds, which is equal to the intrinsic value of the imbedded beneficial conversion feature, to additional paid-in capital and a discount against the Convertible Note. The debt discount attributed to the beneficial conversion feature is amortized over the Convertible Note’s maturity period (21 to 25 months) as interest expense.

F-9

In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF - 00-27”), the Company recognized the value attributable to the warrants in the amount of $2,557,647 to additional paid-in capital and a discount against the Convertible Note. The Company valued the warrants in accordance with EITF 00-27 using a binomial pricing model (Black-Scholes pricing model prior to August 31, 2005) and the following assumptions: contractual terms of 5 years, an average risk-free interest rate of 3.84%, a dividend yield of 0%, and volatility of 93.25%. The debt discount attributed to the value of the warrants issued is amortized over the Convertible Note’s maturity period (21 to 25 months) as interest expense.

The Company amortized the Convertible Note debt discount attributed to the beneficial conversion feature and the value of the attached warrants and recorded non-cash interest expense of $719,427 and $0 for the three months ended February 28, 2006 and 2005, respectively and $1,457,711 and $0 for the six months ended February 28, 2006 and 2005, respectively. The conversion of the $250,000 in face value of the convertible notes resulted in the write-off of the unamortized portion of the debt discount totaling $179,148 which is also recorded as non-cash interest expense during the six month period ended February 28, 2006.

Aggregate maturities of senior convertible notes as of February 28, 2006 are as follows:

2006	$—
2007	6,383,950
Total	$6,383,950

NOTE F - CAPITAL STOCK

The Company is authorized to issue 75,000,000 shares of common stock with $.001 par value per share and 10,000,000 shares of preferred stock with $.001 par value per share. As of February 28, 2006 and August 31, 2005, the Company had 14,319,185 and 13,320,992 shares of common stock issued and outstanding, respectively, and 350,000 and 350,000 shares of Series B Preferred Stock issued and outstanding, respectively.

During the six months ended February 28, 2006, the Company issued an aggregate of 998,193 shares of common stock. Included in this total were a) 187,617 shares issued in conjunction with the conversion of $250,000 face value of the 6.4% convertible notes at a price of $1.3325 per share (Note E); b) 552,012 shares issued upon the exercise of $.85 warrants which provided $469,210 in proceeds including the amount reflected as common stock payable of $102,064 at August 31, 2005; c) 60,000 shares issued in conjunction with the settlement of a lawsuit that was accrued for at August 31, 2005; d) 1,436 shares issued to ex-employees upon the exercise of stock options at $0.01 per share; the stock options were valued at the fair value of the Company’s common stock at the date the options were granted during prior periods; this provided the Company with $14 in proceeds; e) 11,562 shares issued upon the exercise of $1.00 warrants which provided $11,562 in proceeds; f) 22,996 shares issued to a third party and valued at prices ranging from $1.02 to $1.30 per share for a total of $28,000; these costs are included in compensation expense and treated as compensation to one of the Company’s executive officers; g) 112,570 shares issued in conjunction with the acquisition, on November 28, 2005, of Find.com and valued at $140,712 (Note B); h) 50,000 shares issued in conjunction with a financial consulting and services agreement and valued at $48,000.

In December 2003, the Company's Board of Directors designated 2,251,407 shares of Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock") and 350,000 shares of Series B Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Stock "). Both Series A Preferred Stock and Series B Preferred Stock have a liquidation preference that is senior to the Company's Common Stock. In December 2003, the Company approved a private placement offering of up to $3,000,000 of its authorized Series A Preferred Stock at $1.3325 per share. The Series A Preferred Stock was convertible into one share of the Company's common stock after a one-year period from the date of issuance.

The Series A Preferred Stock provided for a 4% annual cumulative dividend, that is payable when declared by the Company's Board of Directors and was payable in shares of the Series A Preferred Stock. In August 2005, pursuant to an exchange offer, the Company converted all of the previously issued and outstanding Series A Preferred Stock and accrued unpaid dividends into Common Stock. The issuance of common stock settled in full the cumulative preferred stock dividends; during the three months ended November 30, 2004, these dividends totaled $32,552.

The Series B Preferred Stock is convertible into common stock at the lesser of $1.75 per share or 80% of the lowest bid price for the common stock in the 10 business days preceding the conversion but it cannot be less than 50% of the $1.75 or $.875. This results in the conversion of a maximum of 4,000,000 shares and a minimum of 2,000,000 shares of the Company's common stock. The Series B Preferred Stock holders also have an option to acquire additional common shares in an amount to permit the conversion rights plus this option to result in a total of 4,000,000 shares of the Company's common stock.

F-10

NOTE G - STOCK OPTIONS AND WARRANTS

Options

The following table summarizes the changes in options outstanding and the related prices for the shares of the Company’s common stock issued to employees, consultants and shareholders at February 28, 2006, after giving effect to 1:10 reverse split in common stock in February, 2003:

		Options Outstanding		Options Exercisable
Weighted Average
		Contractual Life	Weighted Average		Weighted Average
Exercise Price	Number Outstanding	(Years)	Exercise Price	Number Exercisable	Exercise Price
$ .01-$3.35	8,357,153	3.01	$1.82	4,425,488	$1.64

Transactions involving the Company’s options issuance are summarized as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at August 31, 2004	1,065,927	$2.06
Granted	5,400,802	2.03
Exercised	(235,970)	.01
Cancelled	(429,335)	2.88
Outstanding at August 31, 2005	5,801,424	$2.03
Granted	2,875,000	1.43
Exercised (Note F)	(1,436)	.01
Cancelled	(317,835)	2.33
Outstanding at February 28, 2006	8,357,153	$1.82

Warrants

The following table summarizes the changes in warrants outstanding and the related prices for the shares of the Company’s common stock issued to employees, consultants and shareholders at February 28, 2006 after giving effect to 1:10 reverse split in common stock in February, 2003.

		Warrants Outstanding		Warrants Exercisable
		Weighted Average
		Contractual Life	Weighted Average		Weighted Average
Exercise Price	Number Outstanding	(Years)	Exercise Price	Number Exercisable	Exercise Price
$0.00 - $.84	25,000	2.73	$0.01	25,000	$.01
$0.85 - $2.99	10,708,490	2.17	$0.99	10,708,490	$0.99
$3.00 - $11.88	1,102,500	1.11	$3.24	1,102,500	$3.24
	11,835,990	2.07	$1.19	11,835,990	$1.19

Transactions involving the Company’s warrants issuance are summarized as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at August 31, 2004	4,746.997	$3.12
Granted	10,568,118	1.23
Exercised	(461,300)	0.89
Cancelled	(2,681,170)	0.45
Outstanding at August 31, 2005	12,172,645	$1.29
Granted	316,756	1.00
Exercised (Note F)	(563,574)	0.85
Cancelled	(89,837)	11.96
Outstanding at February 28, 2006	11,835,990	$1.19

F-11

The Company used the Black-Scholes pricing model prior to August 31, 2005. Effective September 1, 2005, the Company adopted the binomial option price model. The weighted-average fair value of stock options and warrants granted to employees, consultants and shareholders during the three months ended February 28, 2006 and 2005 and the weighted-average significant assumptions used to determine those fair values are as follows:

	2006	2005
Significant assumptions (weighted average):
Risk free interest rate at grant date	3.94%	2.04%
Expected stock price volatility	113.43%	122%
Expected dividend payout	—	—
Expected option life-years(a)	2.0 - 5.6	4.0 - 8.0

(a)	The expected option/warrant life is based on contractual expiration dates.

During the six month period ended February 28, 2006 and 2005, the Company charged to operations compensation expenses in connection with granting warrants in exchange for services rendered in the amount of $4,250 and $0, respectively. During the period ended February 28, 2006, the Company also granted 93,750 warrants to the noteholders in connection with issuance of convertible notes (Note E). The Company recognized the value attributable to the warrants in the amount of $75,560 to additional paid-in capital and a discount against the Convertible Notes (Note E).

During the six month period ended February 28, 2006, the Company issued an aggregate of 552,012 and 11,562 shares of common stock to convertible noteholders and Series A Preferred Stock shareholders in exchange for warrants exercised at $0.85 and $1.00 per share, respectively (Note F). The Company also issued 1,436 shares of common stock to ex-employees upon the exercise of stock options at $0.01 per share. The Company received $14 of proceeds and the stock options were valued at the fair value of the Company’s common stock at the date the options were granted during prior periods.

If the Company recognized compensation cost for the non-qualified employee stock option plan in accordance with SFAS No. 123, the Company’s pro forma net loss attributable to common stockholders and net loss per share would have been $(3,446,950) and $(0.24) and $(806,778) and $(0.06), respectively for the three months ended February 28, 2006 and 2005 and $(7,391,983) and $(0.52) and $(2,209,837) and $(.18) respectively for the six months ended February 28, 2006 and 2005.

NOTE H - RELATED PARTY TRANSACTIONS

Other receivable-related parties at February 28, 2006 of $120,995 are payments made on behalf of The Tag Group, Inc. in anticipation of the purchase of substantially all of their assets. These payments to various vendors will be deducted from the purchase price paid to The Tag Group, Inc. at closing of the purchase transaction. At August 31, 2005, the balance was $81,090. During the three months ended February 28, 2006, the Company borrowed $93,287 from Lion Development, LLC (Note D). Lion Development, LLC purchased the Company’s call center subsidiary in August 2005.

During the six months ended February 28, 2005, the Company provided services through its ecom subsidiary to a company owned by a former director of the Company. All of the revenue from these services is now included in the loss from discontinued operations. The amount of revenue included in this loss from discontinued operations is $151,616 from Cheapseats, Inc.

In November 2004 a series of transactions and agreements with two significant shareholders of the Company resulted in one of these shareholders assuming $1,250,000 of the Company’s bank debt. In exchange for this note assumption, the Company issued a $1,250,000 unsecured note payable to the shareholder that has a balance of $916,495 and $1,039,069 at February 28, 2006 and August 31, 2005, respectively. This note assumption transaction also provided for the Company to make a $400,000 loan to the shareholder which has a one-year term and is secured by approximately 1,100,000 shares of the Company’s common stock. The balance of this note receivable is $208,688 and $378,003 at February 28, 2006 and August 31, 2005 respectively.

Jones Byrd & Attkisson, Inc. (“JBA”) has acted as placement agent for the Company’s Series A Preferred Stock and the 6.4% Senior Convertible Notes Payable. One of JBA’s principals is a director of the Company. In connection with such offerings, the Placement Agent received $7,500 in cash commissions and warrants to purchase 15,000 shares of the Company's Common Stock at cashless exercise prices of $1.00 during the six months ended February 28, 2006. JBA’s former CFO is an investor in the Company’s 6.4% Senior Convertible Notes and joined the Company as its Chief Operating Officer in September, 2005.

One of the Company’s shareholders advanced funds in the form of an unsecured, non interest-bearing note to the Company for working capital purposes. As of February 28, 2006 and August 31, 2005, the amount due to the shareholder is $120,000. The Company is to repay the note with common stock at the rate of 100,000 shares of common stock per $120,000 of advances. The Company is currently in default under the term of the note agreement and is the subject of litigation described in Note I.

NOTE I - COMMITMENTS AND CONTINGENCIES

Litigation

In April, 2004, iGate, Inc. (“iGate”) filed a complaint against Gibralter Publishing, Inc. (“Gibralter”) and the Company in the U.S. District of the Eastern District of North Carolina, Southern Division, claiming that the Company was liable to iGate in the amount of approximately $725,000. iGate asserts that Gibralter owed this sum to iGate and by virtue of an alleged fraudulent conveyance, iGate asserts that a fraudulent conveyance occurred when Gibralter forgave $5,000,000 in liabilities of a wholly-owned subsidiary of the Company which were guaranteed by the Company in exchange for the Company's issuing to Gibralter shares of its Common Stock and warrants to purchase Common Stock. In May, 2004, default was entered against the Company. In November, 2004, the court vacated the default and granted the Company leave to answer to the complaint. The Company filed its answer and asserted affirmative defenses alleging absolute defenses to the claims of iGate. The Company believes it has meritorious defenses to iGate’s claim and intends to vigorously defend itself against the claim. During the three months ended February 28, 2006, the Company has accrued $250,000 as its estimated cost to defend or settle this matter. Management believes the ultimate outcome of this matter will not have a material adverse effect on the Company's consolidated financial position or results of operations.

F-12

Edward Arthur Bohn vs. Terrence Jude Leifheit; E-Commerce Support Center, Inc.; Gibralter Publishing, Inc; Global Demand Publishing, Inc.; Sky Investments of Jacksonville, Inc.; Jan Kaster and Market Central, Inc.

Edward Bohn filed a Complaint in June, 2005 to initiate the above-captioned action, and obtained a Temporary Restraining Order on the same day. Subsequently, Edward Bohn modified the Temporary Restraining Order to limit its effort against the Company, to enjoin the Company from issuing its stock to Terrence Jude Leifheit. Subsequently, an Amended Complaint was filed by Edward Bohn to dismiss all counts against the Company and ecom, except for injunctive relief relating to the issuance of the Company’s stock. The Company has no liabilities asserted against it either by Plaintiff or any of the Defendants. The Company believes it has meritorious defenses to the complaint and intends to vigorously defend itself against the claim (Note H).

In May, 2005, the Company was notified by a software licensed monitoring group that it was not in compliance with certain computer software licensing agreements. The Company believes that it has meritorious defenses to the allegations and intends to vigorously defend itself against the claims. Management believes the ultimate outcome of this matter will not have a material adverse effect on the Company's consolidated financial position or results of operations.

The Company is subject to other legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

Securities Law Issue

The Company determined that the 6.4% Senior Convertible Notes and Warrants that the Company issued to investors may not have been exempt from the registration requirements under the Securities Act of 1933 or from the registration or qualification requirements under the securities laws of certain states. Consequently, the issuance of the Notes and Warrants may not have complied with the Securities Act of 1933 and the state securities laws of the states of Alabama, Georgia, Maryland, Mississippi, New Jersey, North Carolina, Ohio, South Carolina, Utah and Virginia. The Company may be subject to claims by federal and state regulators for any such violations. In addition, if any purchaser of the Company's Senior Convertible Notes were to prevail in a suit resulting from a violation of federal or applicable state securities laws, the Company could be liable to return the amount paid for such securities with interest thereon, less the amount of any income received thereon, upon tender of such securities, or for damages if the purchaser no longer owns the securities. As of the date of these financial statements, the Company is not aware of any alleged specific violation or the likelihood of any claim. There can be no assurance that litigation asserting such claims will not be initiated, or that the Company would prevail in any such litigation.

The Company is unable to predict the extent of its ultimate liability, if any, with respect to any and all future securities matters. The costs and other effects of any future litigation, government investigations, legal and administrative cases and proceedings, settlements, judgments and investigations, claims and changes in this matter could have a material adverse effect on the Company's financial condition and operating results.

NOTE J - INTANGIBLE ASSETS

The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets, whereby the Company periodically tests its intangible assets for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets are tested for impairment, and write-downs will be included in results from operations. The estimate of fair value of the intangible assets acquired was based on management’s estimates.

Total identifiable intangible assets acquired and their carrying values at August 31, 2005 are:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Residual Value	Weighted Average Amortization Period (Years)
Amortized Identifiable Intangible Assets:
Patents	$97,218	$(64,880)	$32,338	$—	3.0
Total Amortized Identifiable Intangible Assets	$97,218	$(64,880)	$32,338	$—	3.0

F-13

On November 28, 2005, the Company entered into a transaction whereby, in exchange for 49% of Tigo Search, Inc. and $250,000 in cash, issuance of a promissory note in the amount of $100,000 (Note D) and 112,570 shares of the Company’s common stock, valued at $140,713 (Note F), the Find.com URL and certain other related intangible assets would be owned by the Company’s majority-owned subsidiary, Tigo Search, Inc. The Find.com URL acquired is determined to have an estimated useful life of five years. The Company will amortize the acquired intangible assets on a straight-line basis over the estimated useful lives of the assets.

Total identifiable intangible assets acquired and their carrying values at February 28, 2006 are:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Residual Value	Weighted Average Amortization Period (Years)
Amortized Identifiable Intangible Assets:
Patents and Trademarks	$97,218	$(80,990)	$16,228	$—	3.0
Domain name and other intangibles	490,713	(24,435)	466,278	—	5.0
Total Amortized Identifiable Intangible Assets	$587,931	$(105,425)	$482,506	$—

Estimated amortization expense as of February 28, 2006 is as follows:

2006	$98,143
2007	98,143
2008	98,143
2009	98,143
2010 and after	89,934
Total	$482,506

NOTE K - OTHER INCOME (EXPENSE)

During the six months ended February 28, 2006 and 2005 other income (expense) totals $(91,536) and $235,661, respectively, which included other income of $50,000 and $235,661 during the periods, respectively relating to the Company's settlement of vendor obligations for amounts less than originally agreed to. Due to the Company's financial condition during recent years, certain vendor obligations are in arrears and these vendors have agreed to accept reduced amounts to settle the debts than had been originally agreed to. During the six months ended February 28, 2006, income of $119,718 is included in other income related to the amortization of the $239,445 prepayment of interest on the related party note receivable (Note C). Anticipated legal expenses or the anticipated settlement costs relating to certain litigation of $250,000 is included in the three and six months ended February 28, 2006. Miscellaneous expenses of approximately $11,000 were included in these amounts for the six months ended February 28, 2006.

NOTE L - SUBSEQUENT EVENTS

The Company completed an exchange offer related to its 6.4% Convertible Notes on March 30, 2006. This resulted in the Company exchanging $6,214,375 face amount of the existing notes for $4,971,500 of new 10% Convertible Notes. Subsequent to this exchange, holders of $3,932,997 of the new 10% Convertible Notes elected to convert their notes into 4,369,997 shares of the Company’s common stock. As of April 19, 2005, the Company has $169,575 and $1,038,503 of the 6.4% and the 10% Convertible Notes, respectively, still outstanding. Additionally, holders of 3,122,812 warrants to purchase common stock tendered their Warrants and received 3,413,997 A Warrants and 3,080,000 B Warrants in exchange. The A Warrants are exercisable at $.85 per share of Scientigo Common Stock until August 27, 2006, and the B Warrants are exercisable at $1.00 per share of Scientigo Common Stock beginning March 31, 2007, and ending June 30, 2010. For each A Warrant that is exercised by a holder, one B Warrant terminates. Since February 28, 2006, the Company has received proceeds of $97,534 relating to the exercise of $.85 warrants, either A Warrants or those issued in August 2005 with the Series A Preferred Stock conversion. The Company has received notification of warrant exercises that indicates an additional $453,230 will be received as a result of exercise of $.85 warrants during the next two weeks.

As a result of operating losses, continued demands on the Company’s liquid assets, and the extended time required to obtain approval from the SEC for the Company’s S-4 which dealt with the recently completed exchange offer, the company issued 225,000 shares of common stock and 56,250 warrants with an exercise price of $1.25 to acquire the Company's common stock for two years in exchange for $180,000. In addition, two of the Company’s executive officers and one other officer have loaned the Company $125,000 for short-term working capital needs.

Certain employees and all the executive officers of the Company have not been paid or reimbursed for salaries totaling approximately $90,000 as of April 14, 2006. As a result of the non-payment of the salaries, the Company is in default of its employment agreements with three of its four executive officers. These employment agreements provide the Company with a 30 day period to cure these defaults from the time the employee notifies the Company of its default.

F-14

FINANCIAL STATEMENTS

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FINANCIAL STATEMENTS AND SCHEDULES

AUGUST 31, 2005 AND 2004

FORMING A PART OF ANNUAL REPORT
PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934

MARKET CENTRAL, INC.

MARKET CENTRAL, INC.
INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Certified Public Accounting Firm	F-3
Consolidated Balance Sheets at August 31, 2005 an 2004	F-4
Consolidated Statements of Losses for The Years Ended August 31, 2005 and 2004	F-5
Consolidated Statements of Deficiency in Stockholders’ Equity for The Years Ended August 31, 2005 and 2004	F-6 - F-7
Consolidated Statements of Cash Flows for The Years Ended August 31, 2005 and 2004	F-8 - F-9
Notes to Consolidated Financial Statements	F-10 - F-36

RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors
Market Central, Inc.
Charlotte, NC

We have audited the accompanying consolidated balance sheets of Market Central, Inc. and subsidiaries (the “Company”) as of August 31, 2005 and 2004 and the related consolidated statements of losses, deficiency in stockholders’ equity, and cash flows for each of the two years ended August 31, 2005. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries as of August 31, 2005 and 2004, and the results of its operations and its cash flows for each of the two years ended August 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP Russell Bedford Stefanou Mirchandani LLP Certified Public Accountants
McLean, Virginia
October 4, 2005, except as to Note R, which is as of
November 7, 2005

MARKET CENTRAL, INC.
CONSOLIDATED BALANCE SHEETS
AUGUST 31, 2005 AND 2004

	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents	$2,124,029	$344,099
Accounts receivable, net of allowance for doubtful accounts of $0 at August 31, 2005 and 2004	10,000	719,262
Accounts receivable - related parties, net of allowance for doubtful accounts of $0 at August 31, 2005 and 2004 (Note M)	-	277,119
Other receivable - related party (Note M)	81,090	-
Notes receivable - related parties (Notes F )	378,003
Prepaid expenses and other current assets	124,777	149,282
Total Current Assets	2,717,899	1,489,762

Property and Equipment: (Note D)
Furniture and fixtures	69,526	42,273
Computers and software	185,985	101,211
	255,511	143,484
Less: accumulated depreciation	(120,349)	(97,761)
Property and Equipment, net	135,162	45,723
Net assets from discontinued operations (Note B)		870,827

Other Assets:
Restricted Cash (Note C)		109,617
Goodwill (Note B)	745,050	745,050
Deposits and other	2,524	25,308
Patents and trademarks, net of accumulated amortization of $64,880 and $32,440 at August 31, 2005 and 2004, respectively (Note E)	32,338	64,778
Total Other Assets	779,912	944,753

Total Assets	$3,632,973	$3,351,065

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities (Note H)	$2,123,810	$3,442,462
Note payable to related parties (Note G and M)	365,148	1,210,474
Notes payable, current portion (Note G)	-	1,830,422
Due to factor (Note J)		483,590
Accrued preferred stock dividend (Note F)		61,067
Unearned income (Note K)	181,101	-
Total Current Liabilities	2,670,059	7,028,015

Senior Convertible Notes Payable (Note I)	1,354,770
Notes payable - long term (Note G)	793,921
Other long term liabilities	546

Commitments and Contingencies (Note Q)	-	-
Liabilities from discontinued operations (Note B)		1,598,434
Deficiency in Stockholders’ Equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized;
Series A - none and 2,251,407 shares issued and outstanding at August 31, 2005 and 2004, respectively (Note K)		2,251
Series B - 350,000 shares issued and outstanding at August 31, 2004 (Note K)	350	350
Common stock, par value $.001 per share; 75,000,000 shares authorized; 13,320,992 and 13,391,693 shares issued and outstanding at August 31, 2005 and August 31, 2004, respectively (Note K)	13,321	13,392
Common stock receivable (Note M)	-	(800)
Stock subscription payable (Note K)	102,064
Additional paid-in-capital	43,278,143	27,672,231
Accumulated deficit	(44,580,201)	(32,962,808)
Total Deficiency in Stockholders’ Equity	(1,186,323)	(5,275,384)
Total Liabilities and Deficiency in Stockholders’ Equity	$3,632,973	$3,351,065

See accompanying notes to consolidated financial statements

MARKET CENTRAL, INC.
CONSOLIDATED STATEMENTS OF LOSSES
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

	2005	2004
Revenues, net	$32,277	$24,279
Cost of sales	-	7,712
Gross profit	32,277	16,567

Operating expenses:
Selling, general and administrative	9,169,859	3,479,041
Depreciation and amortization (Note D and E)	55,028	42,346
Total operating expenses	9,224,887	3,521,387

Loss from operations	(9,192,610)	(3,504,820)

Other income	283,178	-
Interest expenses	(2,319,409)	(131,030)
Total other expenses	(2,036,231)	(131,030)

Loss from continuing operations, before income taxes and discontinued operations	(11,228,841)	(3,635,850)

Provision for income taxes	-	-

Loss from continuing operations, before discontinued operations	(11,228,841)	(3,635,850)

Loss from discontinued operations (Note B)	(1,196,936)	(6,831,687)
Gain from sales of discontinued operations (Note B)	1,235,785	2,784,370

Net (loss)	$(11,189,992)	$(7,683,167)

Preferred stock dividend - beneficial conversion feature (Note K)		(875,000)
Cumulative convertible preferred stock dividend (Note K)	(427,401)	(61,067)

Net loss attributable to common shareholders	$(11,617,393)	$(8,619,234)

Net income (loss) per common share (basic and assumed diluted) (Note O)	$(0.90)	$(0.65)
Continuing operations:	(0.90)	(0.34)
Discontinued operations:	0.00	(0.31)

Weighted Average Shares Outstanding
Basic and assumed diluted	12,884,516	13,293,655

See accompanying notes to the consolidated financial statements

MARKET CENTRAL, INC.
CONSOLIDATED STATEMENTS OF DEFICIENCY IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

	Common Shares	Stock Amount	Series A Shares	Series A Par Value	Series B Shares	Series B Par Value	Additional Paid-In-Capital	Common Stock Receivable	Accumulated Deficit	Total
Balance at August 31, 2003	13,268,969	$13,269	-	$-	-	$-	$21,876,847	$-	$(24,343,574)	$(2,453,458)
Issuance of Series A Preferred Stock in connection with a private placement, net of costs and fees (Note K)	-	-	2,251,407	2,251	-	-	2,770,009	-	-	2,772,260
Issuance of common stock to consultants in exchange for options exercised at $.01 per share (Note K)	67,500	68	-	-	-	-	91,800	-	-	91,868
Issuance of Series B Preferred Stock in connection with a private placement, net of costs and fees (Note K)	-	-	-	-	350,000	350	1,282,562	-	-	1,282,912
Warrants issued to consultants in exchange financing costs (Note L)	-	-	-	-	-	-	383,579	-	-	383,579
Stock options and warrants issued to consultants in exchange for services rendered (Note L)	-	-	-	-	-	-	649,939	-	-	649,939
Beneficial conversion feature of Series B Preferred Stock (Note K)	-	-	-	-	-	-	875,000	-	(875,000)	-
Common stock issued to Directors in exchange for compensation (Note K)	55,224	55	-	-	-	-	98,829	-	-	98,884
Common stock to be canceled in connection with Settlement Agreement and Mutual Release with the Company’s former CEO (Note M)	-	-	-	-	-	-	(356,334)	(800)	-	(357,134)
Series A preferred dividend accrual (Note K)	-	-	-	-	-	-		-	(61,067)	(61,067)
Net loss	-	-	-	-	-	-	-	-	(7,683,167)	(7,683,167)
Balance at August 31, 2004	13,391,693	$13,392	2,251,407	$2,251	350,000	$350	$27,672,231	$(800)	$(32,962,808)	$(5,275,384)

See accompanying notes to the consolidated financial statements

MARKET CENTRAL, INC.
CONSOLIDATED STATEMENTS OF DEFICIENCY IN STOCKHOLDERS’ EQUITY (Continued)
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

	Common Shares	Stock Amount		Series A Par Value	Series B Shares	Series B Par Value	Stock Subscription Payable	Additional Paid-In-Capital	Common Stock Receivable	Accumulated Deficit	Total
Balance forward	13,391,693	$13,392	2,251,407	$2,251	350,000	$350	$-0-	$27,672,231	$(800)	$(32,962,808)	$(5,275,384)
Issuance of Series A Preferred Stock in connection with a private placement, net of costs and fees (Note K)	-	-	2,516,270	2,516	-	-		2,966,834	-	-	2,969,350
Issuance of Series A Preferred Stock in conjunction with conversion of debt (Note K and M)			788,906	789				1,050,428			1,051,217
Issuance of common stock to employees in exchange for options exercised at $.01 per share (Note K)	235,970	236	-	-	-	-		188,824	-	-	189,060
Common stock canceled in connection with Settlement Agreement and Mutual Release with the Company’s former CEO (Note M)	(800,000)	(800)							800	-	-0-
Common stock canceled in conjunction with return of common stock by the Company’s two significant shareholders (Note K)	(5,880,740)	(5,881)			-	-		5,881		-	-0-
Common stock canceled in conjunction with return of common stock and loan to shareholder (Note F and M)	(159,630)	(160)			-	-		(239,285)	-	-	(239,445)
Issuance of common stock to consultants in exchange for services rendered (Note K)	83,000	83			-	-		107,817			107,900
Stock options and warrants issued to consultants in exchange for services rendered (Note L)								127,987	-	-	127,987
Beneficial conversion feature of 6.4% Senior Convertible Notes and related Warrants (Note I)	-	-	-	-	-	-		5,901,885	-	-	5,901,885
Common stock issued to Directors in exchange for compensation (Note K)	35,000	35			-	-		48,765	-	-	48,800
Issuance of common stock to employees in exchange for compensation (Note K)	31,064	31						44,485			44,516
Warrants issued to lender in exchange for cancellation of financing agreement (Note L)								64,019			64,019
Warrants issued to officers in exchange for salary deferrals (Note L)								21,123			21,123
Issuance of common stock in conjunction with exercise of warrants issued with 6.4% Senior Convertible Notes and with Series A Preferred Stock exchange offer and payment of preferred stock dividend (Note K)	461,300	461						412,743			413,204
Common stock issued in conjunction with Series A Preferred Stock exchange offer (Note K)	5,923,335	5,923	5,556,583	5,556				488,101		(427,401)	61,067
Warrants issued as commissions for Senior Convertible Note Sales (Note L)								270,784			270,784
Warrants issued with Series A exchange offer (Note L)								4,145,521			4,145,521
Stock subscription payable (Note K)							102,064				102,064
Net loss		-	-	-	-	-	-	-	-	(11,189,992)	(11,189,992)
Balance at August 31, 2005	13,320,992	$13,321	-0-	$-0-	350,000	$350	$102,064	$43,278,143	$-0-	$(44,580,201)	$(1,186,323)

See accompanying notes to the consolidated financial statements

MARKET CENTRAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

Cash flows from operating activities:	2005	2004
Net loss	$(11,189,992)	$(7,683,167)
Add (deduct):
Loss on discontinued operations	1,196,936	6,831,687
Gain on disposal of discontinued operations	(1,235,785)	(2,784,370)
Loss from continuing operations	(11,228,841)	(3,635,850)
Adjustment to reconcile net loss to net cash:
Depreciation and amortization	55,028	42,346
Depreciation and amortization - ecom subsidiary		533,769
Impairment of goodwill discontinued operations		4,062,003
Warrants issued in conjunction with conversion of Series A Preferred Stock into Common Stock	4,145,521
Discount on Senior Convertible notes charged to operations	2,090,495
Common stock issued in exchange for services rendered	390,276	190,752
Stock options and warrants issued in exchange for services rendered	483,913	1,033,518
Other income from settlement of accounts payable	(235,661)
Other income from amortization of note receivable discount	(58,344)
Write-off of inventory	-	9,678
Write-off of Convergion fixed assets	-	254,520
(Increase) decrease in:
Restricted cash	109,617	(109,617)
Accounts receivable and other receivable	476,556	266,344
Costs in excess of billings	-	50,446
Other assets	47,289	(30,210)
Increase (decrease) In:
Cash disbursed in excess of available funds	-	(111,581)
Accounts payable and accrued expenses	(186,571)	(215,257)
Unearned income		(231,059)

Net cash provided by/(used in) continuing operations	(3,910,722)	2,109,802

Net cash (used in) discontinued operations	(1,196,936)	(6,831,687)

Net cash (used in) Operating Activities	(5,107,658)	(4,721,885)

Cash flows from investing activities:
Cash received from sale of ecom	129,000
Purchase of property and equipment	(112,027)	(287,634)
Net cash provided by (used in) investing activities	16,973	(287,634)
Cash flows from financing activities:
Issuance of notes receivable, net of repayments	(355,660)
Proceeds from sale of Senior Convertible Notes	5,157,160
Proceeds from tale of Series A Preferred Stock, net of costs and fees	2,969,350	2,772,260
Proceeds from stock subscription payable	102,064
Proceeds from common stock warrant exercises	413,204
Proceeds from sale of Series B preferred stock, net of costs and fees	-	1,282,912
Repayment of capital leases	(101,303)
Net proceeds (repayments) from notes payable	(830,610)	464,105
Due to factor	(483,590)	496,388
Net cash provided by financing activities	6,870,615	5,015,665

Net increase (decrease) in cash and cash equivalents	1,779,930	6,146
Cash and cash equivalents at beginning of year	344,099	337,953

Cash and cash equivalents at end of year	$2,124,029	$344,099

See accompanying notes to the consolidated financial statements

MARKET CENTRAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

(continued)
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	$248,670	$156,390
Cash paid during the period for income taxes	-	-
Common stock issued in exchange for services rendered	390,276	190,752
Stock options and warrants issued in exchange for services rendered	483,913	1,033,518
Preferred stock issued in exchange for notes payable	1,051,218	-
Accrued preferred stock dividend	427,401	61,067
Accounts receivable net against notes payable to related parties	428,735
Beneficial conversion feature on convertible notes	3,419,797
Value of warrants attached to convertible notes	2,482,088
Disposal of US Convergion, Inc.: (Note B)
Sylvia common stock received		$500
Assets disposed of		(68,211)
Debts assumed by Sylvia		2,967,081
Net gain on disposal of segment		(2,784,370)
Disposition costs	-	115.000
Disposal of ecommerce support centers, inc.: (Note B)
Cash received	$130,000	-
Note received	971,000
Assets disposed of	(1,511,977)	-
Debts assumed by CustomerLinx and Lion Development	1,746,762	-
Net gain on disposal of segment	(1,235,785)	-
Disposition costs	$100,000	-

See accompanying notes to the consolidated financial statements

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

Scientigo, Inc. (the “Company”) is a software and intellectual property enterprise with products which provide a platform to build a suite of software for Enterprise Content Management (ECM) needs. The Company holds multiple patents and patent-pending technologies and have developed the suite of products that provides solutions for managing the significant quantities of electronic information available today. The Company’s software includes next generation ECM capabilities. ECM includes; intelligent search for the internet and each enterprise, classification and intelligent document recognition.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Convey Systems International, Inc. (“CSI”), Tigo Search, Inc., ecommerce support centers, inc. (“ecom”) and U.S. Convergion, Inc. (“Convergion”). All significant inter-company transactions and balances have been eliminated in consolidation. The Company sold its ecom and Convergion subsidiaries in August 2005 and May 2004, respectively. The ecom and Convergion business segments are accounted for as discontinued operations, and accordingly, amounts in the financial statements, and related notes for all periods shown have been restated to reflect discontinued operations accounting. Summarized results of the discontinued businesses and information relating to the sale of these subsidiaries are further described in Note B.

Revenue Recognition

The Company recognizes revenues from contracts in which the Company provides only consulting services as the services are performed. The contractual terms of the agreements dictate the recognition of revenue by the Company. Payments received in advance are deferred until the service is provided.

Contract costs include all direct equipment, material, and labor costs and those indirect costs related to contract performance, such as indirect labor. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance, contract conditions, and estimated profitability that may result in revisions to costs and income are recognized in the period in which the revisions are determined.

For revenue from product sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, REVENUE RECOGNITION (“SAB104”), which superceded Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL
STATEMENTS (“SAB101”).

SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers,

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

SAB 104 incorporates Emerging Issues Task Force 00-21 (“EITF 00-21”), MULTIPLE-DELIVERABLE REVENUE ARRANGEMENTS. This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the arrangement consideration should be measured and allocated to the separate units of accounting. EITF 00-21 became effective for revenue arrangements entered into in periods beginning after June 15, 2003. For revenue arrangements occurring on or after August 1, 2003, the Company revised its revenue recognition policy to comply with the provisions of EITF 00-21.

For those contracts which contain multiple deliverables, management must first determine whether each service, or deliverable, meets the separation criteria of EITF 00-21. In general, a deliverable (or a group of deliverables) meets the separation criteria if the deliverable has standalone value to the customer and if there is objective and reliable evidence of the fair value of the remaining deliverables in the arrangement. Each deliverable that meets the separation criteria is considered a “separate unit of accounting.” Management allocates the total arrangement consideration to each separate unit of accounting based on the relative fair value of each separate unit of accounting. The amount of arrangement consideration that is allocated to a unit of accounting that has already been delivered is limited to the amount that is not contingent upon the delivery of another separate unit of accounting. After the arrangement consideration has been allocated to each separate unit of accounting, management applies the appropriate revenue recognition method for each separate unit of accounting as described previously based on the nature of the arrangement. All deliverables that do not meet the separation criteria of EITF 00-21 are combined into one unit of accounting, and the appropriate revenue recognition method is applied.

Advertising

The Company follows the policy of charging the costs of advertising to expenses incurred. The Company incurred no advertising costs during the years ended August 31, 2005 and 2004.

Research and Development

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 2 (“SFAS 2”), “Accounting for Research and Development Costs. Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred no research and product development costs for the years ended August 31, 2005 and 2004.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

Income Taxes

Income taxes are provided based on the liability method for financial reporting purposes in accordance with the provisions of Statements of Financial Standards No. 109, “Accounting for Income Taxes”. Under this method deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost and depreciated over their estimated useful lives of 24 to 60 months using the straight-line method (Note D).

Long-lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS 144). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undercounted cash flows. Should an impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Capitalized Computer Hardware and Software

The Company has adopted SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The Company capitalizes software purchased from third parties if the related software product under development has reached technological feasibility or if there are alternative future uses for the purchased software provided that capitalized amounts will be realized over a period not exceeding five years.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

In addition, the company capitalizes costs of materials, consultants, interest, and payroll and payroll-related costs for employees incurred in developing internal-use computer software once technological feasibility is attained. Costs incurred prior to the establishment of technological feasibility are charged to general and administrative expense.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and related party receivables. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts. There was no allowance for doubtful accounts at August 31, 2005 and 2004.

Stock Based Compensation

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123.” This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company’s stock at the date of the grant over the exercise price of the related option.

The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the year ended August 31, 2005 and 2004 and will adopt the interim disclosure provisions for its financial reports for the subsequent periods. Had compensation costs for the Company’s stock options been determined based on the fair value at the grant dates for the awards, the Company’s net loss and losses per share would have been as follows (transactions involving stock options issued to employees and Black-Scholes model assumptions are presented in Note L):

	2005	2004
Net loss - as reported	$(11,189,992)	$(7,683,167)
Add: Total stock based employee compensation expense as reported under intrinsic value method (APB. No. 25)	-	-
Deduct: Total stock based employee compensation expense as reported under fair value based method (SFAS No. 123)	(2,170,548)	(752,517)
Net loss - Pro forma	$(13,360,540)	$(8,435,684)
Net loss attributable to common stockholders - Pro forma	$(13,787,941)	$(9,371,751)
Basic (and assuming dilution) loss per share - as reported	$(0.90)	$(0.65)
Basic (and assuming dilution) loss per share - Pro forma	$(1.07)	$(0.70)

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

Liquidity

As shown in the accompanying financial statements, the Company incurred a net loss of $11,228,841 and $3,635,850 from continuing operations during the year ended August 31, 2005 and 2004, respectively. The Company’s current assets exceeded its current liabilities by $47,840 as of August 31, 2005.

Net Earnings (Loss) Per Share

The Company computes earnings per share under Financial Accounting Standard No. 128, “Earnings Per Share” (SFAS 128). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the year. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible preferred shares and the exercise of the Company’s stock options and warrants (calculated using the treasury stock method). During the years ended August 31, 2005 and 2004, common stock equivalents are not considered in the calculation of the weighted average number of common shares outstanding because they would be anti-dilutive, thereby decreasing the net loss per common share.

Reclassifications

Certain reclassifications have been made in prior years’ financial statements to conform to classifications used in the current year.

Comprehensive Income

Statement of Financial Accounting Standards No. 130 (“SFAS 130”), “Reporting Comprehensive Income,” establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any items of comprehensive income in any of the periods presented.

Segment Information

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”). SFAS establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The information disclosed herein, materially represents all of the financial information related to the Company’s principal operating segments.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly actual results could differ from those estimates.

New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, Inventory Costs— an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company.

In December 2004, the FASB issued SFAS No.152, “Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and 67” (“SFAS 152) The amendments made by Statement 152 This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. with earlier application encouraged. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective as of the first interim period that begins after June 15, 2005. Accordingly, the Company will implement the revised standard in the first quarter of fiscal year 2006. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact the Company’s results of operations in the first quarter of fiscal year 2006 and thereafter.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (“ SFAS 153”). This statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Under SFAS 153, if a nonmonetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for nonmonetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

In March 2005, the FASB issued FASB Interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143,” which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. The Company is required to adopt the provisions of FIN 47 no later than the second quarter of its fiscal 2006. The Company does not expect the adoption of this Interpretation to have a material impact on its consolidated financial position, results of operations or cash flows.

In May 2005 the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in non-discretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. The Company does not expect the adoption of this SFAS to have a material impact on its consolidated financial position, results of operations or cash flows.

NOTE B - DIVESTITURES AND DISCONTINUED OPERATIONS

U.S. Convergion, Inc.

In May 2004, the Company sold Convergion to Sylvia Holding Co., Inc. (“Sylvia”) through a Stock Purchase Agreement (“Purchase Agreement”). Pursuant to the Purchase Agreement, Sylvia acquired certain assets and assumed certain liabilities of Convergion and agreed to issue to the Company a total of 500,000 shares of its common stock valued at $0.001 per share. As a result of the sale of the Convergion business segment, the Company accounted for the segment as a discontinued operation, and accordingly, the amounts in the financial statements and related notes for the year ended August 31, 2004 have been restated to reflect discontinued operations accounting.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE B - DIVESTITURES AND DISCONTINUED OPERATIONS (Continued)

The following summarizes the disposition of the Convergion business segment:

Sylvia common stock	$500
Debts assumed by Sylvia	2,967,081
Net assets disposed of	(68,211)
Disposition costs	(115,000)
Net gain on disposal of Convergion	$2,784,370

The Company has adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS No. 142) effective August 1, 2002. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition. This statement requires goodwill amortization to cease and for goodwill to be periodically reviewed for impairment.

In February 2004, the Company completed a test for goodwill in connection with acquisition of Convergion, and the result indicated that the recorded book value of this reporting unit exceeded its fair value, as determined by discounted cash flows. The decrease in fair value is a result of:

o	Significant operating losses since the date of acquisition
o	Unanticipated decline in revenues and profitability
o	Loss of key personnel

As a result of these events and circumstances, Company management believes that more likely than not the fair value of the reporting unit’s goodwill has been reduced below its carrying value. As a result, management performed an evaluation of the reporting unit’s tangible and intangible assets for purposes of determining the implied fair value of goodwill. Upon completion of the assessment, the Company recorded a non-cash impairment charge of $4,062,003, net of tax, or $0.31 per share in February 2004 to reduce the carrying value of goodwill in this reporting unit to its estimated value of
$0. This charge, as well as all other financial results relating to Convergion, has been reflected in the loss from discontinued operations for fiscal 2004.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE B - DIVESTITURES AND DISCONTINUED OPERATIONS (Continued)

U.S. Convergion, Inc.

The financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations. Prior years have been restated. Operating results for the Convergion discontinued operations for the year ended August 31, 2004 were:

2004
Revenues	$2,249,354
Costs and Expenses	(3,390,884)
Impairment of goodwill	(4,062,003)
Net loss before tax	(5,203,533)
Income tax provision (benefit)	-
Net loss	(5,203,533)

Net gain on sale of Convergion, before tax	2,784,370
Income tax provision (benefit)	-
Gain on sale, net of tax	2,784,370
Loss on discontinued operations , net of tax	$(2,419,163)

In connection with the Stock Purchase Agreement, the Company issued to Sylvia a promissory note (“Note”) in the amount of $500,000 to serve as security for the obligations of the Company under the Stock Purchase Agreement. The Note shall only become due and payable upon the demand of Sylvia upon an event of default of the Stock Purchase Agreement. Additionally, the Company entered into a Security Agreement with Sylvia. Pursuant to the Security Agreement, the Company granted Sylvia a security interest in any and all existing or after acquired assets of the Company, up to $3,000,000, securing the Company’s obligations to Sylvia under the Note (collectively the “Escrow Document”). The Note and the Security Agreement matured and expired in fiscal 2005. Additionally, the Company management believes that more likely than not the fair value of the Sylvia common stock has been reduced below its carrying value at August 31, 2004. As a result, the Company recorded a non-cash impairment charge of $500 to reduce the carrying value of Sylvia common stock to its estimated value of $0.

Ecommerce support centers, inc.

On May 23, 2005, the Company sold substantially all the assets that comprise its call center operations. The assets sold were included in the Company’s ecom subsidiary and the sale provided for a sale price of $1,100,000 and the assumption of certain liabilities, which approximated $85,000. The purchase price was payable $129,000 at closing and a $971,000 5% note due $25,000 per month including interest until the balance is paid. The financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations. Prior years have been restated.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE B - DIVESTITURES AND DISCONTINUED OPERATIONS (Continued)

The following summarizes the gain on the disposition of the assets of the call center business segment on May 23, 20005:

CustomerLinx promissory note	$971,000
Cash received	129,000
Debts assumed by CustomerLinx	85,234
Net assets disposed of	(563,319)
Disposition costs	(70,000)
Net gain on disposal of segment	$551,915

On August 31, 2005, the Company entered into an agreement to sell all of the outstanding capital stock of ecommerce support centers, inc. (“ecom”) to Lion Development Group II, Inc. The purchase price for the assets was the sum of $1,000, and the assumption of all liabilities of ecom. Additionally, the Company and the Purchaser agreed that on or before one year from the date of the closing, they would in good faith complete a reconciliation of claims against ecom and the payment of such claims in order to compute the deferred portion of the purchase price. Such deferred purchase amount is 70% of the amount by which the cash received from a note owned by ecom and the remaining balance of such note exceeds liabilities paid or agreed to be paid from the proceeds of the note. Such amount is due to the Company either in the form of cash or assignment of a portion of such note. At closing, the note had a principal balance of $929,004 and is payable over a remaining term of 40 months together with simple interest at an annual rate of five percent (5%), and is secured by certain assets of the obligor.

The following summarizes the gain on the disposition of the call center business segment on August 31, 2005:

Cash	$1,000
Debts assumed by Lion Development Group II, Inc.	1,661,528
Net assets disposed of	(948,658)
Disposition costs	(30,000)
Net gain on disposal of segment	$683,870

The financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations. Prior years have been restated. Operating results for the ecommerce support centers, inc. discontinued operations for the year ended August 31, 2005 and 2004 were:

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE B - DIVESTITURES AND DISCONTINUED OPERATIONS (Continued)

	2005	2004
Revenues	$3,977,112	$7,707,742
Costs and Expenses	5,174,048	(9,335,896)
Net loss before tax	(1,196,936)	(1,628,154)
Income tax provision (benefit)	-	-
Net loss	(1,196,936)	(1,628,154)

Net gain on sale of ecom, before tax	1,235,785
Income tax provision (benefit)	-
Gain on sale, net of tax	1,235,785
Gain on discontinued operations, net of tax	$38,849

The year ended August 31, 2005 included costs related to U.S. Convergion, Inc. of $186,700 which have been included in loss from discontinued operations.

Net assets and liabilities from discontinued operations at August 31, 2004 consists of:

Assets	August 31, 2004
Property and Equipment	$4,029,160
Patents and Trademarks	25,101
Accumulated depreciation and amortization	(3,183,434)
$870,827
Liabilities
Accounts payable and accrued liabilities	$885,234
Capital lease obligations	713,200
$1,598,434

NOTE C - RESTRICTED CASH

In June 2004, the Onslow County Tax Office, North Carolina requested to garnish the Company’s bank balance in the amount of $109,617 for outstanding property taxes owed by the Company’s wholly-owned subsidiary, ecom. The Company has included the amount of taxes due in its accrued liabilities at August 31, 2004 and accounted restricted cash in the amount of $109,617. The taxes were paid fiscal 2005 and restrictions on cash were removed.

NOTE D - PROPERTY AND EQUIPMENT

Major classes of property and equipment at August 31, 2005 and 2004 consist of the following:

	2005	2004
Furniture and Fixtures	$69,526	$42,273
Computer Equipment and Software	185,985	101,211
	255,511	143,484
Less: Accumulated Depreciation	(120,349)	(97,761)
Net Property and Equipment	$135,162	$45,723

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE D - PROPERTY AND EQUIPMENT (Continued)

Total depreciation expense charged to operations for the year ended August 31, 2005 and 2004 are $22,588 and $9,906, respectively.

NOTE E - PATENTS AND TRADEMARKS

The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets, whereby the Company periodically tests its intangible assets for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets will be tested for impairment, and write-downs to be included in results from operations may be necessary.

The costs and accumulated amortization of patents and trademarks at August 31, 2005 and 2004 are summarized as follows:

	2005	2004
Patents and trademarks	$97,218	$97,218
Less: accumulated amortization	(64,880)	(32,440)
Intangible assets, net	$32,338	$64,778

Total amortization expense charged to operations for the year ended August 31, 2005 and 2004 was $32,440 in each year.

Estimated amortization expense as of August 31, 2005 is as follows:

Fiscal Year 2006	$32,338
Total	$32,338

NOTE F - NOTES RECEIVABLE - RELATED PARTIES

At August 31, 2005, the Company has a note receivable from one its largest shareholders with a balance of $378,003. This note, which had an original balance of $400,000, matures on May 31, 2006 and is secured by approximately 1,100,000 shares of the Company’s common stock. The note does not provide for interest except that the Company received 159,630 shares of its common stock as an inducement to make this loan. These shares were valued at $239,445 and this amount is being amortized over the one year life of the note. At August 31, 2005, unearned income includes $181,101 of unamortized value of these shares, other income includes $58,344 related to this share value. This note originated in conjunction with the return of shares by this shareholder discussed in Notes K and M.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE G - NOTES PAYABLE

Notes Payable at August 31, 2005 and 2004 are as follows:

	2005	2004
Note payable to a related party in monthly installments of $20,429 plus interest at LIBOR monthly floating rate plus 2.75%; unsecured maturity date is May 2008	$1,039,069
Note payable in monthly installments of $33,333 including interest at 6% per annum; maturity date is in March 2005; collateralized by 500,000 shares held by a major stockholder and personal guarantees by two stockholders. The Company was in default under the terms of the note agreement at August 31, 2004. The note was settled and paid in full during the year ended August 31, 2005. The Company accounted for $235,661 as other income in connection with the settlement of the note.		501,134
Note payable in monthly installments of $1,919 including interest at 7.34% per annum; unsecured; maturity date is in May 2005.		18,975
Note payable in monthly installments of $2,813 including interest at 6% per annum; unsecured; maturity date is in February 2005.		19,180
Note payable to Bank in monthly installments of interest only at LIBOR daily floating rate plus 3.5%; original maturity date was in July 2004, the Company has requested and the bank has agreed to extend the maturity date every 30 days; current maturity date is in January 2005; personally guaranteed by Company shareholders. This note was assumed by one of the Company’s shareholders during the year ended August 31, 2005. (Note M)		1,250,000
Note payable on demand to a related party, interest payable at 6% per annum on repayment date; unsecured. (Note K and M)		237,569
Note payable on demand to a related party, interest payable at 6% per annum on repayment date; unsecured. (Note K and M)		852,905
Note payable on demand to a related party, non-interest bearing; unsecured; maturity date is in May 2004; the Company shall repay the note with Company common stock. The Company is currently in default under the terms of the note agreement. (Note M)	120,000	120,000
Note payable; liabilities assumed pursuant to Assets Purchase Agreement with Pliant, interest payable at 12% per annum, interest due and principal due in March 2004; unsecured. The Company was in default under the terms of the note agreements at August 31, 2004. The note and all unpaid accrued interest was paid in full during the year ended August 31, 2005.		41,133
	1,159,069	3,040,896
Less: current portion	(365,148)	(3,040,896)
	$793,921	$-

Aggregate maturities of long-term debt as of August 31, 2005 are as follows:

2006	$365,148
2007	245,148
2008	548,773
2009	-
2010	-
Total	$1,159,069

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE H - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at August 31, 2005 and 2004 are as follows:

	2005	2004
Accounts payable	$1,533,596	$2,323,439
Accrued interest	-0-	2,462
Accrued payroll, payroll expenses and taxes	450,214	816,561
Other accrued expenses in connection with litigation (Note Q)	140,000	300,000
Total	$2,123,810	$3,442,462

NOTE I - SENIOR CONVERTIBLE NOTES PAYABLE

The Company began offering a 6.4% convertible note (“Convertible Note”) in April 2005 with an aggregate face value of $6,250,000 and a maturity of May 2007. Subsequent to April 2005, the Company authorized offering up to $7,187,500 aggregate face value of the notes. The Convertible Note was offered with a 20% discount, resulting in net proceeds before commissions of $5,000,000 to the Company of the initial offering amount and up to $5,750,000 if fully subscribed. The Convertible Note was initially offered only to holders of the Company’s Series A Preferred Stock. Included with the Convertible Notes were warrants to purchase one share of the Company’s common stock for each $2 of face value of Convertible Notes sold at an exercise price of $1.00 per share and a term which expires in June 2010. The Convertible Notes provide for conversion of the face amount of the notes into the Company’s common stock at $1.3325 per share and they provide for interest to be paid quarterly. The repayment of the Convertible Notes is secured by a first priority security interest in the Company’s intellectual property granted pursuant to a security agreement to be entered into by the Company. Upon the payment or conversion of $5,000,000 of the total Principal Amount of the Notes, the XML patents owned by Scientigo will be released from such security interest.

As of August 31, 2005, the Company sold Convertible Notes with a face value of $6,446,450 and received net proceeds of $5,157,160. In connection with issuance of the Convertible Notes, the Company issued warrants to its placement agent in exchange for services and commissions. The exercise prices of these warrants were below the fair market value of the Company’s common stock. The Company has charged an aggregate of $640,364 to operations during 2005 in connection with the warrants issued to its placement agent (Note L). Additionally, the Company accounted for and charged to operations $1,289,290 of interest expense during the year ended August 31, 2005 in connection with the original 20% discount on the Convertible Notes sold through August 31, 2005 (see Note Q and R).

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE I - SENIOR CONVERTIBLE NOTES PAYABLE (Continued)

A summary of convertible notes payable at August 31, 2005 and August 31, 2004 is as follows:

	August 31, 2005	August 31, 2004
Convertible notes payable; 6.4% per annum; payable quarterly due May 2007; noteholders have the option to convert unpaid note principal into the Company’s common stock at $1.3325 per share. The noteholders are secured by a first priority security interest in the Company’s intellectual property	$6,446,450	-
Debt Discount - beneficial conversion feature, net of accumulated amortization of $471,439 and $0 at August 31, 2005 and 2004, respectively.	(2,948,358)	-
Debt Discount - value attributable to warrants attached to notes, net of accumulated amortization of $338,766 and $0 at August 31, 2005 and 2004, respectively.	(2,143,322)	-
Total	$1,354,770	-
Less: current portion	-	-
	$1,354,770	-

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an imbedded beneficial conversion feature present in the Convertible Note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $3,419,797 of the proceeds, which is equal to the intrinsic value of the imbedded beneficial conversion feature, to additional paid-in capital and a discount against the Convertible Note. The debt discount attributed to the beneficial conversion feature is amortized over the Convertible Note’s maturity period (22 to 25 months) as interest expense.

In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF - 0027”), the Company recognized the value attributable to the warrants in the amount of $2,482,088 to additional paid-in capital and a discount against the Convertible Note. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 2.03%, a dividend yield of 0%, and volatility of 102%. The debt discount attributed to the value of the warrants issued is amortized over the Convertible Note’s maturity period (22 to 25 months) as interest expense.

The Company amortized the Convertible Note debt discount attributed to the beneficial conversion feature and the value of the attached warrants and recorded non-cash interest expense of $810,205 and $0 for the year ended August 31, 2005 and 2004, respectively.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE I - SENIOR CONVERTIBLE NOTES PAYABLE (Continued)

Aggregate maturities of senior convertible notes as of August 31, 2005 are as follows:

2006	$-
2007	6,446,450
Total	$6,446,450

NOTE J - DUE TO FACTOR

At August 31, 2005, the Company’s arrangement with its factor had been terminated in conjunction with the sale of the stock of the ecommerce support centers, inc. subsidiary (Note B). At August 31, 2004, the factoring arrangement provided for a $2,000,000 factoring facility whereby the factor purchases eligible receivables and advances 80% of the purchased amount to the Company. Purchased receivables are bought at 96.25% of their face amount. The Company receives a rebate of 2.40% for invoices paid by customers between one to thirty days, and 2.36% for invoices paid by customers after thirty days reduced by .04% per additional day such invoice remains outstanding. The arrangement is accounted for as a sale of receivables on which the factor has recourse to the 20% residual of aggregate receivables purchased and outstanding. Net charge to the Company is 1.35% of the invoices paid by customers between one to thirty days, and 1.39% after thirty days, increased by .04% per additional day such invoice remains outstanding. In connection with this agreement, the Company is required to maintain certain financial covenants. As of August 31, 2004, the Company is in default under the factor agreement.

At August 31, 2005 and 2004, balance due from factor (included in accounts receivable) was as follows:

	2005	2004
Accounts Receivable - Factored	$-	$604,488
Less: Advance from Factor	-	(483,590)
Net Due from Factor	$-	$120,898

NOTE K - CAPITAL STOCK

The Company is authorized to issue 75,000,000 shares of common stock with $.001 par value per share and 10,000,000 shares of preferred stock with $.001 par value per share. As of August 31, 2005 and 2004, the Company had 13,320,992 and 13,391,693 shares of common stock issued and outstanding, respectively.

In December 2003, the Company’s Board of Directors designated 2,251,407 shares of Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”) and 350,000 shares of Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Stock “). Both Series A Preferred Stock and Series B Preferred Stock have a liquidation preference which is senior to the Company’s Common Stock.

In December 2003, the Company approved a private placement offering of up to $3,000,000 of its authorized Series A Preferred Stock at $1.3325 per share. The Series A Preferred Stock is convertible into one share of the Company’s common stock after a one-year period from the date of issuance.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE K - CAPITAL STOCK (Continued)

The Series A Preferred Stock provides for a 4% annual cumulative dividend, that is payable when declared by the Company’s Board of Directors and is payable in shares of the Series A Preferred Stock. During fiscal 2005, the Company approved a private placement offering of up to an additional $4,750,000 of its authorized Series A Preferred Stock at $1.3325 per share. The Company had issued during fiscal 2004 and 2005 an aggregate of 2,251,407 and 2,516,270 shares of Series A Preferred Stock, in change for net proceeds of $2,772,260 and $2,969,350, respectively. The Company also issued an aggregate of 788,906 shares of Series A Preferred Stock to two significant shareholders in exchange for notes payable in the amount of $1,051,217 (Note M). In August 2005, pursuant to an exchange offer, the Company converted all of the Series A Preferred Stock and accrued unpaid dividends into Common Stock. This conversion resulted in the issuance of 5,923,335 shares of the Company’s common stock in exchange for 5,556,583 shares of Series A Preferred Stock previously issued and 366,752 shares of common stock issued as payment for dividends related to the Series A Preferred stock in the amount of $488,468. The issuance of common stock settled in full the cumulative preferred stock dividends of $427,401 and $61,067 accrued during the year ended August 31, 2005 and 2004, respectively.

During the year ended August 31, 2004 the Company issued an aggregate of 350,000 shares of Series B Preferred Stock and received a total proceeds of $1,282,912, net of costs and fees of $367,339. The Series B Preferred Stock is convertible into common stock at the lesser of $1.75 per share or 80% of the lowest bid price for the common stock in the 10 business days preceding the conversion but it cannot be less than 50% of the $1.75 or $.875. This results in the conversion of a maximum of 4,000,000 shares and a minimum of 2,000,000 shares of the Company’s common stock. The Series B Preferred Stock holders also have an option to acquire additional common shares in an amount to permit the conversion rights plus this option to result in a total of 4,000,000 shares of the Company’s common stock.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an imbedded beneficial conversion feature present in the Series B Convertible Preferred Stock. The Company recognized and measured an aggregate of $875,000, which equals to the intrinsic value of the imbedded beneficial conversion feature, to additional paid-in capital and a return to the Series B Preferred Stock holders. Since the preferred shares were convertible at the date of issuance, the return to the preferred shareholders attributed to the beneficial conversion feature has been recognized in full at the date the Series B Preferred Stock was issued.

The 2,000,000 shares of common stock held by the Escrow Agent pending any conversion of the Series B Convertible remain with the escrow agent. The shares were coded so as not be considered issued until the Series B Preferred Stock shareholders exercise the conversion right. As of August 31, 2005, none of the Series B Preferred Stock shareholders exercised the conversion right.

In November 2004, the Company’s two significant shareholders agreed to return 5,880,740 common shares to the Company’s treasury. In addition, these individuals cancelled a warrant that they owned which provided them with the right to purchase approximately 2,300,000 shares of common stock in the Company, they resigned from the Company’s Board of Directors and they converted a net of $1,051,217 in demand notes due them, net of accounts receivable due the Company into the Series A Preferred Stock. This transaction was completed in May 2005 when one of these shareholders returned an additional 159,630, valued at $239,445 (Note F), shares as inducement for the Company to make a $400,000 loan to him which would facilitate the return of his portion of the 5,880,740 shares. As of August 31, 2005, the 5,880,740 shares of common stock were returned and canceled by the Company.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE K - CAPITAL STOCK (Continued)

In March and May 2004, the Company issued an aggregate of 67,500 shares of its common stock to a consultant in exchange for stock options exercised at $0.01 per share. The Company received $68 of proceeds. The Company valued the stock options at the fair value of its common shares at the date the options were granted. Compensation costs of $91,800 were charged to operations during the year ended August 31, 2004 (Note L).

In August 2004, the Company authorized to issue an aggregate of 55,224 shares of its common stock to four Board of Director members in exchange for compensation expenses totaling $98,884. The shares were valued at $1.79 per share, which approximated the fair value of the shares issued during the period the services were rendered. Additionally, in connection with the Settlement Agreement and Mutual Release the Company entered into in August 2004 with the Company’s former CEO and Board of Directors member (“Former CEO”), the Company accounted the 800,000 shares of the Company’s common stock to be returned from Former CEO as common stock receivable and $356,334 of net cost in connection with the Settlement as a reduction in additional paid-in capital at August 31, 2005 (Note M). The Company received and canceled the 800,000 returned shares during fiscal year 2005.

During the year ended August 31, 2005, the Company issued an aggregate of 149,064 shares of common stock to employees, directors and consultants in exchange for services rendered. These shares were valued at approximately $1.20 to $1.85 per share, which approximated the fair value of the shares issued during the period the services were rendered. Compensation costs of $201,216 were charged to discontinued operations during the year ended August 31, 2005.

The Company also issued an aggregate of 235,970 shares of its common stock to consultants during the year ended August 31, 2005 upon the exercise of stock options at $0.01 per share. The Company received $2,059 of proceeds, net of costs and fees. The Company valued the stock options at the fair value of its common shares at the date the options were granted and compensation costs of $189,060 were charged to operations in prior period at the time the options were granted.

Common stock totaling 461,300 shares were issued in August 2005 in conjunction with the exercise of warrants ranging in price from $.85 to $1.00. The Company received proceeds of $413,204 related to these warrants. As of August 31, 2005, the Company had received $102,064 of warrant proceeds for which common shares had not yet been issued, this amount is included in stock subscription payable at year end and the shares purchased with these warrant exercises were issued subsequent to year end.

NOTE L - STOCK OPTIONS AND WARRANTS

Options

The following table summarizes the changes in options outstanding and the related prices for the shares of the Company’s common stock issued to employees, consultants and shareholders at August 31, 2005, after giving effect to 1:10 reverse split in common stock in February 2003:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ .01- $3.16	5,801,424	4.60	$2.03	1,897,259	$1.66

Transactions involving the Company’s options issuance are summarized as follows:

	Number of shares	Weighted Average Exercise Price
Outstanding at August 31, 2003	302,210	$5.22
Granted	844,092	1.30
Exercised	(67,500)	.01
Cancelled	(12,875)	17.06
Outstanding at August 31, 2004	1,065,927	2.06
Granted	5,400,802	2.03
Exercised (Note K)	(235,970)	.01
Cancelled	(429,335)	2.88
Outstanding at August 31, 2005	5,801,424	$2.03

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE L - STOCK OPTIONS AND WARRANTS (Continued)

Warrants

The following table summarizes the changes in warrants outstanding and the related prices for the shares of the Company’s common stock issued to employees, consultants and shareholders at August 31, 2005 after giving effect to 1:10 reverse split in common stock in February 2003.

	Warrants Outstanding			Warrants Exercisable
Exercise Prices:	Number Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ .85 - $7.81	12,082,809	2.94	$1.15	12,082,809	$1.15
$11.06 - $11.88	73,486	0.08	$11.45	73,486	$11.45
$12.81 - $15.00	16,350	0.36	$14.83	16,350	$14.83
	12,172,645	3.09	$1.29	12,172,645	$1.29

Transactions involving the Company’s warrants issuance are summarized as follows:

	Number of shares	Weighted Average Exercise Price
Outstanding at August 31, 2003	4,135,176	$3.43
Granted	692,452	2.12
Exercised	-	-
Cancelled	(80,631)	16.89
Outstanding at August 31, 2004	4,746,997	$3.12
Granted	10,568,118	1.23
Exercised	(461,300)	0.89
Cancelled	(2,681,170)	0.45
Outstanding at August 31, 2005	12,172,645	$1.29

The weighted-average fair value of stock options and warrants granted to employees, consultants and shareholders during the years ended August 31, 2005 and 2004 and the weighted-average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model are as follows:

	2005	2004
Significant assumptions (weighted-average):
Risk-free interest rate at grant date	1.78 - 4.76%	1.06%
Expected stock price volatility	155 - 227%	90%
Expected dividend payout	-	-
Expected option life-years (a)	1.8 - 11.0	3.0 to 4.0

(a)	The expected option/warrant life is based on contractual expiration dates.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE L - STOCK OPTIONS AND WARRANTS (Continued)

Warrants (Continued)

During the year ended August 31, 2004, the Company charged to operations compensation expenses in connection with granting stock options and warrants to consultants a total of $323,739. Additionally, included in the total numbers of stock options outstanding at August 31, 2004 were 193,377 stock options the Company granted to consultants in exchange for accrued service fees and services rendered, exercisable at $0.01 per share. The Company valued those options at the fair market value of its common stock at the date the options were granted. The options granted settled $64,349 of accrued service fees, and additional compensation expenses of $261,851 were charged to operations during the year ended August 31, 2004. As of August 31, 2004, the Company received $68 of proceeds or 67,500 stock options exercised at $0.01 per share, the Company valued those options at the fair market value of its common stock at the date the options were granted and $91,800 of compensation expense was charged to operations during the year ended August 31, 2004 (Note K). The Company also granted warrants to the consultant in exchange for one year of financing services. Financing costs of $383,579 was capitalized and amortized over twelve-month period. During the year ended August 31, 2005 and 2004, the Company charged to operations $63,931 and $319,648 of amortized financing costs.

During the year ended August 31, 2005, the Company issued an aggregate of 235,970 shares of common stock to employees and consultants in exchange for stock options exercised at $0.01 per share. The Company received $2,059 of proceeds, net of costs and fees. The Company valued those options at the fair market value of its common stock at the date the options were granted. Compensation costs of $189,060 were charged to operations during the year ended August 31, 2005 in connection with this transaction. The Company also issued options and warrants to suppliers, consultants and the placement agent which resulted in an aggregate charge of $483,913 to continuing and discontinued operations during fiscal 2005.

During the year ended August 31, 2005, the Company granted an aggregate of 3,223,225 warrants in connection with issuance of Convertible Notes, the Company recognized the value attributable to the warrants in the amount of $2,482,088 to additional paid-in capital and a discount against the Convertible Note (Note 1). The Company also issued an aggregate of 5,923,335 warrants, exercisable at $.85 per share, in connection with its Series A exchange offer (Note K). The market value per share of the Company’s common stock exceeded the exercise price of these warrants at the time of the warrants were granted. The Company has accounted for and charged to operations an aggregate of $4,145,521 in connection with these in-the-money warrants during the year ended August 31, 2005.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE L - STOCK OPTIONS AND WARRANTS (Continued)

If the Company recognized compensation cost for the non-qualified employee stock option plan in accordance with SFAS No. 123, the Company’s pro forma net loss attributable to common stockholders and net loss per share would have been $(13,787,941) and $(1.07), respectively for the year ended August 31, 2005 and $(9,371,751) and $(0.70), respectively for the year ended August 31, 2004.

NOTE M - RELATED PARTY TRANSACTIONS

Accounts receivable and other receivable-related parties at August 31, 2005 of $81,090 are payments made on behalf of The Tag Group, Inc. in anticipation of the purchase of substantially all of their assets. These payments to various vendors will be deducted from the purchase price paid to The Tag Group, Inc. at closing of the purchase transaction. At August 31, 2004, the balance of $277,119 is comprised of amounts due to the Company from J&C Nationwide, Inc. and Cheapseats, Inc., entities controlled by the Company’s significant shareholder.

During the years ended August 31, 2005 and 2004, the Company provided services through its ecom subsidiary to three companies owned by former directors and/or officers of the Company. All of the revenue from these services are now included in the loss from discontinued operations. The amount of revenue included in this loss from discontinued operations is $-0- and $1,162,691 from Gibraltar Publishing, Inc., for the years ended August 31, 2005 and 2004, respectively. J&C Nationwide, Inc. and Cheapseats, Inc. revenues of $151,616 and $613,774 were also included in this loss from discontinued operations for the years ended August 31, 2005 and 2004, respectively.

The Company’s two largest shareholders agreed to return 5,880,740 common shares to the Company’s treasury in November 2004. In addition, these individuals cancelled a warrant that they owned which provided them with the right to purchase approximately 2,300,000 shares of common stock in the Company, they resigned from the Company’s Board of Directors and they converted a net of $1,051,218 in demand notes due them net of accounts receivable ($428,735) due the Company into the Series A Preferred Stock (Note K). This November 2004 transaction also resulted in one of these shareholders assuming $1,250,000 the Company’s bank debt that was secured by substantially all the assets of the Company (Note G). In exchange for this note assumption, the Company issued a $1,250,000 unsecured note to the shareholder which has a balance of $1,039,069 (Note G). This note assumption transaction also provided for the Company to make a $400,000 loan to the shareholder which has a one year term and is secured by approximately 1,100,000 shares of the Company’s common stock (Note F).

Jones Byrd & Attkisson, Inc. (“JBA”) has acted as placement agent for the Company’s Series A Preferred Stock and the 6.4% Senior Convertible Notes Payable (See Note Q and R). One of JBA’s principals is a director of the Company. In connection with such offerings, the Placement Agent has received $803,207 in cash commissions and warrants to purchase 1,817,887 shares of our Common Stock at cashless exercise prices ranging from $1.00 to $1.3325. JBA’s CFO is an investor in the Company’s 6.4% Senior Convertible Notes and joined the Company as its Chief Operating Officer in September 2005.

In August 2004, the Company entered into a Settlement Agreement and Mutual Release (“Settlement”) with the Company’s former CEO and Board of Directors member (“Former CEO”). Pursuant to the Settlement, Former CEO agreed to sell to the Company 800,000 shares of the Company’s common stock owned by him for an aggregate of $1.00 plus other good and valuable consideration. Former CEO and the Company agreed to certain releases of each other and certain

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE M - RELATED PARTY TRANSACTIONS (Continued)

affiliates, including Gibraltar.

In connection with the Settlement, the Company was legally released from its obligation of $176,146 of unpaid accrued salaries to Former CEO, and $203,770 of accrued expenses due to Gibraltar and other entities controlled by Former CEO. The Company legally released Gibraltar from obligations of $656,297 (net of allowance for doubtful account of $60,000) of trade payable due to the Company, and $80,753 of other expenses Gibraltar and other entities controlled by Former CEO indebted to the Company. The Company received and canceled the 800,000 shares of the Company’s common stock from Former CEO during the year ended August 31, 2005.

During the years ended August 31, 2005 and 2004, one of the Company’s principal shareholders advanced funds in the form of unsecured notes, interest payable at 6% per annum, to the Company for working capital purposes. As of August 31, 2005 and 2004, the amounts due to the shareholders are $-0- and $1,090,474 (Note G). These advances were repaid by conversion to Series A Preferred Stock as described in Note K above. Additionally, a Company principal shareholder advanced funds in the form of an unsecured, non-interest bearing note to the Company for working capital purposes. As of August 31, 2005 and 2004, the amount due to the shareholder is $120,000. The Company shall repay the note with common stock at the rate of 100,000 shares of common stock per $120,000 of advances. The Company is currently in default under the term of the note agreement (Note G)

NOTE N - BUSINESS CONCENTRATION

Revenue from continuing operations is not significant in fiscal 2004 or 2005. All of the revenue in 2004 came from one customer, while revenue in 2005 relates to four customers.

NOTE O - LOSSES PER COMMON SHARE

The following table presents the computation of basic and diluted losses per share:

	2005	2004
Net loss available for common shareholders	$(11,617,393)	$(8,619,234)
Basic and fully diluted loss per share	$(0.90)	$(0.65)
Continuing operations	$(0.90)	$(0.34)
Discontinued operations	$0.00	$(0.31)
Weighted average common shares outstanding	$12,884,516	13,293,655

For the years ended August 31, 2005 and 2004, 10,682,677 and 3,477,436 potential shares, respectively were excluded from shares used to calculate diluted earnings per share as their inclusion would reduce net losses per share.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE P - INCOME TAXES

The Company has adopted Financial Accounting Standard Number 109 (“SFAS 109”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

For income tax reporting purposes, the Company’s aggregate unused net operating losses approximate $11,900,000, which expire through 2026. The deferred tax asset related to the carryforward is approximately $4,046,000. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company, it is more likely than not that the benefits will be realized. Significant changes in ownership may limit the Company’s future use of its existing net operating losses.

Components of deferred tax assets as of August 31, 2005 are as follows:

Non-current:
Net operating loss carryforward	$4,046,000
Valuation allowance	(4,046,000)
Net deferred tax asset	$-

NOTE Q - COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company leases office space under an operating lease in Charlotte, North Carolina for its corporate use. Commitments for minimum rentals under non-cancelable leases at August 31, 2005 are monthly payments averaging of $6,966 through September 2010. All operating leases in existence in fiscal 2004 have expired or been assigned to others in conjunction with the dispositions discussed in Note B..

Commitments for minimum rentals under non-cancelable leases at August 31, 2005 are as follows:

Year	Amount
2006	$80,157
2007	80,784
2008	83,232
2009	85,680
2010 and after	95,492
Total	$425,325

The Company incurred and charged to operations $67,684 and $15,097 in rental expense for the years ended August 31, 2005 and 2004, respectively.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE Q - COMMITMENTS AND CONTINGENCIES (Continued)

Capital Lease Commitments

All capital leases were included in the disposed ecom subsidiary discussed in Note B. At August 31, 2004, computer equipment and software includes the following amounts for capitalized leases. The capital leases and lease obligations were reclassified to net assets and net liabilities of discontinued operations in connection with the disposition of ecom during the year ended August 31, 2005. At August 31, 2005, all capital leases and lease obligations were transferred to Customerlinx and Lion Development Group II, Inc. (Note B).

Computer equipment and software	$1,234,202
Less: accumulated depreciation and amortization	(985,932)
$248,270

Consulting Agreements

The Company has consulting agreements with outside contractors, certain of whom are also Company stockholders. The Agreements are generally month to month.

Litigation

In September 2004, an order requesting the U.S. Attorney for Eastern District of North Carolina to prosecute an alleged criminal contempt of court by the Company, that occurred in the case of Tweddle Litho Corp. vs. Gilbralter and Scientigo, Inc., or Tweddle Case, was entered by a judge in the U.S. District Court, Eastern District of North Carolina in the United States District Court for the Eastern District of North Carolina. The U.S. Attorney for the Eastern District of North Carolina issued a criminal information against the Company alleging contempt of court by virtue of the Company’s violation of a court order entered on May 13, 2004 in the Tweddle Case when the Company sold its wholly-owned subsidiary, Convergion on June 2, 2004 in violation of the provisions of the order of May 13, 2004 enjoining the Company from transferring any of the Company’s assets out of the ordinary course of business. In October 2004, the Company and the U.S. Attorney entered into a written plea agreement whereby the Company agreed to pay $50,000 for the alleged criminal contempt of court. The matter was ruled on and accepted in U.S. District Court for the Eastern District of North Carolina in May 2005. The Company was also placed on probation for one year.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE Q - COMMITMENTS AND CONTINGENCIES (Continued)

Litigation (Continued)

In April 2004, iGate, Inc. (“iGate”) filed a complaint against Gilbralter Publishing, Inc. (“Gilbralter”) and the Company in the U.S. District of the Eastern District of North Carolina, Southern Division, claiming that the Company was liable to iGate in the amount of approximately $725,000. iGate asserts that Gilbralter owed this sum to iGate and by virtue of an alleged fraudulent conveyance, iGate asserts that a fraudulent conveyance occurred when Gilbralter forgave $5,000,000 in liabilities of a wholly owned subsidiary of the Company which were guaranteed by the Company in exchange for the Company’s issuing to Gilbralter shares of its Common Stock and warrants to purchase the Company’s Common Stock. In May 2004, default was entered against the Company. In November 2004, the court vacated the default and granted the Company leave to answer to the complaint. The Company filed its answer and asserted affirmative defenses alleging absolute defenses to the claims of iGate. The Company believes it has meritorious defenses to iGate’s claim and intends to vigorously defend itself against the claim. Management believes the ultimate outcome of this matter will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

Edward Arthur Bohn vs. Terrence Jude Leifheit; E-Commerce Support Center, Inc.; Gibralter Publishing, Inc; Global Demand Publishing, Inc.; Sky Investments of Jacksonville, Inc.; Jan Kaster and Market Central, Inc.

Edward Bohn filed a Complaint in June to initiate the above-captioned action, and obtained a Temporary Restraining Order on the same day. Subsequently, Edward Bohn modified the Temporary Restraining Order to limit its effort against the Company, to enjoin the Company from issuing its stock to Terrence Jude Leifheit. Subsequently, an Amended Complaint was filed by Edward Bohn to dismiss all counts against the Company and ecom., except for injunctive relief relating to the issuance of the Company’s stock. The Company has no liabilities asserted against either by Plaintiff or any of the Defendants. The Company believes it has meritorious defenses to the complaint and intends to vigorously defend itself against the claim. Management believes the ultimate outcome of this matter will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

In May 2005, the Company was notified by a software license monitoring group that it was not in compliance with certain computer software licensing agreements. The Company believes that it has meritorious defenses to the allegations and intends to vigorously defend itself against the claims.

In August 2005, the Company agreed to settle a claim from a consultant who had provided services to the Company during fiscal 2004.  This claim was paid subsequent to year end with $60,000 in cash and the issuance of 60,000 shares of the Company’s common stock.  The financial statements for the year ended August 31, 2005 contain a charge to operations of $140,000 relating to this transaction.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE Q - COMMITMENTS AND CONTINGENCIES (Continued)

Litigation (Continued)

The Company is subject to other legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

Securities Law Issue

Subsequent to the date of financial statements the Company determined that the 6.4% Senior Convertible Notes and Warrants that the Company issued to investors (Note I) may not have been exempt from the registration requirements under the Securities Act of 1933 or from the registration or qualification requirements under the securities laws of certain states. Consequently, the issuance of the Notes and Warrants may not have complied with the Securities Act of 1933 and the state securities laws of the states of Alabama, Georgia, Maryland, Mississippi, New Jersey, North Carolina, Ohio, South Carolina, Utah and Virginia. The Company may be subject to claims by federal and state regulators for any such violations. In addition, if any purchaser of the Company’s Senior Convertible Notes were to prevail in a suit resulting from a violation of federal or applicable state securities laws, the Company could be liable to return the amount paid for such securities with interest thereon, less the amount of any income received thereon, upon tender of such securities, or for damages if the purchaser no longer owns the securities. As of the date of these financial statements, the Company is not aware of any alleged specific violation or the likelihood of any claim. There can be no assurance that litigation asserting such claims will not be initiated, or that the Company would prevail in any such litigation. The Company has elected to conduct a rescission offer to address these potential securities laws compliance issues by allowing the holders of the Notes and Warrants to rescind the purchase of such securities and sell those securities back to the Company if they so desire (see Note R).

The Company is unable to predict the extent of its ultimate liability with respect to any and all future securities matters. The costs and other effects of any future litigation, government investigations, legal and administrative cases and proceedings, settlements, judgments and investigations, claims and changes in this matter could have a material adverse effect on the Company’s financial condition and operating results.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE R - SUBSEQUENT EVENTS

Subsequent to the date of financial statements the Company determined that the 6.4% Senior Convertible Notes and Warrants (Note I) that the Company issued to investors may not have been exempt from the registration requirements under the Securities Act of 1933 or from the registration or qualification requirements under the securities laws of certain states. Consequently, the issuance of the Notes and Warrants may not have complied with the Securities Act of 1933 and the state securities laws of the states of Alabama, Georgia, Maryland, Mississippi, New Jersey, North Carolina, Ohio, South Carolina, Utah and Virginia (Note Q). The Company elected to conduct a rescission offer to address these securities laws compliance issues by allowing the holders of the Notes and Warrants to rescind the purchase of such securities and sell those securities back to the Company if they so desire. Generally, if the rescission offer is accepted, the Company will repurchase such Notes and Warrants at the price investors paid, plus interest at the current state statutory rate per year, if any, from the date of purchase through the date of payment pursuant to the rescission offer, less interest previously paid to Note holders. This rescission offer will be accompanied by an exchange offer to Note holders who do not accept the rescission offer pursuant to which such holders will be entitled to receive, at their election, new notes and new warrants with more favorable conversion and exercise terms, respectively. The rescission offer will be available for a thirty-day period which will begin upon the effectiveness of a registration statement which the Company has filed with the SEC with respect to the rescission offer and exchange offer. While the Company’s management does not believe a significant number of holders of the convertible debt will accept the rescission offer, there can be no assurances as to the ultimate outcome of the offer. Accordingly, should the rescission offer be accepted by a significant number of note holders, this may have a materially adverse affect on the Company’s consolidated financial condition.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

None.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification Of Directors And Officers

Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith an in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. A corporation shall have proper to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not corporation would have the power to indemnify such person against such liability under Section 145 of the Delaware General Corporation Law.

Our Certificate of Incorporation provides for the indemnification of directors, officers, employees and agents of the corporation. The Certificate of Incorporation generally provides that a director of Scientigo will not be personally liable to Scientigo or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Scientigo or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. In addition, Scientigo may indemnify any person who was or is a party or is to any threatened to be made a party to any threatened, pending or complete action, suit or proceeding whether civil, criminal, administrative or investigative, or by or in the right of Scientigo to procure judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of Scientigo, or is or was serving at the request of Scientigo as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Scientigo, in accordance with, and to the full extent permitted by statute.

Our bylaws provide that Scientigo shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom he is the legal representative is or was a director, officer, employee or agent of Scientigo or any predecessor of Scientigo or serves or served any other enterprise as a director, office, employee or agent at the request of Scientigo or any predecessor of Scientigo.

In addition, Scientigo maintains insurance against liability asserted against the directors and officers of the corporation and incurred by such persons in any such capacity or arising out of such person’s status as such director or officer.

ITEM 25. Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by Scientigo.

Securities and Exchange Commission Registration Fee	$3,400
Federal Taxes and Fees	$-
State Taxes and Fees	$-
Printing and Engraving Expenses	$5,000
Accounting Fees and Expenses	$20,000
Legal Fees and Expenses	$75,000
Miscellaneous	$10,000
TOTAL	$113,400

We have agreed to bear all reasonable expenses that relate to the registration of the shares of common stock being offered and sold by the selling stockholders, including, without limitation, all registration, listing and qualification fees, printers and accounting fees and the fees and disbursements of our counsel.

ITEM 26. Recent Sales of Unregistered Securities

In September 2005, Scientigo completed the sale of $6,663,950 Principal Amount of its 2005 6.4% Senior Convertible Notes and 3,331,975 Warrants to Purchase Common Stock at $1.00 per share. In connection with such issuances, commissions were paid to the Placement Agent in the amount of $270,358 and issuance of 540,716 warrants to purchase Common Stock at $1.00 per share on a net basis.

In April 2005, Scientigo completed the sale of 3,305,598 shares of its Series A Preferred Stock at $1.3325 per share. Commissions were paid to the Placement Agent of $335,349 and the issuance of 980,541 warrants to purchase Common Stock at an exercise prices of $1.00 per share on a net basis.

In June 2004, Scientigo completed the sale of 2,251,407 shares of its Series A Preferred Stock at $1.3325 per share. Commissions were paid to the Placement Agent of $210,000 and the issuance of 321,630 warrants to purchase Common Stock at an exercise price of $1.3325 per share on a net basis.

The shares of Series A Preferred Stock and the Notes and Warrants were issued pursuant to Section 4(2) of the Securities Act, as they were sold only to accredited investors and not more than 35 non-accredited investors.

In August 2005, Scientigo closed the exchange offer of one (1) share of its Common Stock and one (1) warrant to purchase one (1) share of Common Stock at $.85 per share in exchange for each share of outstanding Series A Preferred Stock. All outstanding shares of Scientigo’s Series A Preferred Stock were tendered for exchange and accepted by Scientigo. As a result, Scientigo issued 5,923,335 shares of its Common Stock and 5,923,335 warrants to purchase shares of its Common Stock to such former holders of its Series A Preferred Stock. No cash proceeds were received by Scientigo. The exchange offer was exempt from registration under Section 3(a)(9) of the Securities Act.

On March 25, 2004, Scientigo issued an aggregate of 350,000 shares of its Series B Preferred Stock and received proceeds of $1,282,912, net of placement fees and expenses of $367,339. The shares were issued pursuant to Section 4(2) of the Securities Act, as they were sold to one (1) accredited investor.

During the year ended August 31, 2003, we issued the following unregistered shares:

•
8,880,739 shares of common stock issued to two individuals and one entity in exchange for previously incurred debt and in conjunction with the February 2003 capital restructuring. Such restricted shares were issued pursuant to Section 4(2) of the Securities Act.

•
1,000,000 shares of common stock issued to one party in conjunction with the conversion of the Series D Preferred Stock. Such restricted shares were issued pursuant to Section 3(a)(9) of the Securities Act.

•	1,080,101 shares of common stock issued in conjunction with the conversion of the Series C preferred shares. Such restricted shares were issued pursuant to Section 3(a)(9) of the Securities Act.
•
9,238 shares of common stock issued in conjunction with the conversion of a previously designated class of Series A Preferred Stock. Such restricted shares were issued pursuant to Section 3(a)(9) of the Securities Act.

•	374,630 shares of common stock issued in conjunction with the acquisition of U.S. Convergion, Inc. Such restricted shares were issued pursuant to Section 4(2) of the Securities Act.
•
228,351 shares of common stock issued in conjunction with the acquisition of certain assets of Pliant Technologies, Inc. Such restricted shares were issued pursuant to Section 4(2) of the Securities Act

During the year ended August 31, 2004, we did not issue any unregistered shares other than as described above with respect to the Series A and Series B Preferred Stock.

During the year ended August 31, 2005, in addition to the Series A Preferred Stock and the 6.4% Senior Convertible Notes described above, we issued the following unregistered shares:

•
320,675 shares of common stock issued upon the exercise of warrants issued in conjunction with the Series A Preferred Stock exchange offer described above. Such restricted shares were issued pursuant to Section 4(2) of the Securities Act.

•
140,625 shares of common stock issued upon the exercise of warrants issued in conjunction with the issuance of our 6.4% Senior Convertible Notes described above. Such restricted shares were issued pursuant to Section 4(2) of the Securities Act.

Since August 31, 2005, we issued the following unregistered shares:

•
551,517 shares of common stock issued upon the exercise of warrants issued in conjunction with the Series A Preferred Stock exchange offer described above. Such restricted shares were issued pursuant to Section 4(2) of the Securities Act.

•
11,562 shares of common stock issued upon the exercise of warrants issued in conjunction with the issuance of our 6.4% Senior Convertible Notes described above. Such restricted shares were issued pursuant to Section 4(2) of the Securities Act.

•
112,570 shares of common stock issued to Guideline, Inc. in conjunction with our purchase of the Find.com URL and assets. Such restricted shares were issued pursuant to Section 4(2) of the Securities Act.

•	36,906 shares of common stock issued to a creditor of a company officer (constituting compensation to the officer). Such restricted shares were issued pursuant to Section 4(2) of the Securities Act.
•	60,000 shares issued in conjunction with a lawsuit settlement. Such shares were issued pursuant to Section 4(2) of the Securities Act.
•	187,617 shares issued upon the conversion of our 6.4% Convertible Notes into common stock. Such shares were issued pursuant to Section 3(a)(9) of the Securities Act.
•
225,000 shares of Common Stock and warrants to purchase 56,250 shares of Common Stock at an exercise price of $1.25 per share. Such shares and warrants were issued pursuant to Section 4(2) of the Securities Act.

•	125,000 shares of Common stock issued in conjunction with a lawsuit settlement. Such shares were issued pursuant to Section 4(2) of the Securities Act.
•
Warrants to purchase 400,000 shares of Common Stock at $1.00 per share issued to one of our law firms. The exercise price of such warrant may be paid in cash, shares of Common Stock in a cashless exercise, forgiveness of idebtedness including outstanding legal fees, or any combination there of. Such warrants were issued pursuant to Section 4(2) of the Securities Act.

ITEM 27. Exhibits

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description of Exhibit
3.1	Restated Certificate of Incorporation of Scientigo, Inc. filed in Delaware on November 2, 2005 (previously filed as Exhibit 3.1 to Form S-4 filed November 10, 2005)
3.2
Amendment to Certificate of Incorporation of Scientigo, Inc. filed in Delaware on February 3, 2006 (previously filed as Exhibit 3.2 to Pre-Effective Amendment No. 2 to Form S-4 filed February 10, 2006)

3.3	By-Laws of Scientigo, Inc. (previously filed as Exhibit 3.3 to Form S-4 filed November 10, 2005)
4.1	Specimen of Common Stock Certificate (previously filed as Exhibit 4.1 to Form 10-SB/A dated December 31, 1997)
4.2	Certificate of Designations for Series A Convertible Preferred Stock Certificate (previously filed as Exhibit 4.2 to Form 10-QSB dated April 15, 2004)
4.3	Certificate of Designations for Series B Convertible Preferred Stock Certificate (previously filed as Exhibit 4.1 to Form 10-QSB dated April 15, 2004)
4.4	Convertible Preferred Stock Purchase Agreement dated March 25, 2004 between Market Central, Inc. and Armadillo Investments, Plc (previously filed as Exhibit 4.4 to Form S-4 filed November 10, 2005)
4.5	Registration Rights Agreement dated March 25, 2004, between Market Central, Inc. and Armadillo Investments, Plc (previously filed as Exhibit 4.6 to Form S-4 filed November 10, 2005)
4.6	Form of 2005 6.4% Senior Convertible Note (previously filed as Exhibit 4.6 to Form S-4 filed November 10, 2005)
4.7	Form of A 10% Senior Convertible Note (previously filed as Exhibit 4.7 to Pre-Effective Amendment No. 2 to Form S-4 filed February 10, 2006)

4.8	Form of B 10% Senior Convertible Note (previously filed as Exhibit 4.8 to Pre-Effective Amendment No. 2 to Form S-4 filed February 10, 2006)
4.9
Security Agreement dated as of September 30, 2005, between Market Central, Inc. for the benefit of the secured parties signatory hereto pursuant to powers of attorney granted to CrossHill Georgetown Capital, LP (previously filed as Exhibit 4.9 to Form S-4 filed November 10, 2005)

4.10	Form of Preferred Stock Warrant to Purchase Common Stock (previously filed as Exhibit 4.10 to Form S-4 filed November 10, 2005)
4.11	Form of Warrant to Purchase Common Stock (previously filed as Exhibit 4.11 to Form S-4 filed November 10, 2005)
4.12	Form of A Warrant to Purchase Common Stock (previously filed as Exhibit 4.12 to Pre-Effective Amendment No. 1 to Form S-4 filed December 21, 2005)
4.13	Form of B Warrant to Purchase Common Stock (previously filed as Exhibit 4.13 to Pre-Effective Amendment No. 1 to Form S-4 filed December 21, 2005)
4.14
Amendment to Security Agreement dated November 7, 2005, between Market Central, Inc. and CrossHill Georgetown Capital, LP (previously filed as Exhibit 4.14 to Pre-Effective Amendment No. 1 to Form S-4 filed December 21, 2005)

4.15	Form of Warrant to Purchase Common Stock issued to Wilson Sonsini Goodrich & Rosati, P.C., on May 10, 2006
5.1	Opinion of Greenberg Traurig, LLP regarding legality
10.1	Market Central, Inc. 2003 Amended and Restated Stock Plan (previously filed as Appendix B to Definitive Proxy Statement dated December 19, 2003)
10.2	Settlement Agreement and Mutual Release dated August 20, 2004, between Market Central, Inc. and Terrence J. Leifheit (previously filed as Exhibit 10.18 to Form 8-K dated August 30, 2004)
10.3
Employment Agreement between Market Central, Inc. and Clifford Clark effective September 22, 2005 (previously filed as Exhibit 10.3 to Pre-Effective Amendment No. 1 to Form S-4 filed December 21, 2005)

10.4	Employment Agreement between Market Central, Inc. and Doyal Bryant effective September 22, 2005 (previously filed as Exhibit 10.4 to Pre-Effective Amendment No. 1 to Form S-4 filed December 21, 2005)
10.5	Employment Agreement between Market Central, Inc. and Paul Odom effective September 22, 2005 (previously filed as Exhibit 10.5 to Pre-Effective Amendment No. 1 to Form S-4 filed December 21, 2005)
10.6
Asset Purchase Agreement dated May 23, 2005, between E-Commerce Support Centers, Inc. and Customerlinx of North Carolina, Inc. regarding the sale of substantially all of the assets of E-Commerce (previously filed as Exhibit 10.1 to Form 8-K dated May 23, 2005)

10.7
Stock Purchase Agreement dated August 31, 2005, between Market Central, Inc. and Lion Development Group II, Inc. with respect to the sale of all of the capital stock of E-Commerce Support Centers, Inc. (previously filed as Exhibit 10.1 to Form 8-K dated August 31, 2005)

14.1	Market Central, Inc. Code of Business Conduct and Ethics (previously filed as Exhibit 14.1 to Form S-4 filed November 10, 2005)
14.2	Market Central, Inc. Code of Ethics for Senior Financial Officers (previously filed as Exhibit 14.2 to Form S-4 filed November 10, 2005)
21.1	Subsidiaries of Scientigo, Inc. (previously filed as Exhibit 14.2 to Form S-4 filed November 10, 2005)
23.1	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)
23.2	Consent of Russell Bedford Stefanou Mirchandani LLP

ITEM 28. Undertakings

The undersigned registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    Include any additional or change material information on the material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.    For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)    Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Act, may be permitted to directors, officers, or controlling persons of Scientigo pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statement relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 17, 2006.

SCIENTIGO, INC.

(Registrant)

By:   /s/ Doyal G. Bryant

Doyal G. Bryant

In accordance with the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to registration statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ Doyal G. Bryant
Doyal G. Bryant	Chief Executive Officer, President and a Director	May 17, 2006

/s/ Clifford A. Clark
Clifford A. Clark	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	May 17, 2006

/s/ *
Stuart J. Yarbrough	Chairman of the Board of Directors and a Director	May 17, 2006

/s/ *
Ronald L. Attkisson	Director	May 17, 2006

/s/ *
Hoyt G. Lowder	Director	May 17, 2006

*By: /s/ Clifford A. Clark
Clifford A. Clark Attorney in Fact